 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 17, 1997

                                                                FILE NO. 0-17156

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

                  EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [_]

                           CHECK THE APPROPRIATE BOX:

[X] PRELIMINARY PROXY STATEMENT          [_]CONFIDENTIAL FOR USE OF THE
                                            COMMISSION ONLY (AS PERMITTED BY
                                            RULE 14a-6(e)(2))

[_]DEFINITIVE PROXY STATEMENT
                                          [_]DEFINITIVE ADDITIONAL MATERIALS
[_]SOLICITING MATERIALS PURSUANT TO RULE 14a-11(c) OR RULE 14a-12

                                 MERISEL, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
     (NAME OF PERSON FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]No fee required.
[_]Fee computed on the table below per Exchange Act Rule 14a-6(i)(1) and 0-11.
  (1) Title of each class of securities to which transaction applies:
  (2) Aggregate number of securities to which transaction applies:
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
  (4) Proposed maximum aggregate value of transaction:
  (5) Total fee paid:
[_]Fee paid previously with preliminary materials:
[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
  (1) Amount Previously Paid:
  (2) Form, Schedule or Registration Statement No.:
  (3) Filing Party:
  (4) Date Filed:

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

                               Preliminary Copy

                               [LOGO OF MERISEL]

                                                          [        ], 1997

Dear Stockholder:

  You are cordially invited to attend a special meeting of stockholders of Merisel, Inc. (the "Company") to be held at the Company's headquarters located at 200 Continental Boulevard, El Segundo, California on December 16, 1997, at 8:30 a.m., Los Angeles time. At the meeting you will be asked to consider and vote on certain proposals related to the financial restructuring of the Company whereby Phoenix Acquisition Company II, L.L.C. ("Phoenix"), a Delaware limited liability company whose sole member is Stonington Capital Appreciation 1994 Fund, L.P., would convert the approximately $133.8 million outstanding principal amount of its unsecured Convertible Promissory Note (the "Convertible Note"), dated September 19, 1997, as amended and restated as of October 3, 1997, into common stock ("Common Stock"), par value $.01 per share, of the Company.

  On September 19, 1997, the Company and its wholly-owned, operating subsidiary Merisel Americas, Inc. ("Merisel Americas") entered into a Stock and Note Purchase Agreement (as amended, the "Stock and Note Purchase Agreement") with Phoenix. Pursuant to the terms of that agreement, Phoenix acquired the Convertible Note in original principal amount of $137.1 million and 4,901,316 shares of Common Stock for $152,000,000.

  On October 10, 1997, Phoenix exercised its option to convert $3,296,285.70 principal amount of the Convertible Note into 1,084,305 shares of Common Stock, which reduced the outstanding principal amount of the Convertible Note to $133,803,714.30. Upon a favorable stockholder vote and certain other conditions, the remaining principal amount of the Convertible Note will automatically convert (the "Stonington Conversion") into Common Stock. Based upon the number of shares currently outstanding and the 5,985,621 shares already owned by Phoenix, the Stonington Conversion will result in Phoenix owning approximately 62.4% of the then outstanding shares of Common Stock. Phoenix has also agreed to defer interest payments on the Convertible Note pending a stockholder vote on the Stonington Conversion (and to forgive such deferred interest payments upon conversion).

  The Company and Merisel Americas used the proceeds of the debt and equity investment to retire substantially all of the senior and subordinated indebtedness of Merisel Americas (other than trade payables). Phoenix has agreed to assist the Company in obtaining up to a $100 million working capital facility and, if Phoenix is unable to obtain such financing, it has agreed to provide, upon consummation of the Stonington Conversion, a $50 million, six-month working capital facility.

  Specifically, stockholders will be asked to consider and vote upon proposals (the "Proposals") to:

    (i) amend the Company's Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of Common Stock from 50,000,000 to 150,000,000 shares,

    (ii) approve the issuance of up to 44,014,379 shares (subject to customary antidilution adjustments) of Common Stock to Phoenix upon conversion of the Convertible Note, and

    (iii) approve the adoption of the Merisel, Inc. 1997 Stock Award and Incentive Plan.

  THE BOARD OF DIRECTORS EVALUATED THE TRANSACTIONS CONTEMPLATED BY THE STOCK AND NOTE PURCHASE AGREEMENT WITH THE ASSISTANCE OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION, WHICH ADVISED THE BOARD OF DIRECTORS THAT, BASED UPON AND SUBJECT TO THE ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS SET FORTH IN THEIR OPINION, THE CONSIDERATION TO BE RECEIVED BY THE COMPANY IN SUCH TRANSACTIONS WAS FAIR TO THE COMPANY FROM A FINANCIAL POINT OF VIEW. THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSALS ARE IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSALS.

  Regardless of the size of your holdings, it is important that your shares be voted at the Stockholders' Meeting. Whether or not you plan to attend the Stockholders' Meeting, please sign and return your proxy in the enclosed envelope to assure that your shares will be voted with respect to the Proposals.

                                          Sincerely,

                                          Dwight A. Steffensen
                                          Chairman of the Board and
                                           Chief Executive Officer

                                 MERISEL, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                     TO BE HELD ON DECEMBER 16, 1997

  NOTICE IS HEREBY GIVEN that a special meeting of stockholders ("Stockholders") of Merisel, Inc. (the "Company") will be held at the Company's headquarters located at 200 Continental Boulevard, El Segundo, California on December 16, 1997, at 8:30 a.m., Los Angeles time (including any adjournments or postponements thereof, the "Stockholders' Meeting"), for the purpose of approving the issuance of up to 44,014,379 shares of common stock, par value $.01 per share ("Common Stock"), of the Company (subject to certain adjustments as described in the accompanying Proxy Statement) pursuant to the conversion (the "Stonington Conversion") of the approximately $133.8 million outstanding principal amount of the unsecured Convertible Promissory Note (the "Convertible Note"), dated September 19, 1997, as amended and restated as of October 3, 1997, of the Company and Merisel Americas, Inc., issued pursuant to the Stock and Note Purchase Agreement, dated September 19, 1997, as amended, among Phoenix Acquisition Company II, L.L.C. ("Phoenix"), a Delaware limited liability company whose sole member is Stonington Capital Appreciation 1994 Fund, L.P., the Company and Merisel Americas, Inc., (the "Stock and Note Purchase Agreement"). Specifically, Stockholders will be asked to consider and vote upon the following, all of which are more fully described in the accompanying Proxy Statement:

  1. An amendment (the "Charter Amendment") to the Company's Restated Certificate of Incorporation, as amended, which would increase the number of authorized shares of Common Stock of the Company (the "Common Stock") from 50,000,000 shares to 150,000,000 shares;

  2. The issuance of up to 44,014,379 shares of Common Stock (subject to certain adjustments as described in the accompanying Proxy Statement) to Phoenix (or any transferee of the Convertible Note) upon conversion of the Convertible Note pursuant to the terms of the Convertible Note;

  3. The Merisel, Inc. 1997 Stock Award and Incentive Plan (the "Stock Award and Incentive Plan"); and

  4. Such other business as may properly come before the Stockholders' Meeting or any adjournments or postponements thereof.

  The proposed text of the Charter Amendment is set forth in Annex I of the accompanying Proxy Statement. The proposed text of the Stock Award and Incentive Plan is set forth in Annex II of the accompanying Proxy Statement.

  The Stonington Conversion will not become effective unless and until the Charter Amendment and the Stonington Conversion are approved at the Stockholders' Meeting and the Charter Amendment is filed with the Secretary of State of the State of Delaware. Pursuant to the terms of the Stock and Note Purchase Agreement and the Convertible Note, Phoenix has acquired 5,985,621 shares of Common Stock which represents 16.6% of the shares of Common Stock outstanding as of the Record Date (as defined below) (or 19.9% of the outstanding Common Stock as of immediately prior to the issuance of 4,901,316 shares of Common Stock to Phoenix on September 19, 1997 pursuant to the Stock and Note Purchase Agreement). Such acquisition was made without a vote of Stockholders in accordance with the Delaware General Corporations Law and the rules and regulations of the Nasdaq Stock Market but any further acquisition will require a Stockholder vote. If approved, the Stock Award and Incentive Plan will be implemented regardless of whether the Stonington Conversion occurs or the Charter Amendment is implemented.

  The Board of Directors of the Company has fixed the close of business on November 3, 1997 as the record date ("Record Date") for the determination of Stockholders entitled to notice of and to vote at the Stockholders' Meeting and any adjournments or postponements thereof. Only Stockholders of record at the close of business on such date are entitled to notice of and to vote at the Stockholders' Meeting.

  The Common Stock is the only security of the Company whose holders are entitled to vote upon the proposals to be presented at the Stockholders' Meeting.

  Your vote is important regardless of the number of shares you own. Each Stockholder, even though such Stockholder may currently plan to attend the Stockholders' Meeting, is requested to sign, date and return the enclosed proxy, without delay in the enclosed postage-paid envelope. You may revoke your proxy at any time prior to its exercise. Any Stockholder present at the Stockholders' Meeting or at any adjournments or postponements thereof may revoke such Stockholder's proxy and vote personally on each matter brought before the Stockholders' Meeting.

                                          By Order of the Board of Directors,

                                          Karen A. Tallman
                                          Secretary

[      ], 1997

                    THE BOARD OF DIRECTORS RECOMMENDS THAT
                      YOU VOTE FOR EACH OF THE PROPOSALS

                  PLEASE DATE AND SIGN THE ENCLOSED PROXY AND
                       MAIL IT PROMPTLY IN THE ENCLOSED
                         POSTAGE-PAID RETURN ENVELOPE

                               [LOGO OF MERISEL]

                                PROXY STATEMENT
                               PRELIMINARY COPY

  This Proxy Statement (this "Proxy Statement") is being furnished to holders ("Stockholders") of common stock, par value $.01 per share ("Common Stock"), of Merisel, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at a special meeting of Stockholders to be held on December 16, 1997 at 8:30 a.m., Los Angeles time, at the Company's headquarters located at 200 Continental Boulevard, El Segundo, California, (including any adjournments or postponements thereof, the "Stockholders' Meeting"). References herein to the "Company" shall, unless the context otherwise requires, refer to Merisel, Inc. and its operating subsidiaries. References to the "Operating Companies" shall mean the operating subsidiaries of the Company.

  The Board of Directors of the Company (the "Board") is soliciting proxies to be voted at the Stockholders' Meeting. The Stockholders' Meeting will be held to consider the proposals (the "Proposals") described herein to, among other things, approve the issuance of up to 44,014,379 shares (subject to certain adjustments described herein) of Common Stock (the "Conversion Shares") upon the conversion of the approximately $133.8 outstanding principal amount of the unsecured Convertible Promissory Note (the "Convertible Note"), dated September 19, 1997, as amended and restated on October 3, 1997, of the Company and Merisel Americas, Inc., a Delaware corporation ("Merisel Americas"), issued pursuant to the Stock and Note Purchase Agreement, dated September 19, 1997, as amended (the "Stock and Note Purchase Agreement"), among Phoenix Acquisition Company II, L.L.C. ("Phoenix"), a Delaware limited liability company whose sole member is Stonington Capital Appreciation 1994 Fund, L.P. (the "Fund"), the Company and Merisel Americas, the Company's main operating subsidiary. The Fund is managed by Stonington Partners, Inc., a Delaware corporation and a New York-based private investment firm (the term "Stonington" as used herein shall mean Stonington, the Fund or Phoenix, as the context requires). Specifically, Stockholders will be asked to consider and vote upon (1) an amendment (the "Charter Amendment") to the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), which would authorize an increase in the number of authorized shares of Common Stock of the Company from 50,000,000 to 150,000,000; (2) the issuance of up to 44,014,379 shares of Common Stock to Phoenix (or any subsequent holder of the Convertible Note) upon conversion of the Convertible Note pursuant to its terms (the "Stonington Conversion"); and (3) the Merisel, Inc. 1997 Stock Award and Incentive Plan (the "Stock Award and Incentive Plan"). The Company's executive officers and directors, as a group, own 960,844 shares of the outstanding Common Stock and have advised the Company that they intend to vote in favor of each of the Charter Amendment, the Stonington Conversion and the Stock Award and Incentive Plan. In addition, Stonington, which owns 5,985,621 shares of the outstanding Common Stock, has advised the Company that it intends to vote in favor of each of the Proposals. A copy of the proposed text of the Charter Amendment is attached hereto as Annex I and a copy of the Stock Award and Incentive Plan is attached hereto as Annex II, each of which is incorporated herein by reference.

  Assuming all of the conditions to conversion are satisfied or, to the extent permitted, waived, the Stonington Conversion will result in Stonington receiving an aggregate of 44,014,379 shares of Common Stock, subject to customary antidilution adjustments. Based upon the number of shares of Common Stock outstanding on the Record Date and the 5,985,621 shares already owned by Stonington, upon the occurrence of the Stonington Conversion, Stonington would own approximately 62.4% of the outstanding shares of Common Stock. Phoenix is the sole holder of the Convertible Note, and Phoenix may not transfer the Convertible Note or any portion thereof without the consent of the Company until January 31, 1998 or the earlier termination of the Stock and Note Purchase Agreement.

  This Proxy Statement and the accompanying proxy card ("Proxy") are first being mailed to Stockholders on or about November 21, 1997.

  The Stonington Conversion is conditioned, among other things, on approval by the Stockholders of both the Charter Amendment and the Stonington Conversion. The Stonington Conversion will not take place unless and until the Charter Amendment is approved at the Stockholders' Meeting and filed with the Secretary of State of the State of Delaware.

  On October 10, 1997, Phoenix exercised its option to convert (the "Optional Conversion") $3,296,285.70 principal amount of its Convertible Note into 1,084,305 shares of Common Stock (the "Optional Conversion Shares"), which reduced the outstanding principal amount of the Convertible Note from $137,100,000 to $133,803,714.30. Upon consummation of the Optional Conversion, and as of the Record Date, Phoenix held 5,985,621 shares of Common Stock which represents 16.6% of the outstanding shares as of the Record Date or 19.9% of the outstanding shares as of immediately prior to the issuance of 4,901,316 shares of Common Stock to Phoenix on September 19, 1997 pursuant to the Stock and Note Purchase Agreement.

  The purpose of the Stonington Conversion is to convert all of the approximately $133.8 million outstanding principal amount of the Convertible
Note into Common Stock. Such conversion would avoid the requisite initial principal repayment in the amount of $123,900,000 otherwise due on January 31, 1998, and the interest payments on such outstanding debt of 11.5% per annum, increasing by an additional 1% at the end of each month commencing at the end of November 1997 (up to a maximum of 18%), and would also avoid all subsequent principal payments due on March 10 of 1998, 1999 and 2000 in the amounts of $4,400,000, $4,400,000 and $1,103,714.30.

  The Common Stock is listed for trading on the Nasdaq National Market. Notification has been made to The Nasdaq Stock Market, Inc. for the listing of the Common Stock to be issued to Phoenix pursuant to the Stonington Conversion for trading on the Nasdaq National Market. On November 13, 1997, the closing sale price for the Common Stock on the Nasdaq National Market was $4 1/4 per share.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
STOCKHOLDERS' MEETING, VOTING RIGHTS AND PROXIES..........................   5
  Date, Time and Place of Stockholders' Meeting...........................   5
  Solicitation of Proxies; Record Date....................................   5
  Purpose of Stockholders' Meeting........................................   5
  Voting of Proxies.......................................................   5
  Voting Rights; Quorum...................................................   6
  No Dissenters' Rights...................................................   6
  Revocation of Proxies...................................................   6
BACKGROUND OF THE STONINGTON RESTRUCTURING................................   7
  The Noteholder Restructuring............................................   7
  The Original Stonington Proposal........................................   8
  Negotiations for a Revised Noteholder Restructuring.....................   9
  The August 8 Stonington Proposal........................................  10
  The August 10 Stonington Proposal.......................................  11
  The August 11 Stonington Proposal.......................................  11
  The August 29 Stonington Proposal.......................................  11
  Litigation with Noteholders.............................................  12
  The Stonington Restructuring............................................  13
CERTAIN CONSIDERATIONS RELATING TO THE STONINGTON RESTRUCTURING...........  14
  Risk of Nonconsummation of the Stonington Conversion....................  14
  Certain Restrictions Under Indenture Governing the 12.5% Notes..........  14
  Restrictions Under the Convertible Note.................................  15
  Limitation on Use of Net Operating Losses...............................  15
  Change of Control.......................................................  15
  Potential De-listing of the Common Stock................................  16
DESCRIPTION OF STONINGTON.................................................  17
REASONS FOR THE STONINGTON RESTRUCTURING; RECOMMENDATION OF THE BOARD OF
 DIRECTORS................................................................  18
OPINION OF FINANCIAL ADVISOR TO THE COMPANY...............................  19
MARKET AND TRADING INFORMATION............................................  26
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON...................  26
  Interest of Certain Directors and Executive Officers....................  26
  Interest of Stonington..................................................  27
  Interest of Financial Advisor...........................................  28
DISCUSSION OF THE PROPOSALS...............................................  28
  Charter Amendment.......................................................  28
  Stonington Conversion...................................................  29
  Stock Award and Incentive Plan..........................................  29
DESCRIPTION OF COMMON STOCK...............................................  35
DESCRIPTION OF STOCK AND NOTE PURCHASE AGREEMENT, CONVERTIBLE NOTE AND
 REGISTRATION RIGHTS AGREEMENT............................................  36
  The Stock and Note Purchase Agreement...................................  36
  The Convertible Note....................................................  37
  The Registration Rights Agreement.......................................  44

                                                                            PAGE
                                                                            ----
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION....................   45
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS...........   47
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS ..............................................................   53
MANAGEMENT................................................................   64
  Directors...............................................................   64
  Board of Directors, Meetings and Committees.............................   65
  Post-Stonington Conversion Board Configuration..........................   66
  Executive Officers......................................................   66
  Section 16 Matters......................................................   67
MANAGEMENT COMPENSATION...................................................   68
OWNERSHIP OF COMMON STOCK.................................................   75
CERTAIN AFFILIATE TRANSACTIONS............................................   76
PRINCIPAL ACCOUNTANTS.....................................................   76
STOCKHOLDER PROPOSALS.....................................................   76
FINANCIAL INFORMATION.....................................................  F-1
ANNEXES
  Proposed Text of the Charter Amendment..................................    I
  Stock Award and Incentive Plan..........................................   II
  Opinion of Financial Advisor to the Company.............................  III
  Form of Proxy...........................................................   IV

               STOCKHOLDERS' MEETING, VOTING RIGHTS AND PROXIES

DATE, TIME AND PLACE OF STOCKHOLDERS' MEETING

  The Stockholders' Meeting will be held at the Company's headquarters located at 200 Continental Boulevard, El Segundo, California, on December 16, 1997, at 8:30 a.m., Los Angeles time. The Stockholder votes with respect to the Stonington Conversion will not be effective unless and until the Charter Amendment is approved at the Stockholders' Meeting and the Charter Amendment has been filed with the Secretary of State of the State of Delaware. If approved, the Stockholder votes with respect to the Stock Award and Incentive Plan will be effective regardless of whether the Charter Amendment or the Stonington Conversion are approved.

SOLICITATION OF PROXIES; RECORD DATE

  This Proxy Statement is furnished in connection with the solicitation by the Board of proxies to be voted at the Stockholders' Meeting. The record date for purposes of determining which holders of Common Stock are eligible to vote at the Stockholders' Meeting is November 3, 1997 (the "Record Date"). On the Record Date there were 36,064,116 shares of Common Stock outstanding, of which there were 1,023 holders of record. The Company's executive officers and directors, as a group, own 960,844 shares of the outstanding Common Stock and have advised the Company that they intend to vote in favor of each of the Charter Amendment, the Stonington Conversion and the Stock Award and Incentive Plan. In addition, Stonington, which owns 5,985,621 shares of the outstanding Common Stock, has advised the Company that it intends to vote in favor of each of the Proposals.

  WHETHER OR NOT YOU ARE ABLE TO ATTEND THE STOCKHOLDERS' MEETING, YOUR VOTE BY PROXY IS VERY IMPORTANT. STOCKHOLDERS ARE ENCOURAGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

  Proxies are being solicited by and on behalf of the Board. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of Common Stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. To assure the presence in person or by proxy of the largest number of Stockholders possible, MacKenzie Partners, Inc. has been engaged to solicit Proxies on behalf of the Company for a customary fee plus reasonable out-of-pocket expenses.

PURPOSE OF STOCKHOLDERS' MEETING

  The purpose of the Stockholders' Meeting is to consider the Proposals set forth herein to approve the Charter Amendment, the Stonington Conversion and the Stock Award and Incentive Plan. See "REASONS FOR THE STONINGTON RESTRUCTURING; RECOMMENDATION OF THE BOARD OF DIRECTORS" and "DISCUSSION OF THE PROPOSALS."

VOTING OF PROXIES

  All shares represented by a properly executed Proxy will be voted at the Stockholders' Meeting in accordance with the directions on such Proxy. If no direction is indicated on a properly executed Proxy, the shares covered thereby will be voted in favor of the Charter Amendment, the Stonington Conversion and the Stock Award and Incentive Plan.

  The affirmative vote of the majority of the outstanding shares of Common Stock entitled to vote on the Charter Amendment is required for approval of the Charter Amendment. The affirmative vote of the majority of the shares of Common Stock entitled to vote and represented at the Stockholders' Meeting is required for approval of the Stonington Conversion and the Stock Award and Incentive Plan. The Charter Amendment and the Stock Award and Incentive Plan will take effect upon the approval of Stockholders and, in the case of Charter Amendment, the filing of the Charter Amendment with the Secretary of State of the State of Delaware. The Stonington Conversion will not take effect unless and until the Charter Amendment is approved by Stockholders at the Stockholders' Meeting and filed with the Secretary of State of the State of Delaware.

  In the event that sufficient votes in favor of the Charter Amendment and the Stonington Conversion are not received by the time scheduled for the Stockholders' Meeting, the persons named as proxies may propose one or more adjournments of the Stockholders' Meeting to permit further solicitation of Proxies with respect to the Proposals. Any such adjournment will require the affirmative vote of a majority of the voting power present or represented at the Stockholders' Meeting.

VOTING RIGHTS; QUORUM

  Pursuant to the Certificate of Incorporation, Stockholders will be entitled to one vote per share at the Stockholders' Meeting. The presence, either in person or by properly executed Proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote is necessary to constitute a quorum at the Stockholders' Meeting.

NO DISSENTERS' RIGHTS

  Stockholders have no appraisal or dissenters' rights with respect to the Charter Amendment, the Stonington Conversion or the Stock Award and Incentive Plan.

REVOCATION OF PROXIES

  A Stockholder who has executed and returned a Proxy may revoke it at any time before it is voted by executing and returning a Proxy bearing a later date, by giving written notice of revocation to the Secretary of the Company or by attending the Stockholders' Meeting and voting in person.

                  BACKGROUND OF THE STONINGTON RESTRUCTURING

  Due to operating losses incurred in 1995, the Company was required in April 1996 to negotiate with the lenders under its various financing agreements to amend such agreements and to waive certain defaults, which amendments and waivers were obtained.

  In connection with such negotiations, the Company developed and implemented a business plan for the remainder of fiscal 1996 (the "1996 Business Plan") that focused on maximizing cash flow by (i) controlling costs, (ii) curtailing non-essential capital expenditures, (iii) limiting investments, (iv) concentrating on its more profitable areas of operations and product lines and
(v) slowing growth in its less profitable areas of operations. The 1996 Business Plan assumed that the Company would not return to profitability until the fourth quarter of 1996. At the same time, the Company recognized that, in order to meet its obligations in 1997, it needed to engage in some combination of asset sales, refinancing of its borrowings and obtaining new sources of financing.

  Concurrently with the implementation of the 1996 Business Plan, the Company, with the assistance of Merrill Lynch & Co., actively explored all of its strategic options, including the sale of the Company. This ultimately led to the Company's sale of its European, Mexican and Latin American operations in September of 1996 after attempts to sell the entire Company proved unsuccessful. In connection with this sale Merisel Americas and certain of its lenders agreed in October 1996 to amend (1) the Amended and Restated Revolving Credit Agreement, dated as of December 23, 1993, as amended, among Merisel Americas and Merisel Europe as borrowers, the Company as guarantor, and the lenders party thereto (the "Revolving Credit Agreement"), (2) the Amended and Restated Senior Note Purchase Agreement, dated as of December 23, 1993, as amended, by and among each of the purchasers named therein, Merisel Americas as issuer, and the Company, as guarantor (the "Senior Note Purchase Agreement", and, together with the Revolving Credit Agreement, the "Operating Companies' Senior Debt") and (3) the Amended and Restated Subordinated Note Purchase Agreement, dated as of December 23, 1993, as amended, by and among each of the purchasers named therein and Merisel Americas (the "Subordinated Note Purchase Agreement" and, together with the Operating Companies' Senior Debt, the "Operating Companies' Loan Agreements").

  The Operating Companies' Loan Agreements provided for the repayment of $40,000,000 of the aggregate principal amount of the indebtedness under the Operating Companies' Senior Debt if the Company made the June 30, 1997 interest payment on the Company's 12 1/2% Senior Notes due 2004 (the "12.5% Notes" and the holders thereof, the "Noteholders") and the prepayment of an additional $30,000,000 aggregate principal amount of the indebtedness under the Operating Companies' Senior Debt if the Company made the December 31, 1997 interest payment on the 12.5% Notes. Although, consistent with the 1996 Business Plan, the Company was profitable for the fourth quarter of 1996, the Company did not believe that it could satisfy these obligations without a restructuring of the debt evidenced by the 12.5% Notes and/or the Operating Companies' Loan Agreements.

 The Noteholder Restructuring

  In January 1997, the Company retained Donaldson, Lufkin and Jenrette Securities Corporation ("DLJ") as its financial advisor to assist it in restructuring its debt. Shortly thereafter, the Company commenced negotiations with an ad hoc committee of holders of 12.5% Notes (the "Ad Hoc Noteholders' Committee"). On April 14, 1997, the Company entered into an agreement (the "Limited Waiver Agreement") among the Company and the holders of over 75% of the outstanding principal amount of the 12.5% Notes (the "Consenting Noteholders") and commenced the financial restructuring of the Company as contemplated thereby (the "Noteholder Restructuring"). Pursuant to the terms of the Limited Waiver Agreement, upon the fulfillment of certain conditions, each of the Consenting Noteholders agreed to exchange its 12.5% Notes for Common Stock representing its pro rata share of the Common Stock offered to Noteholders in the Noteholder Restructuring. Upon consummation of the Noteholder Restructuring and assuming that all $125 million of the outstanding principal amount of 12.5% Notes were tendered in the Noteholder Restructuring, the Noteholders would have received approximately 80% of the outstanding Common Stock of the Company. The Limited Waiver Agreement provided that, immediately after the consummation of the Noteholder Restructuring, the Company would issue warrants (the "Warrants") to purchase up to 17.5% of the shares of Common Stock outstanding immediately after the Noteholder Restructuring to the existing holders of Common Stock. The Warrants would be issued in two series and would have exercise prices of $1.43 and $1.74 per share, respectively (or $7.15 and $8.68, respectively, after giving effect to the one-for-five reverse stock split contemplated by the Noteholder Restructuring). Assuming both series of the Warrants were "in the money" and exercised for an aggregate exercise price of $41.7 million, the Stockholders as of immediately prior to the consummation of the Noteholder Restructuring would hold 31.9% of the outstanding Common Stock after such exercise.

  The Noteholder Restructuring was subject to certain conditions, including the tender of 100% of the outstanding 12.5% Notes (the "Minimum Tender Condition"). Pursuant to the Limited Waiver Agreement, if the Minimum Tender Condition was not met but the requisite affirmative vote of Noteholders and Stockholders was obtained, the Company would accomplish a substantially identical restructuring through the filing of a prepackaged plan of reorganization (the "Prepackaged Plan") with the United States Bankruptcy Court. The disclosure statement describing the Prepackaged Plan (the "Disclosure Statement") stated that the Company would file the Prepackaged Plan if the requisite affirmative vote of the Stockholders and Noteholders was obtained. The Company also reserved the right to file and seek confirmation of a plan of reorganization under Chapter 11 of the Bankruptcy Code by means of the "cramdown" provisions of the Bankruptcy Code if Stockholders failed to approve the Prepackaged Plan.

  While the Limited Waiver Agreement was in effect, the Consenting Noteholders agreed to waive any default arising from the nonpayment of interest due in 1997 on the 12.5% Notes, but upon the occurrence of an Agreement Termination Event (as defined in the Limited Waiver Agreement), the interest would be due and payable immediately in accordance with the terms of the Indenture governing the 12.5% Notes (the "12.5% Note Indenture"). The Company prepared and filed a Registration Statement reflecting the Noteholder Restructuring (the "Registration Statement") on May 19, 1997.

 The Original Stonington Proposal

  In late May 1997, while awaiting comments on the Registration Statement from the staff of the Commission (the "Staff"), and with the knowledge of representatives of the Consenting Noteholders, the Company decided to explore with other parties the possibility of an equity infusion or debt financing following, or in conjunction with, the consummation of the Noteholder Restructuring. The Company intended to use any investment to reduce or refinance the outstanding debt obligations of the Operating Companies and to implement its business strategy following the Noteholder Restructuring. The Company was aware that under the terms of the Limited Waiver Agreement and a related waiver and extension agreement with respect to the Operating Companies' Loan Agreements, the Company would be obligated to refinance such indebtedness under the Operating Companies' Loan Agreements in full on or prior to January 1999 and would be required to pay significant additional fees and higher interest to the holders of such indebtedness to the extent such debt remained outstanding during 1998. Accordingly, the Company believed that the refinancing of such Operating Companies' indebtedness was a critical element in completing its capital restructuring, whether or not the Noteholder Restructuring was implemented.

  On June 12, 1997, the Company met with several prospective investors, including Stonington, a New York-based private investment firm, for the purpose of making an informational presentation concerning the Company's business and prospects following the Noteholder Restructuring. Stonington and at least one other prospective investor suggested to the Company that a preferable alternative to the Noteholder Restructuring might be an equity investment that would allow the Company to repay the debt outstanding under the Operating Companies' Loan Agreements in full and leave outstanding the 12.5% Notes, if such an alternative could be accomplished consistent with the terms of the Limited Waiver Agreement. In order to determine the financial feasibility of such an alternative, the Company and Stonington entered into a confidentiality agreement to allow

Stonington to commence a due diligence investigation of the Company to determine whether to make a proposal for such an investment. During the course of Stonington's due diligence investigation, representatives of the Company and Stonington discussed the need to obtain the approval of the Consenting Noteholders to any transaction that would be an alternative to the Noteholder Restructuring. They also discussed whether Stonington would be interested in an equity investment that would be a supplement to, rather than be in lieu of, the Noteholder Restructuring.

  In early July 1997, Stonington met with the Company to discuss the terms on which it might be willing to make a proposal for an equity investment in the Company. On the evening of July 14, 1997, the Company received a formal proposal from Stonington (the "Original Stonington Proposal"). The Original Stonington Proposal provided that Stonington would make an investment in the Company of $152 million in cash in exchange for 70% of the Common Stock, subject to the approval of the Noteholders and Stockholders, and also included an offer by Stonington to make a six-month bridge loan for $50 million to the Operating Companies to fund their working capital requirements in the event that similar financing was not obtained from a third party. The Original Stonington Proposal was subject to certain conditions, including the execution of a definitive agreement, Stockholder approval and agreement of the Consenting Noteholders to (i) terminate the Limited Waiver Agreement, and (ii) waive interest payments due on the 12.5% Notes until the earlier of the closing of such transaction or October 31, 1997. Stonington initially agreed to keep the Original Stonington Proposal open until September 4, 1997.

  The Company promptly notified the Ad Hoc Noteholders' Committee of the details of the Original Stonington Proposal. The Ad Hoc Noteholders' Committee informed the Company that it would not agree to negotiate with the Company to terminate or modify the Limited Waiver Agreement in order to allow the Original Stonington Proposal to be accepted. Accordingly, the Company announced that it intended to proceed with a Stockholder vote on the existing Noteholder Restructuring and commenced a Stockholder solicitation and an exchange offer to Noteholders with respect to the proposed Noteholder Restructuring in late July 1997, after the Registration Statement required for such solicitation was declared effective. On July 24, 1997, members of the Ad Hoc Noteholders' Committee commenced a legal action against Stonington alleging tortious interference of contract with respect to the Noteholder Restructuring.

 Negotiations for a Revised Noteholder Restructuring

  Shortly following the mailing of solicitation materials with respect to the Noteholder Restructuring, representatives of the Ad Hoc Noteholders' Committee expressed their willingness to discuss amending the terms of the Noteholder Restructuring to allow Stockholders to retain a higher percentage of the outstanding equity of the Company following the Noteholder Restructuring. Representatives of the Company and the Ad Hoc Noteholders' Committee engaged in extensive negotiations regarding the terms of a revised Noteholder Restructuring and a definitive agreement reflecting the revised terms was fully negotiated. The economic terms of the last proposal made by the Ad Hoc Noteholders' Committee which was under discussion prior to August 29, 1997, the originally scheduled date for the Stockholders' meeting to consider the Noteholders Restructuring, provided that the Noteholders would receive 70% of the shares of Common Stock outstanding immediately following consummation of the Noteholder Restructuring, and Stockholders would retain 30% of such shares of Common Stock. Stockholders would also receive warrants to purchase up to 7.5% of the shares of Common Stock outstanding immediately following consummation of the Noteholder Restructuring at an exercise price of $13.71 per share (or $2.74 per share before giving effect to the proposed one-for-five reverse stock split contemplated by the Noteholder Restructuring). Assuming such Warrants were "in the money" and exercised for an aggregate exercise price of $20.6 million, the Stockholders as of immediately prior to the consummation of such transaction would hold 34.9% of the outstanding Common Stock after such exercise. In addition, this proposal contemplated a rights offering following such transaction to allow Stockholders to purchase $50 million of Common Stock from the Company at 15% below the market price of the Common Stock at such time.

  While the Company expressed its willingness to enter into an agreement with the foregoing terms, the Ad Hoc Noteholders' Committee conditioned its willingness to execute such an agreement upon the written agreement of Stonington to withdraw all outstanding proposals and Stonington's agreement not to purchase or make any offers to purchase any stock of the Company until the earlier of the consummation of the Noteholder Restructuring or June 25, 1998, in exchange for a release from the Noteholders of their claims against Stonington for tortious interference of contract. Representatives of both the Company and the Ad Hoc Noteholders' Committee requested such an agreement from Stonington but Stonington declined to sign such an agreement. Notwithstanding this rejection by Stonington, the Company reiterated its willingness to enter into the previously negotiated agreement, and reaffirmed its willingness to cease all further discussions with Stonington with respect to any alternative transaction. However, the Ad Hoc Noteholders' Committee continued to insist on such an agreement from Stonington or, as an alternative to an agreement from Stonington, the Ad Hoc Noteholders' Committee proposed that the Company agree to pay a termination fee of $25 million, and to give the Noteholders a right to cause the Company to repurchase their 12.5% Notes for 120% of their par value (or $150 million in the aggregate) plus accrued and unpaid interest, if the Company terminated its agreement with the Noteholders in order to pursue a transaction with any other party or if the Prepackaged Plan was not confirmed by the United States Bankruptcy Court with which it was filed. The Company rejected this proposal because, among other reasons, it did not believe that agreeing to pay fees of such magnitude would be consistent with its fiduciary duties to Stockholders. The Company proceeded with the solicitation with respect to the Noteholder Restructuring in order to allow Stockholders the opportunity to make an informed decision about the Company's restructuring alternatives.

  While negotiations with the Ad Hoc Noteholders' Committee were ongoing, on August 8, 1997, August 10, 1997, August 11, 1997 and August 29, 1997,
Stonington made modifications to the Original Stonington Proposal described below in order to make its proposal more attractive to the Noteholders, the Stockholders and the Company.

 The August 8 Stonington Proposal

  On August 8, 1997, the Company received a new proposal from Stonington (the "August 8 Stonington Proposal"), which amended the Original Stonington Proposal. The August 8 Stonington Proposal was made subject to execution of definitive agreements and the termination of the Limited Waiver Agreement either with the Consenting Noteholders' consent or by a negative Stockholder vote with respect to the proposed one-for-five reverse stock split and the Prepackaged Plan. Assuming such conditions were met, under the August 8 Stonington Proposal, as an alternative to a direct equity investment of $152 million in the Company, Stonington would loan $152 million to the Company in the form of a convertible debt instrument to refinance the debt outstanding under the Operating Companies' Loan Agreements. A portion of the convertible debt would be immediately convertible into 19.9% of the Common Stock then outstanding and the remainder of the debt would be convertible subject to Stockholder approval at a Stockholders' meeting for an aggregate total of 63.5% of the Common Stock with Stockholders retaining 36.5% of the Common Stock without having to invest any additional money. The August 8 Stonington Proposal also permitted the Company to offer certain incentives to the Noteholders, including (i) the payment of $100 per $1,000 face amount of 12.5% Notes outstanding, (ii) the conversion of up to $67.5 million in principal amount of 12.5% Notes into Common Stock at a conversion price of $14.50 per share (after giving effect to the proposed one-for-five reverse stock split) (the "Incentive Conversion") and (iii) the elimination of the optional redemption feature of the 12.5% Note Indenture, in exchange for their agreement to support the August 8 Stonington Proposal. As an additional incentive to Noteholders, Stonington permitted the Company to offer an additional $100 per $1,000 face amount of 12.5% Notes to Noteholders that elected not to convert to Common Stock pursuant to the Incentive Conversion.

  The convertible debt would act as a bridge loan, with $138.8 million of such convertible notes maturing on January 31, 1998 and $4.4 million maturing on each of March 10, 1998, 1999 and 2000, if not earlier converted. The convertible debt would bear an initial interest rate of 11.5% per annum, increasing at the rate of an additional 1% per month commencing two months after the issuance of the convertible debt, subject to a cap of 18% per annum. Such interest would be payable either in cash or with additional debt. The convertible debt would be redeemable in whole but not in part at any time prior to maturity at the option of the Company at par plus accrued interest plus a prepayment premium of 8% (collectively the "Redemption Price"). Upon a change of control of the Company or an agreement by the Company to effect a change of control, the holders of the convertible debt would have the right to require the Company to purchase the convertible debt at the Redemption Price. In addition, pursuant to the August 8 Stonington Proposal, Stonington would assist the Company in obtaining a permanent working capital facility and would provide the Company with a $50 million bridge loan if such financing was not available from a third-party.

  The Company shared the August 8 Stonington Proposal with the Ad Hoc Noteholders' Committee, and presented to them for their consideration the incentives described in the August 8 Stonington Proposal. Representatives of the Ad Hoc Noteholders' Committee advised the Company that they would not terminate the Limited Waiver Agreement to permit the August 8 Stonington Proposal to be implemented and they rejected the incentives offered thereby.

 The August 10 Stonington Proposal

  On August 10, 1997, Stonington made another alternative proposal (the "August 10 Stonington Proposal"). The August 10 Stonington Proposal increased the incentive provisions for Noteholders contained in the August 8 Stonington Proposal by (i) increasing the potential payment to Noteholders to $150 per $1,000 face amount of 12.5% Notes if such Noteholders were to agree to terminate the Limited Waiver, and (ii) permitting the Company to offer warrants exercisable for a nominal amount over a five-year period to purchase up to approximately 5% of the Common Stock. Upon exercise of such warrants, Stonington, the Noteholders and the Stockholders as of immediately prior to the consummation of the transaction would have owned approximately 60.4%, 5% and 34.6% of the Common Stock, respectively.

 The August 11 Stonington Proposal

  On August 11, 1997, Stonington made an alternative proposal (the "August 11 Stonington Proposal"), conditioned on execution of definitive documentation and on the Consenting Noteholders agreeing (i) to terminate the Limited Waiver Agreement and (ii) not to exercise their right under the 12.5% Note Indenture to cause the Company to purchase their 12.5% Notes upon a change of control of the Company such as the acquisition contemplated by the August 8 Stonington Proposal. Assuming such conditions were met, the August 11 Stonington Proposal provided that Stonington would loan $152 million to the Company in the form of a convertible debt instrument to refinance the debt outstanding under the Operating Companies' Loan Agreements. Pursuant to the terms of this convertible debt instrument, Stonington would be able to convert such debt into approximately 62.6% of the shares of Common Stock outstanding immediately following the conversion of such convertible debt. The August 11 Stonington Proposal contained the same incentive provisions for the Noteholders as the August 8 Stonington Proposal, except that it increased the potential payment to Noteholders to $250 per $1,000 face amount of 12.5% Notes outstanding and, in addition, permitted the Company to offer warrants exercisable for a nominal amount over a five-year period to purchase up to approximately 7.2% of the Common Stock. Upon exercise of such warrants, Stonington, the Noteholders and the Stockholders as of immediately prior to the consummation of the transaction would have owned approximately 58.1%, 7.2% and 34.7% of the Common Stock, respectively.

  The Company shared the August 11 Stonington Proposal with the Ad Hoc Noteholders' Committee and presented to them for their consideration the incentives described in the August 11 Stonington Proposal. The Ad Hoc Noteholders Committee advised the Company that it would not terminate the Limited Waiver Agreement notwithstanding the provisions of the August 11 Stonington Proposal. Because the August 11 Stonington Proposal was conditioned upon the Noteholders' consenting to terminate the Limited Waiver Agreement, the August 11 Stonington Proposal was subsequently withdrawn.

 The August 29 Stonington Proposal

  On August 29, 1997, Stonington made a new, alternative proposal (the "August 29 Stonington Proposal") which amended the August 8 Stonington Proposal. The August 29 Stonington Proposal was similar to the

August 8 Stonington Proposal except that existing Stockholders would retain 37.6% of the common stock of the Company without having to invest any additional money. The August 29 Stonington Proposal also eliminated all proposed incentive payments to the Noteholders.

  The August 29 Stonington Proposal was to have expired on September 4, 1997, but on such date, the Company received a letter from Stonington extending the termination date of the August 29 Stonington Proposal to the later of (i) September 22, 1997 and (ii) three days following the date of termination of the Limited Waiver Agreement, but in no event later than October 31, 1997. In exchange for this extension, the Company modified the circumstances in which it would pay the fees and expenses of Stonington in the amounts previously agreed to upon the expiration or, under certain circumstances, termination of the August 29 Stonington Proposal.

                                     * * *

  In order to allow the Company additional time to revise its public disclosure to describe and disseminate to Stockholders information with respect to these developments, at the Company's request the Consenting Noteholders agreed to waive until September 18, 1997 the Agreement Termination Event which would have occurred under the Limited Waiver Agreement on September 1, 1997. However, based on conversations with the Staff after filing a post-effective amendment to the Registration Statement on September 4, 1997, in order to permit the Staff sufficient time to review such revised disclosure and to allow sufficient time for adequate dissemination to Stockholders of the information contained in the post-effective amendment, the Company was required to request a further waiver of the Agreement Termination Event under the Limited Waiver Agreement. The Company was advised by representatives of the Consenting Noteholders that they would not grant this request and, therefore, the Limited Waiver Agreement terminated in accordance with its terms on September 19, 1997.

 Litigation with Noteholders

  Prior to the termination of the Limited Waiver Agreement on September 19, 1997, certain disagreements arose between the Company and the Noteholders over the interpretation of the Company's obligations under the Limited Waiver Agreement. The Company believes, contrary to the Noteholders' interpretation, that the Limited Waiver Agreement did not require (i) the Board of Directors of the Company (the "Board") or the Company to recommend proposals relating to the Noteholder Restructuring to Stockholders or (ii) the Company to seek confirmation of a plan of reorganization under Chapter 11 of the Bankruptcy Code by means of the "cramdown" provisions of the Bankruptcy Code if Stockholders failed to approve the Prepackaged Plan. On September 4, 1997, the Company filed suit in Delaware Chancery Court (the "Delaware Action") seeking a declaratory judgment with respect to these issues. The Company believes its claims are meritorious and intends to vigorously prosecute its claims in the Delaware Action. There can be no assurance, however, that the Company will ultimately be successful with respect to its claims.

  On September 11, 1997, certain Consenting Noteholders filed an answer to the Company's complaint in the Delaware Action as well as a counterclaim against the Company asserting claims for breach of the Limited Waiver Agreement, unjust enrichment and a declaratory judgment. The counterclaim also asserts a claim for unjust enrichment against Dwight A. Steffensen, the Company's Chief Executive Officer (the "Noteholder Suit"). The Noteholder Suit seeks damages in excess of $100 million from the Company. The Company's alleged breaches include, among other things, that the Board changed its recommendation to Stockholders with respect to proposals relating to the Limited Waiver Agreement. The Board changed its recommendation with respect to these proposals in light of the Company's receipt of a proposal from Stonington substantially similar to the Stonington Restructuring which, in the Board's determination, was economically superior for Stockholders to the Noteholder Restructuring. The Company and Mr. Steffensen believe that they have strong defenses to each of the claims asserted and intend to defend themselves vigorously.

  On November 10, 1997 the Company filed a motion for a judgement on the pleadings with respect to the Noteholder Suit. A date for a hearing on this motion has not been set as of the date of this Proxy Statement.

  In addition, on September 19, 1997, the Company received notice from representatives of the lenders under the Operating Companies' Loan Agreements that, in connection with the Company's repayment of the indebtedness under the Operating Companies' Loan Agreement, such lenders believe that they are owed approximately $2.7 million in fees. The Company does not believe such fees are owed and has so notified the lenders.

  Regardless of the ultimate outcome of the Noteholder Suit, the fact that the Noteholder suit remains pending may create uncertainty over the financial condition of the Company, which may cause vendors to restrict the terms on which they supply products to the Company. As of the date hereof, the Company has not experienced any restriction in terms from vendors in connection with the Noteholder Suit. Moreover, no assurance can be given that the ultimate outcome of the Noteholder Suit would not be materially adverse to the Company.

  In addition, the Company has agreed to reimburse Stonington for its out-of-pocket expenses incurred with respect to the Noteholders' Suit against Stonington claiming tortious interference of contract. However, the Company is not required to reimburse Stonington for any judgement or amounts paid in settlement with respect to such claim.

 The Stonington Restructuring

  Shortly prior to the termination of the Limited Waiver Agreement on September 19, 1997, the Company negotiated with Stonington the definitive terms of the Stonington Restructuring. On September 19, 1997, as required by the 12.5% Note Indenture, approximately $8 million was deposited with the 12.5% Note Indenture trustee for payment of interest that had previously been waived, and all outstanding indebtedness under the Operating Companies' Loan Agreements was paid in full with the proceeds from the sale of the Common Stock and issuance of the Convertible Note to Phoenix pursuant to the Stock and Note Purchase Agreement. The Company believes that, given such deposit for payment, it is in full compliance with all of its obligations under the 12.5%
Note Indenture. See "Certain Considerations Relating to the Stonington Restructuring--Certain Restrictions Under Indenture Governing the 12.5% Notes."

  On September 19, 1997, the Company and Merisel Americas entered into the Stock and Note Purchase Agreement with Phoenix. Pursuant to the Stock and Note Purchase Agreement, Phoenix acquired the Convertible Note in original principal amount of $137.1 million and 4,901,316 shares of Common Stock (the "Initial Shares") for $152,000,000. The Convertible Note is an unsecured obligation of the Company and Merisel Americas which upon issuance required an initial principal payment of $123,900,000, due January 31, 1998 and additional principal payments of $4,400,000 due on each of March 10, 1998, 1999 and 2000, assuming the Convertible Note is not converted into Common Stock prior to that time. On October 10, 1997, Phoenix exercised its option to convert (the "Optional Conversion") $3,296,285.70 principal amount of its Convertible Note into 1,084,305 shares of Common Stock (the "Optional Conversion Shares"). On November 13, 1997, Phoenix held 5,985,621 shares of Common Stock which represents 16.6% of the outstanding shares as of such date (or 19.9% of the outstanding shares as of immediately prior to the issuance of the Initial Shares on September 19, 1997). As a result of the Optional Conversion, the final principal payment due March 10, 2000 has been reduced by $3,296,285.70 for a net payment due on such date of $1,103,714.30. The principal payments due in 1998 and 1999 have not changed as a result of the Optional Conversion.

  The Convertible Note provides that, upon a favorable Stockholder vote and satisfaction of certain other conditions, the Convertible Note will automatically convert into approximately 44 million shares of Common Stock (subject to certain adjustments). The Conversion Shares, the Optional Conversion Shares and the Initial Shares would together represent 50,000,000 shares of Common Stock, or approximately 62.4% of the Common Stock outstanding immediately following consummation of the Stonington Conversion (based on the number of shares of Common Stock outstanding as of the Record Date). See "DESCRIPTION OF STOCK AND NOTE PURCHASE AGREEMENT, CONVERTIBLE NOTE AND REGISTRATION RIGHTS AGREEMENT."

  The Company and Merisel Americas used the proceeds from the issuance of the Initial Shares and the Convertible Note to repay substantially all of the indebtedness outstanding under the Operating Companies' Loan Agreements.

                      CERTAIN CONSIDERATIONS RELATING TO
                         THE STONINGTON RESTRUCTURING

 Risk of Nonconsummation of the Stonington Conversion

  The Convertible Note has a currently outstanding principal amount of $133,803,714.30 and bears interest initially at a rate of 11.5% per annum, which rate increases by an additional 1% per annum each month commencing at the end of November 1997, up to a maximum of 18% per annum. As permitted under the terms of the Convertible Note, the Company and Merisel Americas have elected to defer payment of interest on the Convertible Note. An initial principal payment of $123,900,000 is due on January 31, 1998, and additional principal payments of $4,400,000 will be due on March 10, 1998 and 1999 and a final principal payment of $1,103,714.30 will be due on March 10, 2000, if not earlier converted. If certain conditions are met, the entire principal amount of the Convertible Note will be converted into Common Stock, and the accrued and unpaid interest due thereon shall be forgiven. If the Stonington Conversion does not occur, the Company will be obligated to pay principal and interest on the Convertible Note when due. In such case, the Company would attempt to refinance the entire amount due under the Convertible Note. There can be no assurance that the Company would be able to obtain such refinancing. Should the Company be unable to refinance the debt outstanding under the Convertible Note prior to January 31, 1998, the Company will be unable to repay the $123,900,000 principal amount due on such date and such default would likely cause a material adverse change in its operations and financial stability and could result in the Company becoming subject to a case under the Federal bankruptcy laws. See "DESCRIPTION OF STOCK AND NOTE PURCHASE AGREEMENT, CONVERTIBLE NOTE AND REGISTRATION RIGHTS AGREEMENT."

 Certain Restrictions Under Indenture Governing the 12.5% Notes

  As of the Record Date, the Company had outstanding $125,000,000 principal amount of the 12.5% Notes. The 12.5% Notes bear interest at the rate of 12.5% per annum payable semiannually. By virtue of being an obligation of the Company, the 12.5% Notes are effectively subordinated to all liabilities of the Company's subsidiaries, including the Convertible Note and trade payables, and are not guaranteed by any of the Operating Companies. Pursuant to the Stock and Note Purchase Agreement, Phoenix has agreed to assist the Company in obtaining additional working capital and to provide, upon consummation of the Stonington Conversion, a $50 million, six-month working capital facility in the event such financing has not been provided by a third-party at such time; however, the 12.5% Note Indenture contains certain covenants that, among other things, limit the type and amount of additional indebtedness that may be incurred by the Company or its subsidiaries and impose limitations on investments, loans, advances, sales or transfers of assets, the making of dividends and other payments, the creation of liens, sale-leaseback transactions with affiliates and certain mergers. While the Company believes that it is currently in compliance with all covenants under the 12.5% Note Indenture, such covenants could restrict the Company's ability to borrow money (including the working capital facility to be provided by a third-party or Phoenix) in the future for its operations. Upon consummation of the Stonington Conversion, the Company will be able to borrow more money than it could otherwise borrow under the terms of the 12.5% Note Indenture prior to the Stonington Conversion.

  Except under certain conditions described below, the 12.5% Notes may not be redeemed at the option of the Company prior to December 31, 1999. After that date, however, all or any of the 12.5% Notes will be redeemable, in whole or in part, at the option of the Company with certain redemption premiums. In addition to such optional redemption, prior to December 31, 1997, the Company may use the net proceeds of an equity offering, such as the Stonington Conversion, to redeem up to 35% of the originally issued aggregate principal amount of the 12.5% Notes at a redemption price of 110% of the principal amount thereof plus accrued and unpaid interest to the redemption date. The Company has not yet determined whether it will use any of the proceeds of the Stonington Conversion to effect such a redemption.

  In addition, should the Stonington Conversion be consummated, each of the Noteholders would have the right during a 30 day offer period to cause the Company to purchase such holders' 12.5% Notes for 101% of the par value thereof plus accrued and unpaid interest. Phoenix has agreed to use its reasonable best efforts to obtain on behalf of the Company an executed commitment letter from one or more financial institutions for a stand-by credit or remarketing facility (the "Standby Facility") in order to repurchase or remarket any 12.5% Notes put to the Company. Based upon recent trading prices of the 12.5% Notes, however, the Company believes that it is unlikely that a significant portion of the outstanding 12.5% Notes would be tendered, although a change in the financial condition of the Company, or a change in other factors, could lead to a different result. The conversion of the Convertible Note is expressly conditioned upon obtaining the commitment letter for a Standby Facility, and no assurance can be given that the Standby Facility will be obtained. See "DESCRIPTION OF STOCK AND NOTE PURCHASE AGREEMENT, CONVERTIBLE NOTE AND REGISTRATION RIGHTS AGREEMENT--The Convertible Note--Conversion Rights."

 Restrictions Under the Convertible Note

  The Convertible Note contains certain restrictions on the Company and contains requirements that the Company achieve and maintain certain financial ratios. Such restrictions are substantially similar to those contained in the debt instruments that were refinanced with the proceeds of the issuance of the Convertible Note and include, among other things, limitations on the ability of the Company and its subsidiaries to incur additional indebtedness, to create, incur or permit the existence of certain liens, to make certain investments, to make capital expenditures above certain levels, to make certain sales of assets, to make certain payments with respect to its outstanding stock, to effect certain fundamental changes and to enter into certain other types of transactions. Although the Company was in compliance with these restrictions as of the Record Date, there can be no assurance that the Company will be able to maintain compliance with the prescribed financial ratio tests or other requirements of the Convertible Note. Failure to maintain compliance with such financial ratio tests or other requirements under the Convertible Note would result in a default and could lead to the acceleration of the Company's obligations under the Convertible Note as well as the acceleration of other indebtedness of the Company which, by the terms of the instruments creating, evidencing or governing such indebtedness, would be triggered upon an acceleration under the Convertible Note (including the 12.5% Notes). The acceleration of any such indebtedness would result in its becoming immediately due and payable and, in the event the Company was unable to refinance such indebtedness, would likely cause a material adverse change in the Company's operations and financial stability and could result in the Company becoming subject to a case under the Federal bankruptcy laws.

 Limitation on Use of Net Operating Losses

  Upon the consummation of the Stonington Conversion, the Company will undergo an ownership change for Federal income tax purposes and, accordingly, the Company will be limited in its ability to use its net operating loss carryovers ("NOLs") to offset future taxable income. Such limitation will generally be determined by multiplying the value of the Company's equity before the ownership change by the long-term tax-exempt rate (currently 5.27%). This is likely to limit significantly the Company's use of its NOLs in any one year. The Company believes, however, that such limitation would be no more significant than the limitation that would have resulted from the consummation of the Noteholder Restructuring.

 Change of Control

  Following consummation of the Stonington Conversion, the Company will be controlled by Stonington and the Board of Directors of the Company will be reconstituted to consist of three current directors (Mr. Dwight A. Steffensen, Dr. Arnold Miller and Mr. Lawrence J. Schoenberg), three Stonington designees (Messrs. Albert J. Fitzgibbons III, Bradley J. Hoecker and Stephen M. McLean), two additional management nominees (Messrs. James E. Illson and Robert J. McInerney) and one additional independent director (Mr. Thomas P. Mullaney). Pursuant to its stock ownership position following the Stonington Conversion, however, Stonington will have the ability to reconstitute the Board over time. The Stonington designees and the employee directors will not receive any fees from the Company for serving as directors. See "MANAGEMENT--Post-Stonington Conversion Board Configuration."

 Potential De-listing of the Common Stock

  On August 7, 1997, the Company met with representatives of the Nasdaq Stock Market, Inc. ("Nasdaq") regarding the potential de-listing of the Common Stock in connection with the Company's current non-compliance with the minimum net tangible assets test (the "Net Assets Test") required for continued listing on the Nasdaq National Market. Nasdaq granted the Company an exception with respect to the Net Assets Test (the "Exception") until October 1, 1997, by which time the Company was required to make a public filing with the Securities and Exchange Commission (the "Commission") and Nasdaq demonstrating compliance with all requirements for continued listing on the Nasdaq National Market. The Exception has since been extended to December 31, 1997. Should the Company fail to demonstrate full compliance with the Net Assets Test by December 31, 1997, Nasdaq has indicated that the Company's securities will be immediately de-listed from the Nasdaq National Market.

   The Company believes that, upon consummation of the Stonington Conversion, it will be in full compliance with all applicable listing criteria of the Nasdaq National Market. If the Common Stock were de-listed from the Nasdaq National Market, there could be an adverse effect on the liquidity of the market for the Common Stock.

                           DESCRIPTION OF STONINGTON

  Phoenix is a Delaware limited liability company whose sole member is the Fund.

  The Fund is a Delaware limited partnership managed by Stonington and was organized by Stonington to finance investments in industrial and other companies. The Fund's principal investors include major pension funds, United States and foreign banks, insurance companies and corporations.

  Stonington was formed in 1993 and, through the Fund, has raised $1 billion in funds available for investments. The senior principals of Stonington have been organizing investments since 1981, having closed an aggregate of 48 transactions with total consideration of approximately $21 billion.

  Since its formation, Stonington has structured and managed the acquisition by the Fund of Dictaphone Corporation, Goss Graphic Systems, Inc. and Packard BioScience Company. Dictaphone Corporation, which was formerly owned by Pitney Bowes Inc., is a leader in the development, manufacture, marketing, service and support of integrated voice and data management systems and software, which includes communications recording, dictation, voice processing, voice response, unified messaging and records management. Goss Graphic Systems, Inc. formerly the graphics systems business of Rockwell International Inc., is the world's leading supplier of printing press systems to newspaper publishers and a significant supplier to magazine, advertising insert, catalogue and other commercial publishers. Packard BioScience Company is a leading developer, manufacturer and marketer of analytical instruments and related products and services for use in the drug discovery and molecular biology segments of the life sciences industry and in the nuclear instrumentation industry. References in this Proxy Statement to "Stonington" shall include Phoenix and the Fund unless the context otherwise requires.

                   REASONS FOR THE STONINGTON RESTRUCTURING;
                   RECOMMENDATION OF THE BOARD OF DIRECTORS

  The purpose of the Stonington Restructuring is to enhance the long term viability of the Company and to contribute to its success by significantly deleveraging Merisel Americas, the main operating subsidiary of the Company, through the conversion of substantially all of its debt into Common Stock. At the same time the Stonington Conversion allows current Stockholders to retain an equity interest in the Company equal to 37.6% of the post-Stonington Conversion Common Stock (excluding employee incentive options) and eliminates the need for any prepackaged plan of reorganization, such as that contemplated by the Noteholder Restructuring. In addition, Stonington has agreed to assist the Company in obtaining additional working capital and, should the Stonington Conversion be consummated, to provide a $50 million, six-month working capital facility in the event such financing is unavailable from a third-party prior to such conversion. See "DESCRIPTION OF THE CONVERTIBLE NOTES--Conversion Rights."

  In making its decision, the Board considered several alternatives including financing the requisite amortization payments under the Operating Companies' Loan Agreement out of cash flow and refinancing the indebtedness outstanding under the Operating Companies' Loan Agreements with the proceeds of a rights offering. In analyzing its alternatives, the Board determined in consultation with DLJ that the Stonington Restructuring is economically more attractive to Stockholders than the Noteholder Restructuring and is fair to the Stockholders from a financial point of view. See "OPINION OF FINANCIAL ADVISOR TO THE COMPANY." The Board also considered the following favorable effects of consummation of the Stonington Restructuring:

  (1) The favorable impact that a substantial investment of new capital could have on the Company's customers and suppliers, which in turn could improve the Company's profitability through improved credit terms and manufacturer incentives, as well as the deleveraging of Merisel Americas upon the Stonington Conversion.

  (2) The availability of at least $50 million of additional working capital to be used to finance future operations and Stonington's willingness to assist the Company in obtaining additional permanent working capital.

  (3) The ability to satisfy all listing criteria of the Nasdaq National Market upon the Stonington Conversion.

  (4) The ability to avoid the possible uncertainty and negative effects typically encountered in connection with the filing of a case under the Federal Bankruptcy Code, as contemplated by the Noteholder
      Restructuring.

  The Board also considered the following potential negative effects of the Stonington Restructuring:

  (1) The risk that the conditions to the Stonington Conversion would not be satisfied, which would require the Company to refinance the Convertible Note prior to January 31, 1998 to avoid a default. See "CERTAIN CONSIDERATIONS RELATING TO THE STONINGTON RESTRUCTURING--Restrictions Under Convertible Note" and "DESCRIPTION OF THE CONVERTIBLE NOTES-- Conversion Rights."

  (2) The requirement that the Company (i) pay certain fees and reimburse Stonington for certain expenses in connection with entering into the Stock and Note Purchase Agreement, and (ii) pay a break-up fee and reimburse Stonington for certain additional expenses in the event the Company accepted a proposal which it believed, in the exercise of its fiduciary duties, provided greater value to Stockholders than the Stonington Restructuring, although the Company is not presently aware of any such proposals. See "DESCRIPTION OF STOCK AND NOTE PURCHASE AGREEMENT, CONVERTIBLE NOTE AND REGISTRATION RIGHTS AGREEMENT--The Convertible Note--Termination."

  (3) The fact that the Stonington Conversion will constitute a change in control of the Company and would foreclose the future sale of control without Stonington's consent, although Stonington has agreed to grant "tag-along" rights to Stockholders in the event that it sells a certain amount of its equity in the

      Company. See "DESCRIPTION OF STOCK AND NOTE PURCHASE AGREEMENT, CONVERTIBLE NOTE AND REGISTRATION RIGHTS AGREEMENT--The Stock and Note Purchase Agreement--Tag-Along Rights."

  (4) The issuance of shares of Common Stock to Stonington at $3.04, a price that was below the then current market price of the Common Stock, although the Board recognized that, prior to the announcement of the Original Stonington Proposal, the Common Stock was trading at lower prices than the purchase price represented by the Stonington Restructuring for the Common Stock. See "CERTAIN CONSIDERATIONS RELATING TO THE STONINGTON CONVERSION."

  (5) The risk of de-listing of the Common Stock from the Nasdaq National Market caused by the delay required by the Stonington Conversion. Nasdaq has since granted the Company's request for an extension to December 31, 1997 to demonstrate compliance with all listing requirements of the Nasdaq National Market. See "CERTAIN CONSIDERATIONS RELATING TO THE STONINGTON CONVERSION--Potential De-listing of the Common Stock."

  For additional information on the consequences of implementing the Stonington Conversion, see "CERTAIN CONSIDERATIONS RELATING TO THE STONINGTON RESTRUCTURING."

  In analyzing these factors the Board did not assign relative weights to any particular factor but concluded that, based upon all the facts and circumstances at the time, the Stonington Restructuring represented the best alternative available to the Company and its Stockholders. ACCORDINGLY, THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE CHARTER AMENDMENT AND THE STONINGTON CONVERSION.

                  OPINION OF FINANCIAL ADVISOR TO THE COMPANY

  DLJ, as part of its role as financial advisor to the Board of Directors of the Company, was asked by the Board to render an opinion to the Board as to whether the consideration to be received by the Company pursuant to the Stonington Restructuring is fair to the Company from a financial point of view. On September 18, 1997, DLJ rendered to the Board its opinion, later confirmed in writing (the "DLJ Opinion"), that, as of such date, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the consideration to be received by the Company in the Stonington Restructuring was fair to the Company from a financial point of view.

  THE FULL TEXT OF THE DLJ OPINION IS ATTACHED HERETO AS ANNEX III. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE DLJ OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW BY DLJ.

  The DLJ Opinion was prepared for the Board and is directed only to the fairness of the consideration received by the Company in the Stonington Restructuring. The DLJ Opinion does not constitute a recommendation to any Stockholder of the Company as to how such Stockholder should vote on the Stonington Restructuring. The DLJ Opinion does not address the Board's decision to proceed with the Stonington Restructuring.

  DLJ was not requested by the Board to make, nor did DLJ make, any recommendation as to the amount of the consideration to be sought by the Company. No restrictions or limitations were imposed by the Board upon DLJ with respect to the investigation made or the procedures followed by DLJ in rendering its opinion.

  In arriving at its opinion, DLJ reviewed the Stock and Note Purchase Agreement, the Limited Waiver and Agreement to Amend with the holders of indebtedness under the Operating Companies' Loan Agreements, the Limited Waiver Agreement, the Registration Statement and financial and other information that was publicly available or furnished to DLJ by the Company, including information provided during discussions with its management. Included in the information provided during discussions with management were certain financial projections of the Company for the period beginning January 1, 1997 and ending December 31, 2001 prepared by management of the Company. In addition, DLJ compared certain financial aspects of the Stonington

Restructuring and the Noteholder Restructuring, compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of its opinion.

  DLJ noted the potential adverse impact of the Noteholder Suit in their presentation to the Board on September 18, 1997. DLJ made no attempt to quantify this potential adverse impact and did not incorporate costs associated with these claims into their financial analysis because (i) the Company believes it has strong defenses to the Noteholder Suit, (ii) the Company has made no provision for future payment with respect to the Noteholder Suit, and (iii) the Company believes the cost, if any, is too speculative to determine.

  In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by the Company or its representatives, or that was otherwise reviewed by it. With respect to the financial projections supplied to DLJ, DLJ assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. DLJ did not assume any responsibility for making an independent evaluation of the Company's assets or liabilities or for making any independent verification of any of the information reviewed by it.

  The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to it as of, the date of the opinion. The following is a summary of certain financial analyses performed by DLJ and presented to the Board at its September 18, 1997 meeting.

  Performance of the Common Stock. DLJ's analysis of the performance of the Company's Common Stock consisted of a comparison of the closing prices of the Company's Common Stock from September 12, 1996 through September 14, 1997 to the effective buy-in price Stonington offered of $3.04 per share. For all days from September 12, 1996 to August 24, 1997, the price of the Common Stock was below $3.04 and for all days from August 25, 1997 through September 14, 1997, the price of the Common Stock was above $3.04.

  Comparison of the Stonington Restructuring and the Noteholder
Restructuring. DLJ compared certain financial aspects of the Stonington Restructuring and the Noteholder Restructuring and noted that the Stonington Restructuring would result in a change of control of the Company whereas the Noteholder Restructuring would have resulted in a number of new stockholders instead of one large stockholder. DLJ also compared the implied total equity values of the Company under each of the Stonington Restructuring and the Noteholder Restructuring. The Stonington Restructuring implied a total equity value of $243.4 million, which equals the amount of the Stonington investment of $152 million divided by the percentage of the Company that Stonington would own under the Stonington Restructuring of 62.4%. The Noteholder Restructuring implied a total equity value of $211.6 million, which equals the sum of (i) the principal amount of the 12.5% Notes of $125 million multiplied by a recent trading price of 125% of face value and (ii) estimated accrued interest for ten months of $13 million divided by the percentage of the Company that the Noteholders would own under the Restructuring of 80%. DLJ also calculated the equity value attributable to existing Stockholders at assumed total equity values of the Company of $200 million, $250 million and $300 million under both the Stonington Restructuring and the Noteholder Restructuring. The per share equity value and the aggregate equity value attributable to the existing Stockholders were calculated by adding the existing Stockholders' share of the pro forma equity to the estimated value of the Warrants under the Noteholder Restructuring. The estimated value of the Warrants was calculated in two ways:
(i) by estimating the market value of the Warrants and (ii) by determining the intrinsic value of the Warrants. The market value of the Warrants was estimated using the Black-Scholes option valuation model assuming (i) a volatility of the Company of 50.2%, which equals the average of the volatility of Ingram Micro, Inc. (from Ingram Micro, Inc's initial public offering on November 1, 1996 through September 2, 1997) and Tech Data Corporation (from August 30, 1996 through September 2, 1997) and (ii) a seven year risk free treasury rate of 6.255%. The intrinsic value of the Warrants was determined by subtracting the exercise price of the Warrants from the market price of the Common Stock where the market price of the Common Stock exceeded the exercise price of the Warrants.

  The actual volatility of the Common Stock from August 30, 1996 through September 2, 1997 was 111.2%. However, over this period, the Company was much more leveraged than it would be as a result of the consummation of either of the Stonington Restructuring or the Noteholder Restructuring. In addition, over this period the price of the Common Stock averaged $2 per share, implying a total equity value of the Company of $60.2 million.

  The following table presents a summary of the results of such calculations.

                                   ASSUMING                      ASSUMING                      ASSUMING
                                 $200 MILLION                  $250 MILLION                  $300 MILLION
                                 EQUITY VALUE                  EQUITY VALUE                  EQUITY VALUE
                          ---------------------------   ---------------------------   ---------------------------
                           STONINGTON    NOTEHOLDER      STONINGTON    NOTEHOLDER      STONINGTON    NOTEHOLDER
                          RESTRUCTURING RESTRUCTURING   RESTRUCTURING RESTRUCTURING   RESTRUCTURING RESTRUCTURING
                          ------------- -------------   ------------- -------------   ------------- -------------
Total Shares of Common
 Stock Held by
 Stockholders of Record
 on September 18, 1997..       30.1          30.1            30.1          30.1            30.1          30.1
Total Warrants
 Outstanding(1).........          0          26.3 (2)           0          13.2 (3)           0             0 (4)
Total Shares of Common
 Stock Outstanding Post-
 Transaction............       80.1         150.4 (2)        80.1         163.6 (3)        80.1         176.7 (4)
Existing Stockholder
 Ownership Percentage
 Post-Transaction.......       37.6%         20.0%(2)        37.6%         26.4%(3)        37.6%         31.9%(4)
Equity Value
 Attributable to
 Existing Stockholders:
Per-Share Equity Value
 Including Estimated
 Market Value of
 Warrants(5)............      $2.50        $ 1.93           $3.12        $ 2.48          $ 3.75        $ 3.05
Per-Share Equity Value
 Including Estimated
 Intrinsic Value of
 Warrants...............      $2.50        $ 1.33           $3.12        $ 1.74          $ 3.75        $ 2.24
Aggregate Equity Value
 Including Estimated
 Market Value of
 Warrants(6)............      $75.1        $ 58.0           $93.9        $ 74.7          $112.7        $ 91.6
Aggregate Equity Value
 Including Estimated
 Intrinsic Value of
 Warrants...............      $75.1        $ 40.0           $93.9        $ 52.3          $112.7        $ 67.4

-------

(1) The Warrants under the Noteholder Restructuring were to be issued in two series, Series A Warrants and Series B Warrants. The Series A Warrants had a strike price of $1.43 (before the proposed one-for-five reverse stock split) and thus would be "in the money" at a total equity value of $215 million. The Series B Warrants had a strike price of $1.74 (before the proposed one-for-five reverse stock split) and thus would be "in the money" at a total equity value of $265 million.
(2) Assumes both the Series A Warrants and the Series B Warrants are "out of the money" and unexercised.
(3) Assumes only the Series A Warrants are "in the money" and exercised for an aggregate exercise price of $18.8 million.
(4) Assumes both the Series A Warrants and the Series B Warrants are "in the money" and exercised for an aggregate exercise price of $41.7 million.
(5) Assumes 50.2% volatility. At a 111.2% volatility, which equals the volatility of the Company from August 30, 1996 through September 2, 1997, and at total equity values of $200, $250 and $300 million, the per share equity value including the estimated market value of the Warrants would be $2.27, $2.85 and $3.44. However, in light of the improved capital structure under either restructuring, the Company believes that its volatility will be significantly lower than recent historical values.

(6) Assumes 50.2% volatility. At a 111.2% volatility, which equals the volatility of the Company from August 30, 1996 through September 2, 1997, and at total equity values of $200, $250 and $300 million, the aggregate equity value including the estimated market value of the Warrants would be $68.2 million, $85.8 million, and $103.5 million, respectively. However, in light of the improved capital structure under either restructuring, the Company believes that its volatility will be significantly lower than recent historical values.

  DLJ compared the pro forma capitalization of the Company under the Stonington Restructuring and the Noteholder Restructuring. Such analysis indicated a pro forma capitalization of approximately $313.1 million, consisting of approximately 50.4% debt and 49.6% stockholders' equity, under the Stonington Restructuring and a pro forma capitalization of approximately $300.4 million, consisting of approximately 51.7% debt and 48.3% stockholders' equity, under the Noteholder Restructuring. DLJ also performed a leverage analysis, which indicated ratios of total operating company debt to EBITDA (as defined below) and total debt to EBITDA of 0.9x and 4.2x under the Stonington Restructuring and 4.2x and 4.2x under the Noteholder Restructuring. The leverage analysis also indicated ratios of total operating company debt plus asset securitization balance to EBITSDA (as defined below) and total debt plus asset securitization balance to EBITSDA of 5.4x and 7.9x under the Stonington Restructuring and 7.8x and 7.8x under the Noteholder Restructuring.

  Comparison of Selected Publicly Traded Comparable Companies. DLJ analyzed the operating performance of the Company relative to eight sets of companies deemed to be reasonably comparable to the Company because they possess general business, operating and financial characteristics similar to the Company (collectively, the "Comparable Companies"). The Comparable Companies consisted of (i) Full Line Computer Distribution Companies including Ingram Micro and Tech Data, (ii) Aggregators including Inacom Corporation, MicroAge, CompuCom and Vanstar Corporation, (iii) Electronics Distribution Companies including, Arrow Electronics, Avnet, Marshall Industries and Pioneer Standard Electronics, (iv) Automotive Parts Distribution Companies including APS Holding, Genuine Parts and TBC Corporation, (v) Drug/Medical Distribution Companies including Bergen Brunswig, Bindley Western, Cardinal Health and McKesson Corporation, (vi) Food Distribution Companies including Fleming Companies, JP Foodservice, Performance Food and SYSCO, (vii) Industrial Distribution Companies including Anixter, Applied Industrial Technologies and Grainger and (viii) Office Products Distribution Companies including Boise Cascade, Corporate Express and Viking Office Products.

  DLJ compared certain market trading statistics with the Comparable Companies including total enterprise value (defined as market value of common equity plus book value of total debt less cash and cash equivalents) (based on reported closing prices for the Comparable Companies on September 12, 1997) as a multiple of the latest twelve months ("LTM") revenues, LTM earnings before interest, taxes, depreciation, amortization and loss (gain) on the disposition of fixed assets ("EBITDA"), LTM earnings before interest and taxes ("EBIT"), price to earnings ratios ("P/E") based on the estimated calendar years ended 1997 and 1998 EPS (as estimated by First Call Corporation).

  DLJ analyzed the operating performance of the Company for the latest twelve months ended June 30, 1997 and the total enterprise value as implied by both the Stonington Restructuring and the Noteholder Restructuring two ways for each proposed transaction. First, DLJ calculated the total enterprise value of the Company by excluding the balance of the Company's off-balance sheet accounts receivable securitization program from total debt ("Excluding Accounts Receivable Securitization") but subtracting the securitization fees paid to utilize this program from earnings before interest, taxes, securitization fees, depreciation and amortization ("EBITSDA") to get EBITDA. Second, DLJ calculated the total enterprise value of the Company by including the balance of the Company's off-balance sheet accounts receivable securitization program in total debt ("Including Accounts Receivable Securitization") but excluding securitization fees from the calculation and utilizing EBITSDA for multiple calculation. That is, DLJ calculated (i) total enterprise value (excluding the off-balance sheet accounts receivable securitization program as debt) as a multiple of EBITDA and (ii) total enterprise value (including the off-balance sheet accounts receivable securitization program as debt) as a multiple of EBITSDA.

  As of September 12, 1997 the analysis resulted in a total enterprise value to LTM revenues for the Company if the Stonington Restructuring was assumed of 0.11x Excluding Accounts Receivable Securitization or 0.18x Including Accounts Receivable Securitization and in a total enterprise value to LTM revenues for the Company if the Noteholder Restructuring was assumed of 0.10x Excluding Accounts Receivable Securitization or 0.17x Including Accounts Receivable Securitization compared to total enterprise value to LTM revenues for (i) Full Line Computer Distribution Companies average of 0.6x, (ii) Aggregators average of 0.24x, (iii) Electronics Distribution Companies average of 0.56x, (iv) Automotive Parts Distribution Companies average of 0.63x, (v) Drug/Medical Distribution Companies average of 0.34x, (vi) Food Distribution Companies average of 0.34x,

(vii) Industrial Distribution Companies average of 0.70x and (viii) Office Products Distribution Companies average of 0.97x.

  The analysis resulted in a total enterprise value to LTM EBITDA for the Company if the Stonington Restructuring was assumed of 10.6x Excluding Accounts Receivable Securitization or 12.5x Including Accounts Receivable Securitization and total enterprise value to LTM EBITDA for the Company if the Noteholder Restructuring was assumed of 9.7x Excluding Accounts Receivable Securitization or 11.8x Including Accounts Receivable Securitization compared to total enterprise value to LTM EBITDA for (i) Full Line Computer Distribution Companies average of 13.7x, (ii) Aggregators average of 8.2x,
(iii) Electronics Distribution Companies average of 9.1x, (iv) Automotive Parts Distribution Companies average of 15.8x, (v) Drug/Medical Distribution Companies average of 15.7x, (vi) Food Distribution Companies average of 9.6x,
(vii) Industrial Distribution Companies average of 8.9x and (viii) Office Products Distribution Companies average of 14.2x.

  The analysis resulted in a total enterprise value to LTM EBIT for the Company if the Stonington Restructuring was assumed of 15.6x Excluding Accounts Receivable Securitization or 25.5x Including Accounts Receivable Securitization and total enterprise value to LTM EBIT for the Company if the Noteholder Restructuring was assumed of 14.3x Excluding Accounts Receivable Securitization or 24.2x Including Accounts Receivable Securitization compared to total enterprise value to LTM EBIT for (i) Full Line Computer Distribution Companies average of 15.8x, (ii) Aggregators average of 11.0x, (iii) Electronics Distribution Companies average of 10.5x, (iv) Automotive Parts Distribution Companies (average was not meaningful), (v) Drug/Medical Distribution Companies average of 21.0x, (vi) Food Distribution Companies average of 13.6x, (vii) Industrial Distribution Companies average of 11.5x and
(viii) Office Products Distribution Companies average of 18.7x.

  The analysis resulted in a P/E based on 1997 EPS for the Company if the Stonington Restructuring was assumed of 27.0x and in a P/E based on 1997 EPS for the Company if the Noteholder Restructuring was assumed of 23.7x compared to the P/E based on 1997 EPS for (i) Full Line Computer Distribution Companies average of 24.4x, (ii) Aggregators average of 18.3x, (iii) Electronics Distribution Companies average of 14.9x, (iv) Automotive Parts Distribution Companies average of 15.4x, (v) Drug/Medical Distribution Companies average of 25.9x, (vi) Food Distribution Companies average of 19.3x, (vii) Industrial Distribution Companies average of 18.4x and (viii) Office Products Distribution Companies average of 28.3x.

  The analysis resulted in a P/E based on 1998 EPS for the Company if the Stonington Restructuring was assumed of 12.9x and in a P/E based on 1998 EPS for the Company if the Noteholder Restructuring was assumed of 12.5x compared to the P/E based on 1998 EPS for (i) Full Line Computer Distribution Companies average of 20.4x, (ii) Aggregators average of 13.0x, (iii) Electronics Distribution Companies average of 12.7x, (iv) Automotive Parts Distribution Companies average of 10.9x, (v) Drug/Medical Distribution Companies average of 21.1x, (vi) Food Distribution Companies average of 17.1x, (vii) Industrial Distribution Companies average of 15.3x and (viii) Office Products Distribution Companies average of 20.3x.

  Analysis of Selected Transactions in the Computer Distribution Industry. DLJ reviewed publicly available information for five selected merger and acquisition transactions in the computer distribution industry and announced subsequent to April 21, 1996 (the "Selected Computer Distribution Transactions"). The Selected Computer Distribution Transactions reviewed were:
(i) Corporate Express Inc./ASAP Software Express, Inc., (ii) General Electric Capital Services/AmeriData Technologies Inc., (iii) Synnex Information Technologies/Merisel FAB, (iv) Tech Data Corporation/Macotron AG and (v) Ingram Micro Inc./Intelligent Electronics, Inc. DLJ reviewed the consideration paid in such transactions in terms of the total enterprise value as a multiple of LTM revenues, EBITDA and EBIT of the acquired entity prior to its acquisition. The analysis resulted in (i) a range of 0.02x to 0.52x and an average (excluding high and low values) of 0.19x total enterprise value to LTM revenues compared to 0.11x Excluding Accounts Receivable Securitization or 0.18x Including Accounts Receivable Securitization under the Stonington Restructuring and 0.10x Excluding Accounts Receivable Securitization or 0.17x Including Accounts Receivable Securitization under the Noteholder Restructuring, (ii) a range of 3.9x to 8.8x and an average (excluding high and low values) of 7.2x total enterprise value to LTM EBITDA compared to 10.6x Excluding Accounts Receivable Securitization or 12.5x Including Accounts Receivable Securitization under the Stonington Restructuring and 9.7x Excluding Accounts Receivable Securitization or 11.8x Including Accounts Receivable Securitization under the Noteholder Restructuring, and (iii) a range of 8.1x to 34.2x and an average (excluding high and low values) of 9.7x total enterprise value to LTM EBIT compared to 15.6x Excluding Accounts Receivable Securitization or 25.5x Including Accounts Receivable Securitization under the Stonington Restructuring and 14.3x Excluding Accounts Receivable Securitization or 24.2x Including Accounts Receivable Securitization under the Noteholder Restructuring.

  Premium Analysis. DLJ reviewed publicly available information to determine the premiums paid in selected transactions ranging in size from $100 million to $300 million in equity value completed subsequent to January 1, 1994 (the "Selected Transactions"). DLJ reviewed the percentage premium in each transaction represented by the offer prices over the trading prices one day, one week and one month prior to the announcement date of each respective transaction. The average percentage amount by which the offer prices exceeded the closing stock prices one day, one week and one month prior to the announcement date for the Selected Transactions was approximately 34.2%, 39.4% and 48.4%, respectively. This compares to the percentage amounts by which the Stonington Restructuring exceed the closing stock price of the Company one day, one week and one month prior to July 15, 1997, the date of the press release announcing the Original Stonington Proposal, of 49.7%, 54.4% and 49.7%, respectively.

  The summary set forth above does not purport to be a complete description of the analyses performed by DLJ, but describes in summary form the principal elements of the presentation made by DLJ to the Board on September 18, 1997. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily summarized. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support its conclusion. DLJ considered the results of each analysis in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

  DLJ was selected to render an opinion in connection with the Stonington Restructuring based upon DLJ's qualifications, expertise and reputation in restructuring and reorganization contexts, including the fact that DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

  Pursuant to the terms of the July 3, 1997 amendment to the engagement letter, dated January 16, 1997, agreed to by both DLJ and the Company (the "DLJ Agreement") the Company agreed to pay DLJ (i) a retainer fee of $100,000, payable upon execution of the letter and $75,000 per month, thereafter (the "DLJ Retainer Fee"), (ii) a fee of $500,000 at the time DLJ notifies the Board that it was prepared to deliver DLJ's opinion and $50,000 for each additional or updated opinion delivered by DLJ with respect to a transaction (the "DLJ Opinion Fee") and (iii) a financing fee of (a) four percent of the gross proceeds received by the Company in connection with the issuance and sale by the Company of equity securities (which would amount to $6.08 million in connection with the Stonington Restructuring) and (b) three percent of the gross proceeds received by the Company in connection with the issuance and sale by the Company of debt securities (which, including a restructuring fee, would have amounted to approximately $5.7 million in connection with the Noteholder Restructuring if the $l49.2 million of debt outstanding under the Operating Companies' Loan Agreements on a pro forma basis as of June 30, 1997 were refinanced), less the DLJ Retainer Fee and the DLJ Opinion Fee. The

Company has agreed to reimburse DLJ for certain out-of-pocket expenses and to indemnify DLJ and certain related persons for certain potential liabilities and expenses relating to its services provided to the Board.

  DLJ provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on the securities of the Company for its own account and for the account of customers.

                        MARKET AND TRADING INFORMATION

  The following table sets forth the quarterly high and low sale prices for the Common Stock as reported by the Nasdaq National Market.

                                                                 HIGH     LOW
                                                               -------- --------
   FISCAL YEAR 1995
     First quarter............................................ $8 1/2   $3 7/8
     Second quarter...........................................  7 3/4    4 1/2
     Third quarter............................................  8 3/8    5 1/2
     Fourth quarter...........................................  6 5/8    4 1/8
   FISCAL YEAR 1996
     First quarter............................................  5 7/8    2 1/4
     Second quarter...........................................  5 1/16   2 1/16
     Third quarter............................................  3 13/16  1 13/16
     Fourth quarter...........................................  2 5/16   1 9/16
   FISCAL YEAR 1997
     First quarter............................................  2 1/2    1 9/16
     Second quarter...........................................  2 1/2    1 1/32
     Third quarter............................................  4 11/16  1 7/8
     Fourth quarter through November [13]..................... [5 1/4]  [3 3/8]

  On July 14, 1997, the trading day immediately prior to the date that the Company announced the terms of the Original Stonington Proposal, the closing sale price for the Common Stock was $2 1/32 per share. On September 18, 1997, the day immediately prior to the date that the Company announced that it entered into the Stock and Note Purchase Agreement with Phoenix and issued the Convertible Note, the closing sale price for the Common Stock was $4 9/32 per share. On November [13], 1997, the closing sale price for the Common Stock was $[4 1/4] per share.

  The Common Stock is currently traded on the over-the-counter market and is quoted on the Nasdaq National Market under the symbol "MSEL." The Company has never declared or paid and does not expect to declare or pay dividends in the near future on the outstanding Common Stock. Restrictions contained in the instruments governing the outstanding indebtedness of the Company restrict its ability to provide funds that might otherwise be used by the Company for the payment of dividends on the Common Stock. See "CERTAIN CONSIDERATIONS RELATING TO THE STONINGTON RESTRUCTURING" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS--Liquidity and Capital Resources."

            INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

INTEREST OF CERTAIN DIRECTORS AND EXECUTIVE OFFICERS

  Pursuant to his employment agreement with the Company, effective for three years commencing February 12, 1997, Dwight A. Steffensen serves as Chairman of the Board of Directors and Chief Executive Officer of the Company and is entitled to continue to vest on a deferred basis in 500,000 stock appreciation rights ("SARs") granted to him under his former employment contract. The SARs vest at the rate of 1/48th per month and, at the date of the Stockholders' Meeting, 357,292 of the SARs will be vested. The SARs have an exercise price of $2.8175 per share and, to the extent not previously vested, become fully vested in the event of a transaction involving the sale of the Company, such as would occur upon consummation of the Stonington Conversion. Once vested, Mr. Steffensen has the right to convert (and Mr. Steffensen has expressed his intention to convert) his SARs into options to purchase an equivalent number of shares under the Company's 1991 Employees Stock Option Plan (subject to the availability of shares under the plan and to the extent permitted under applicable law). The agreement also provides Mr. Steffensen with a lump-sum bonus of $790,000 in the event of such a transaction during the term of Mr. Steffensen's agreement with the Company provided that the right to receive this payment will not survive past February 12, 1998 unless approved by the Board. Mr. Steffensen is subject to specified covenants of noncompetition, nonsolicitation and confidentiality, and is entitled to receive a lump-sum payment of $1,010,000 in consideration for his compliance with such covenants in the event of such a transaction. Pursuant to the foregoing agreements, upon consummation of the Stonington Conversion, Mr. Steffensen will be entitled to payments totaling $1,800,000 and immediate vesting of his unvested SARs (approximately 143,000 as of the date of the Stockholders Meeting).

  If his employment is terminated by the Company during the term of the agreement, other than for "cause" (as defined in Mr. Steffensen's agreement with the Company), Mr. Steffensen will be entitled to receive his base salary for the remainder of such term and a prorated share of any performance bonus payable for the quarter in which the termination occurs. In addition, if such a termination occurs when negotiations for the sale of the Company are under way, Mr. Steffensen will be entitled to full vesting in his SARs and to payment of the lump sum bonus and the covenant consideration described above. If any payment to Mr. Steffensen becomes subject to an excise tax under
Section 4999 of the Code, he will receive a gross-up payment from the Company equal to 75% of such tax.

  If the Stonington Conversion is consummated and the Stock Award and Incentive Plan is approved by Stockholders, the Company intends to offer to exchange "out of the money" stock options held by its employees, including certain executive officers of the Company, for newly issued stock options with an exercise price based on the then-current market price. See "DISCUSSION OF THE PROPOSALS--Stock Award and Incentive Plan--Post-Stonington Conversion Stock Option Grants."

INTEREST OF STONINGTON

  The Company has paid Stonington a Transaction Fee of $3 million (as hereinafter described) pursuant to the Stock and Note Purchase Agreement. Furthermore, whether or not the Company consummates the Stonington Conversion, the Company has agreed to reimburse Stonington for all out-of-pocket legal fees and expenses incurred by Stonington in defending the tortious interference suit which has been brought against Stonington by certain Consenting Noteholders. However, this obligation does not obligate the Company to indemnify Stonington for the amount of any adverse judgment entered against Stonington or amounts paid in settlement. In addition, if the Stonington Conversion is not consummated and certain other conditions are met, the Company could be required to pay Stonington a termination fee of $7.5 million and reimburse Stonington for all out-of-pocket fees and expenses incurred in connection with the transactions contemplated by the Stock and Note Purchase Agreement and the Convertible Note (excluding amounts payable with respect to an adverse judgment on settlement of any pending or threatened legal proceeding against Stonington). See "DESCRIPTION OF STOCK AND NOTE PURCHASE AGREEMENT, CONVERTIBLE NOTE AND REGISTRATION RIGHTS AGREEMENT--Transaction Fee" and "--Termination."

  On September 19, 1997, Phoenix became the holder of 4,901,316 shares of Common Stock. On September 29, 1997, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") terminated, allowing Phoenix the option to convert $3,296,285.70 principal amount of its Convertible Note into 1,084,305 shares of Common Stock. Such Optional Conversion was effected on October 10, 1997. Upon consummation of the Optional Conversion, and as of November 13, 1997, Phoenix held 5,985,621 shares of Common Stock which represents approximately 16.6% of the outstanding shares as of November 13, 1997 (or 19.9% of the outstanding shares as of immediately prior to the issuance of the Initial Shares on September 19, 1997). As a result of the Optional Conversion, the final principal payment due March 10, 2000 has been reduced by $3,296,285.70 for a net payment due on such date of $1,103,714. The principal payments due in 1998 and 1999 have not changed as a result of the Optional Conversion. Phoenix will be eligible to vote all of its 5,985,621 shares at the Stockholders' Meeting and Stonington has indicated its intention to cause Phoenix to vote all of such shares FOR each of the Proposals.

  Should the Stockholders approve the Charter Amendment and the Stonington Conversion and certain other conditions are satisfied or waived, the Stonington Conversion will be effected automatically. The Convertible Note would be converted at the Conversion Rate of 328.9473684211 shares of Common Stock for each $1,000 principal amount of the Convertible Note (and all deferred interest payments shall be forgiven) which represents approximately $3.04 plus a pro rata share of such deferred and unpaid interest per share of Common Stock. On the Record Date, the closing sale price for the Common Stock was $4 3/16 per share. See "MARKET AND TRADING INFORMATION" and "DESCRIPTION OF STOCK AND NOTE PURCHASE AGREEMENT, CONVERTIBLE NOTE AND REGISTRATION RIGHTS AGREEMENT."

INTEREST OF FINANCIAL ADVISOR

  Pursuant to the DLJ Agreement, if the Stonington Conversion is consummated, the Company would owe DLJ $6.08 million, reduced by the amount of certain fees previously paid. In addition to this fee, the Company has been paying DLJ a monthly fee of $75,000 (which commenced February 15, 1997), which is payable pursuant to and to be credited against fees relating to the Stonington Restructuring. The Company has also agreed to pay DLJ a fee in cash of $500,000 in connection with the Board's request for a fairness opinion related to the Stonington Restructuring. However, such fee would be netted against the above-referenced $6.08 million fee. The Company has also agreed to pay DLJ's reasonable out-of-pocket expenses and to indemnify DLJ on certain terms and conditions.

                          DISCUSSION OF THE PROPOSALS

CHARTER AMENDMENT

  The Board has unanimously adopted resolutions proposing that the Company's Certificate of Incorporation be amended by the Charter Amendment. The purpose of the Charter Amendment is to increase the number of authorized but unissued shares of Common Stock so as to ensure that a sufficient number of such shares are available for issuance pursuant to the Stonington Conversion and for future corporate purposes. Should the Stonington Conversion be approved by the requisite vote of Stockholders and thereafter consummated, an aggregate of up to 44,014,379 shares of Common Stock (subject to customary anti-dilution adjustments) will be issued to Phoenix upon the conversion. As of the Record Date, the Company had authorized capital stock of 51,000,000 shares, including 50,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, $.01 par value. Also as of such date, the Company had 36,064,116 shares of Common Stock outstanding, leaving only 13,935,884 authorized but unissued shares of Common Stock.

  The Charter Amendment, upon filing with the Secretary of State of Delaware, would amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 to 150,000,000 shares. The Charter Amendment will not affect the number of authorized shares of preferred stock of the Company or the par value per share of common stock or preferred stock. If the requisite approval by the Stockholders is obtained, the Charter Amendment will be effective upon the date of filing of the Charter Amendment with the Delaware Secretary of State. The voting and other rights of the Common Stock will not be altered by the Charter Amendment.

  Upon adoption of the Charter Amendment and after consummation of the Stonington Conversion, 69,921,505 shares of Common Stock will be available for issuance by the Board. Other than as described in this Proxy Statement, the Company has no present intention to use the additional shares for any purpose and has not entered into any understanding or agreement regarding the issuance thereof. The proposed increase in the number of authorized shares will, however, make such shares available for future issuance for cash, for acquisitions of property or shares of other corporations, for stock dividends and stock splits, for employee compensation, and for other corporate purposes of the Company. Unless required to do so by law or the rules of any exchange or trading system upon which the Common Stock is then listed, the Board would not be required to seek from Stockholders any authorization or approval for the issuance of additional shares of Common Stock.

  Stockholders should recognize that issuance of additional shares of Common Stock could, among other things, have a dilutive effect on future earnings per share of Common Stock and on the percentage of equity ownership and voting rights of the current Stockholders. However, the Board believes that the benefits of providing the Company with the flexibility to issue shares of Common Stock without further Stockholder approval and delay outweigh the possible disadvantages of dilution to the current Stockholders and that it is prudent and in the best interests of the Stockholders to provide the advantage of greater flexibility that will result from the adoption of the Charter Amendment.

  The Charter Amendment will not be effective unless and until it is filed with the Secretary of State of the State of Delaware. The Board has reserved the right, pursuant to Section 242(c) of the DGCL, to abandon such amendment even if the Charter Amendment is authorized by the Stockholders. However, if the Charter Amendment is authorized by a vote of the Company's Stockholders, the Board intends to file the Charter Amendment with the Delaware Secretary of State.

  The Charter Amendment is set forth in its entirety in Annex I to this Proxy Statement. The final text of the Charter Amendment is subject to change in order to meet the requirements as to form that may be requested or required by the Secretary of State's Office of the State of Delaware.

  THE AFFIRMATIVE VOTE OF THE MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE ON THE CHARTER AMENDMENT IS REQUIRED FOR APPROVAL OF THE CHARTER AMENDMENT. ACCORDINGLY, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE EFFECT OF A VOTE AGAINST THE CHARTER AMENDMENT. UNLESS INSTRUCTED TO THE CONTRARY IN THE PROXY, THE SHARES REPRESENTED BY THE PROXIES WILL BE VOTED FOR THE CHARTER AMENDMENT.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE CHARTER AMENDMENT.

STONINGTON CONVERSION

  The Board has unanimously adopted a resolution approving, as part of the Stonington Conversion, the issuance of up to 45,098,685 shares of Common Stock, subject to adjustment pursuant to customary antidilution provisions. On October 10, 1997, Phoenix exercised its option to convert $3,296,285.70 principal amount of its Convertible Note into 1,084,305 shares of Common Stock, as a result of which Phoenix holds a total of 5,985,621 shares of Common Stock. Upon conversion of its Convertible Note into 44,014,379 shares of Common Stock, Phoenix would hold, together with the Initial Shares and the Optional Conversion Shares, an aggregate of 50,000,000 shares of Common Stock, which would represent approximately 62.4% of the outstanding Common Stock based on the number of outstanding shares of Common Stock on the Record Date and excluding shares issuable thereafter pursuant to the exercise of outstanding or new employee stock options. The approval by the Stockholders of the issuance of Common Stock pursuant to the Stonington Conversion is required by the applicable rules of Nasdaq.

  The Stonington Conversion will not take effect unless and until the Charter Amendment is approved by Stockholders at the Stockholders' Meeting and filed with the Secretary of State of the State of Delaware.

  THE AFFIRMATIVE VOTE OF THE MAJORITY OF THE SHARES OF COMMON STOCK ENTITLED TO VOTE AND REPRESENTED AT THE STOCKHOLDERS' MEETING, PROVIDED A QUORUM IS PRESENT, IS REQUIRED FOR APPROVAL OF THE STONINGTON CONVERSION. ACCORDINGLY, ABSTENTIONS WILL HAVE THE EFFECT OF A VOTE AGAINST THE STONINGTON CONVERSION. BROKER NON-VOTES WILL NOT AFFECT THE OUTCOME OF THE VOTE ON THE STONINGTON CONVERSION. UNLESS INSTRUCTED TO THE CONTRARY IN THE PROXY, THE SHARES REPRESENTED BY THE PROXIES WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE STONINGTON CONVERSION.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE STONINGTON CONVERSION.

STOCK AWARD AND INCENTIVE PLAN

  The Board has adopted, subject to Stockholder approval, the Merisel, Inc. 1997 Stock Award and Incentive Plan, which provides for the grant of various types of stock-based compensation to directors, officers and employees of the Company and its subsidiaries which have participants in the Stock Award and Incentive Plan.

The Stock Award and Incentive Plan is designed to comply with the requirements for "performance-based compensation" under Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"), and the conditions for exemption from the short-swing profit recovery rules under Rule 16b-3 ("Rule 16b-3") of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The summary that follows is subject to the actual terms of the Stock Award and Incentive Plan, a copy of which is attached hereto as Annex II. Capitalized terms used but not otherwise defined in the summary that follows shall have the respective meanings ascribed to them in the Stock Award and Incentive Plan.

  The Stock Award and Incentive Plan provides for the granting of "incentive stock options" as described in Section 422 of the Code ("ISOs"), non-qualified stock options ("NSOs") or both (collectively, "Options"). Options granted under the Stock Award and Incentive Plan may be accompanied by stock appreciation rights ("SARs"), limited stock appreciation rights ("LSARs") or both (collectively, "Rights"). Rights may also be granted independently of Options. The Stock Award and Incentive Plan also provides for the granting of restricted stock, deferred stock and performance shares (collectively, "Restricted Awards") and other stock- and cash-based awards. The Stock Award and Incentive Plan also permits the plan administrator to authorize loans to Grantees in connection with the grant of awards, on terms and conditions determined solely by the plan administrator. Each of the foregoing awards ("Awards") will be evidenced by an agreement setting forth the terms and conditions applicable thereto.

 Purposes of the Stock Award and Incentive Plan

  The purposes of the Stock Award and Incentive Plan are to reinforce the long-term commitment to the Company's success of those directors, officers, and employees of the Company and its subsidiaries who are or will be responsible for such success; to facilitate the ownership of the Company's stock by such individuals, thereby aligning their interests with those of the Company's stockholders; and to assist the Company in attracting and retaining officers and other employees with experience and ability.

 Eligibility

  Awards may be made by the Committee to any director, officer, or other employee of the Company who is eligible to participate in the Stock Award and Incentive Plan, consistent with the purposes of the Stock Award and Incentive Plan; provided that, ISOs may only be granted to employees of the Company.

 Plan Administration

  The Stock Award and Incentive Plan is administered by the Board or a committee of the Board the composition of which will at all times comply with the requirements of Rule 16b-3 under the Exchange Act (the "Committee"). Subject to the terms of the Stock Award and Incentive Plan, the Committee has the right to grant awards to eligible participants and to determine the terms and conditions of Award agreements, including the vesting schedule and exercise price of such Awards, and the effect, if any, of a Change in Control (as defined in the Stock Award and Incentive Plan) on such Awards.

 Shares Subject to the Stock Award and Incentive Plan

  The Stock Award and Incentive Plan covers a maximum of 8,000,000 shares of Common Stock representing approximately 10% of the shares outstanding (after giving effect to the Stonington Conversion), or 3,000,000 shares of Common Stock if the Stonington Conversion does not occur; provided that, such number of shares shall be decreased to the extent that shares of Common Stock remain subject to outstanding Option grants under any of the Company's other stock-based incentive plans for employees and are not cancelled in exchange for options granted under the Stock Award and Incentive Plan. Shares obtainable upon exercise may be treasury, authorized but unissued shares or shares reacquired by the Company. In order to prevent dilution or enlargement of the rights of Grantees, the Stock Award and Incentive Plan permits the Committee to make adjustments to the aggregate number of shares subject to the Stock Award and Incentive Plan or any Award, and to the purchase price to be paid or the amount to be received in connection with the realization of any Award. The Committee has the authority, in the event of any such adjustment, to provide for the cancellation of any outstanding award in exchange for payment in cash or other property.

 Terms and Conditions of Options

  Options will vest and become exercisable over the exercise period, at such times and upon such conditions as the Committee determines and sets forth in the Award agreement. The Committee may accelerate the exercisability of any outstanding Option at such time and under such circumstances as it deems appropriate. Options that are not exercised within ten years from the date of grant, however, will expire without value. Options are exercisable during a Grantee's lifetime only by the Grantee. The Award agreements will contain provisions regarding the exercise of Options following termination of employment with or service to the Company, including terminations due to the death, disability or retirement of the Grantee, or upon a Change in Control. In addition to the terms and conditions governing NSOs, ISOs awarded under the Stock Award and Incentive Plan must comply with the requirements of Section 422 of the Code.

  The Option Price will be as determined by the Committee and may be fully paid in cash, by delivery of Common Stock previously owned by the Grantee equal in value to the Option Price, by means of a loan from the Company, or by having shares of Common Stock with a Fair Market Value (on the date of exercise), equal to the Option Price, withheld by the Company or sold by a broker-dealer under qualifying circumstances (or in any combination of the foregoing). A Grantee of an Option Award (and any tandem SAR or LSAR) will not have the rights of a stockholder until certificates for the option shares are actually received.

 Stock Appreciation Rights and Limited Stock Appreciation Rights

  Unless the Committee determines otherwise, a SAR or LSAR (1) granted in tandem with an NSO may be granted at the time of grant of the related NSO or at any time thereafter or (2) granted in tandem with an ISO may be granted only at the time of grant of the related ISO. A SAR will be exercisable only to the extent the underlying Option is exercisable. Tandem SARs and LSARs will terminate upon the termination or exercise of the pertinent portion of the related Option, and the pertinent portion of the related Option will terminate upon the exercise of any such SAR or LSAR.

  Upon exercise of a SAR, the Grantee will receive, with respect to each share subject thereto, an amount equal in value to the excess of (1) the Fair Market Value of one share of Common Stock on the date of exercise over (2) the grant price of the SAR (which in the case of a SAR granted in tandem with an Option will be the Option Price, and which in the case of any other SAR will be the price determined by the Committee).

  Upon exercise of a LSAR, the grantee will receive, with respect to each share subject thereto, automatically upon the occurrence of a Change in Control, an amount equal in value to the excess of (1) the Change in Control Price of one share of Common Stock on the date of such Change in Control (which in the case of a LSAR granted in tandem with an ISO will be the Fair Market Value), over (2) the grant price of the LSAR (which in the case of a LSAR granted in tandem with an Option will be the Option Price, and which in the case of any other LSAR will be the price determined by the Committee). An LSAR Grantee who is subject to the reporting requirements of Section 16(a) of the Exchange Act, however, will only be entitled to receive such amount if the LSAR has been outstanding for at least six (6) months on the Change in Control date.

 Restricted Awards

  A restricted stock award is an award of Common Stock that may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of for a period of ten years, or such shorter period as the Committee determines, from the date on which the Award is granted (the "Restricted Period"). The Committee may also impose such other restrictions and conditions on such Award as it deems appropriate. The Committee may provide that the foregoing restrictions will lapse with respect to specified percentages of the awarded shares on successive anniversaries of the date of the Award. In addition, the Committee has the authority to cancel all or any portion of any restrictions prior to the expiration of the Restricted Period. A grant of deferred stock creates a right to receive Common Stock at the end of a specified deferral period. Performance shares are shares of Common Stock subject to restrictions based upon the attainment of performance objectives. Such performance objectives may be based on various financial measures of the Company's performance. In addition, performance goals may be based upon a Grantee's attainment of specific objectives set by the Company for that Grantee's performance.

  Upon the award of any restricted stock or performance shares, the Grantee will have the rights of a stockholder with respect to the shares, including dividend rights, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the Grantee's Award agreement. Upon an award of deferred stock, the Grantee will not have stockholder rights, other than the right to receive dividends, during the specified deferral period.

 Other Stock- or Cash-Based Awards

  The Committee may grant Common Stock as a bonus or in lieu of Company commitments to pay cash under other plans or compensatory arrangements of the Company. The Committee may also grant other stock- or cash-based awards as an element of or supplement to any other Award under the Stock Award and Incentive Plan. Such Awards may be granted with value and payment contingent upon the attainment of specified individual or Company financial goals, or upon any other factors designated by the Committee. The Committee may determine the terms and conditions of such Awards at the date of grant or thereafter.

 Death--Termination of Employment--Restrictions on Transfer

  The Award agreements will state whether and to what extent Awards will be exercisable upon termination of employment or service for any reason, including death or disability. In no event may any Option be exercisable more than ten years from the date it is granted. Except as otherwise determined by the Committee in accordance with Rule 16b-3, Options and Rights are not transferable and are exercisable during the Grantee's lifetime only by the Grantee.

 Amendment; Termination

  The Board may terminate or amend the Stock Award and Incentive Plan at any time, except that stockholder approval is required for any such amendment required to fulfill the conditions of Rule 16b-3, Section 162(m) and any other applicable laws (but only if the Company intends to fulfill such requirements). Termination or amendment of the Stock Award and Incentive Plan will not affect previously granted Awards, which will continue in effect in accordance with their terms.

 Anti-Takeover Effect

  The Stock Award and Incentive Plan is designed to provide incentive compensation to management employees of the Company while aligning the interests of management with that of the Stockholders. To achieve these goals, the Stock Award and Incentive Plan provides for the distribution of up to 10% of the outstanding shares of the Company's common stock. Although such options may vest automatically upon a Change of Control if so provided by the Board or the Committee and may increase the cost of a takeover of the Company, however, the Company does not believe that the implementation and operation of the Stock Award and Incentive Plan will have any material anti-takeover effect.

 Certain Federal Income Tax Considerations

  THE FOLLOWING DISCUSSION OF CERTAIN RELEVANT FEDERAL INCOME TAX EFFECTS APPLICABLE TO AWARDS GRANTED UNDER THE STOCK AWARD AND INCENTIVE PLAN IS A SUMMARY ONLY, AND REFERENCE IS MADE TO THE CODE FOR A COMPLETE STATEMENT OF ALL RELEVANT FEDERAL TAX PROVISIONS. HOLDERS OF AWARDS SHOULD CONSULT THEIR TAX ADVISORS BEFORE REALIZATION OF ANY SUCH AWARDS, AND HOLDERS OF COMMON STOCK PURSUANT TO AWARDS SHOULD CONSULT THEIR TAX ADVISORS BEFORE DISPOSING OF ANY SUCH SHARES. SECTION 16 INDIVIDUALS SHOULD NOTE THAT SOMEWHAT DIFFERENT RULES THAN THOSE DESCRIBED BELOW MAY APPLY TO THEM. Under current Federal income tax laws, Awards under the Stock Award and Incentive Plan will generally have the following tax consequences:

  Non-Qualified Stock Options. A Grantee will generally not be taxed upon the grant of an NSO. Rather, at the time of exercise of such NSO (and in the case of an untimely exercise of an ISO), the Grantee will recognize ordinary income for Federal income tax purposes in an amount equal to the excess, if any, of the Fair Market

Value of the shares purchased, over the Option Price and will have a tax basis in such shares equal to the Option Price, plus the amount taxable as ordinary income to the Grantee. The Company will generally be entitled to a tax deduction at such time and in the same amount as the Grantee recognizes ordinary income.

  If shares acquired upon exercise of an NSO (or upon untimely exercise of an ISO) are later sold or exchanged, then the difference between the sales price and the Fair Market Value of such shares on the date that ordinary income was recognized with respect thereto will generally be taxable as capital gain or loss (if the Common Stock is a capital asset of the Grantee).

  Incentive Stock Options. A Grantee will generally not be taxed upon the grant of an ISO or upon its timely exercise. Exercise of an ISO will be timely if made during its term and if the Grantee remains an employee of the Company at all times during the period beginning on the date of grant of the ISO and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled employee). Exercise of an ISO will also be timely, if made by the legal representative of a Grantee who dies (1) while in the employ of the Company or (2) within three months after termination of employment. The tax consequences of an untimely exercise of an ISO is the same as those described for NSOs above.

  If Common Stock acquired pursuant to a timely exercised ISO is later disposed of, the Grantee will, except as noted below with respect to a "disqualifying disposition," recognize capital gain or loss at the time of the disposition (if the Common Stock is a capital asset of the employee) equal to the difference between the amount realized upon such sale and the Option Price. The Company, under these circumstances, will not be entitled to any Federal income tax deduction in connection with either the exercise of the ISO or the sale of such Common Stock by the Grantee.

  If, however, a Grantee disposes of Common Stock acquired pursuant to the exercise of an ISO (1) prior to the expiration of two years from the date of grant of the ISO or (2) within one year from the date such Common Stock is transferred to him upon exercise (a "disqualifying disposition"), generally
(a) the Grantee will realize ordinary income at the time of the disposition in an amount equal to the excess, if any, of the Fair Market Value of the shares at the time of exercise (or, if less, the amount realized on such disqualifying disposition) over the Option Price, and (b) if the Common Stock is a capital asset of the Grantee, any additional gain recognized will be taxed as capital gain. At the time of such disqualifying disposition, the Company may claim a Federal income tax deduction only for the amount taxable to the Grantee as ordinary income.

  The amount by which the Fair Market Value of the shares on the exercise date of an ISO exceeds the Option Price will be an item of adjustment for purposes of the "alternative minimum tax" imposed by Section 55 of the Code.

  Exercise with Shares. Special rules may pertain to a Grantee who exercises an Option and pays the Option Price with shares already owned.

  Rights. A Grantee will not be taxed at the time of grant of SARs or LSARs. Upon the exercise of SARs or LSARs (other than a Free Standing Right that is an LSAR), the amount of any cash and the Fair Market Value as of the date of exercise of Common Stock received is taxable to the Grantee as ordinary income. With respect to a Free Standing Right that is an LSAR, however, a Grantee should be required to include as taxable income on the date of a Change in Control an amount equal to the amount of cash that could be received upon the exercise of the LSAR, even if the LSAR is not exercised until a date subsequent to the date of the Change in Control. The Company will generally be entitled to a deduction at the same time and in an amount equal to the amount included in the Grantee's income. Upon the sale of shares acquired upon the exercise of SARs or LSARs, a Grantee will recognize capital gain or loss (assuming such Common Stock was held as a capital asset) in an amount equal to the difference between the amount realized upon such sale and the Fair Market Value of such Common Stock on the date that governs the determination of his ordinary income.

  Restricted Awards. In the case of a restricted award, generally, a Grantee will not be taxed upon the grant of such an Award. The Grantee will recognize ordinary income in an amount equal to (i) the Fair Market Value of the Common Stock at the time the shares become transferable or are otherwise no longer subject to a substantial risk of forfeiture (as defined in the Code), minus (ii) the price, if any, paid by the Grantee to purchase such stock. The Company will be entitled to a deduction at the time when, and in the amount that, the Grantee recognizes ordinary income. However, a Grantee may elect (not later than 30 days after acquiring such shares) to recognize ordinary income at the time the restricted shares are awarded in an amount equal to their Fair Market Value at that time, notwithstanding the fact that such shares are subject to restrictions on transfer and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by the Grantee at the time the restrictions lapse. The Company will be entitled to a tax deduction at the time when, and to the extent that, income is recognized by the Grantee. However, if shares in respect of which such election was made are later forfeited, no tax deduction is allowable to the Grantee for the forfeited shares, and the Company will be deemed to recognize ordinary income equal to the amount of the deduction allowed to the Company at the time of the election.

  Maximum Tax Rates Applicable to Capital Gain. Under the recently enacted Taxpayer Relief Act of 1997, net capital gain (i.e., generally, capital gain in excess of capital loss) recognized by a Grantee upon the disposition of Common Stock that has been held for more than 18 months will generally be subject to tax at a rate not to exceed 20%. Net capital gain recognized by a Grantee upon the disposition of Common Stock that has been held for more than 12 months but for not more than 18 months will continue to be subject to tax at a rate not to exceed 28% and net capital gain recognized from the disposition of Common Stock that has been held for 12 months or less will continue to be subject to tax at ordinary income tax rates.

 Post-Stonington Conversion Stock Option Grants

  No awards have been made under the Stock Award and Incentive Plan. However, if the Stonington Conversion is consummated the Company intends, subject to the approval of the post-Stonington Conversion Board of Directors, to issue options under the Stock Award and Incentive Plan (the "New Options") to purchase shares of Common Stock in exchange for employee stock options and stock appreciation rights ("SARs") that are currently outstanding and that have an exercise price above the market price of the Common Stock on the date of grant. Such currently outstanding options would then be cancelled. Currently outstanding options and SARs with an exercise price below the market price of the Common Stock on the date of the initial grant of New Options will remain outstanding. As of November 13, 1997, employee stock options and SARs with respect to 2,067,677 shares of Common Stock were outstanding. In addition, New Options for up to approximately 4,330,000 shares of Common Stock (excluding New Options issued in exchange for currently outstanding options) would be granted immediately following the consummation of the Stonington Conversion. These New Options, when aggregated with all other outstanding employee stock options and SARs, will not exceed 8% of the outstanding Common Stock. Other than Mr. Illson and Mr. Jenson, no executive officer of the Company will, as a result of such grants of New Options, increase his or her total options and SARs as a percentage of the outstanding Common Stock. If the Stonington Conversion is consummated, the New Options issued immediately after the date of the consummation of the Stonington Conversion (the "Conversion Date") would have an exercise price equal to the closing price of the Common Stock on Nasdaq (or such other exchange or over the counter market on which the Common Stock is trading) on the date of grant. Each issuance of New Options issued immediately after the Conversion Date would be exercisable for seven years and would vest 20% on the date such options are granted and 20%, 20% and 40% on the first, second and third anniversary of such date, respectively. The New Options issued immediately after the Conversion Date may include a provision providing for automatic acceleration of vesting in the event of a Change in Control (as defined in the Stock Award and Incentive
Plan).

  The options and SARs held by the Company's executive officers and executive officers as a group and the New Options proposed to be issued to the Company's executive officers and executive officers as a group are set forth in the table below.

                                                          AVERAGE
                            CURRENT     CURRENT NUMBER EXERCISE PRICE    AVERAGE
                           NUMBER OF      OF "OUT OF     OF "IN THE   EXERCISE PRICE OPTIONS TO TOTAL OPTIONS
                         "IN THE MONEY"   THE MONEY"       MONEY"     OF "OUT OF THE BE GRANTED   AND SARS
                            OPTIONS      OPTIONS AND    OPTIONS AND   MONEY" OPTIONS UNDER THE    AFTER NEW
          NAME              AND SARS         SARS           SARS         AND SARS     NEW PLAN  OPTION GRANT
          ----           -------------- -------------- -------------- -------------- ---------- -------------
Dwight A. Steffensen....    500,000          4,000         $2.818        $11.000       500,000    1,000,000
Robert J. McInerney.....    200,000              0          2.000            N/A       300,000      500,000
James E. Illson.........     85,000              0          2.588            N/A       415,000      500,000
Timothy N. Jenson.......     17,000         27,500          2.047          9.222       133,000      150,000
Thomas P. Reeves........     70,571        135,135          2.902          8.054       349,429      420,000
Karen A. Tallman........     75,000              0          1.625            N/A        75,000      150,000
Executive officers as a
 group..................    947,571        166,500          2.523          8.318     1,772,429    2,720,000

 Vote

  THE AFFIRMATIVE VOTE OF THE MAJORITY OF THE SHARES OF COMMON STOCK ENTITLED TO VOTE AND REPRESENTED AT THE STOCKHOLDERS' MEETING, PROVIDED A QUORUM IS PRESENT, IS REQUIRED FOR APPROVAL OF THE STOCK AWARD AND INCENTIVE PLAN. ACCORDINGLY, ABSTENTIONS WILL HAVE THE EFFECT OF A VOTE AGAINST THE STOCK AWARD AND INCENTIVE PLAN. BROKER NON-VOTES WILL NOT AFFECT THE OUTCOME OF THE VOTE ON THE STOCK AWARD AND INCENTIVE PLAN. UNLESS INSTRUCTED TO THE CONTRARY IN THE PROXY, THE SHARES REPRESENTED BY THE PROXIES WILL BE VOTED "FOR" THE PROPOSAL TO APPROVE THE STOCK AWARD AND INCENTIVE PLAN.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE STOCK AWARD AND INCENTIVE
PLAN.

                          DESCRIPTION OF COMMON STOCK

  As of the Record Date, there were 36,064,116 shares of Common Stock, par value $.01 per share, issued and outstanding and held of record by 1,023 Stockholders. Upon consummation of the Stonington Conversion, the Company will have 150,000,000 shares of Common Stock authorized, of which 80,078,495 shares would be issued and outstanding based on the number of shares outstanding on the Record Date.

  Subject to such preferential rights as may be granted by the Board of Directors in connection with future issuances of Preferred Stock, holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by Stockholders, including the election of Directors, and are entitled to receive ratably such dividends as may be declared by the Board of Directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference owed to holders of preferred stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. Matters submitted for stockholder approval generally require a majority vote. The outstanding shares of Common Stock are, and the Common Stock to be outstanding upon consummation of the Stonington Conversion will be, fully paid and nonassessable.

    DESCRIPTION OF STOCK AND NOTE PURCHASE AGREEMENT, CONVERTIBLE NOTE
                       AND REGISTRATION RIGHTS AGREEMENT

  The Convertible Note was issued under the Stock and Note Purchase Agreement. Copies of the Stock and Note Purchase Agreement and the Convertible Note were filed as exhibits to a Current Report of the Company on Form 8-K dated September 19, 1997. Although the Company believes that the following summary contains all material terms of the Stock and Note Purchase Agreement, the Convertible Note and the Registration Rights Agreement, this summary does not purport to be complete and is subject to, and qualified by reference to, the Stock and Note Purchase Agreement, the Convertible Note and the Registration Rights Agreement.

                  THE STOCK AND NOTE PURCHASE AGREEMENT

  The Stock and Note Purchase Agreement, under which the Convertible Note was issued to Phoenix, was entered into among the Company, Merisel Americas and Phoenix on September 19, 1997.

COVENANTS OF PHOENIX

  Pursuant to the terms of the Stock and Note Purchase Agreement, Phoenix has agreed to use its reasonable best efforts to obtain the Standby Facility, on behalf of and at the expense of the Company, prior to the Conversion Date. In addition, pursuant to the terms of the Stock and Note Purchase Agreement, Phoenix has agreed to use its reasonable best efforts to obtain a Commitment Letter (as hereinafter defined) in the aggregate amount of $100 million prior to the Conversion Date (provided that consummating the Stonington Conversion is conditioned on obtaining a commitment letter relating to the Working Capital Facility of $50 million) or, if unable to do so, to continue to use its reasonable best efforts to obtain such a Commitment Letter following the Conversion Date and to provide the Stonington Working Capital Facility (as hereinafter defined). See "--Convertible Note--Conversion Rights."

TERMINATION

  Under certain conditions, the Stock and Note Purchase Agreement shall terminate and the Company shall be obligated to pay Stonington a fee (the "Termination Fee") of $7,500,000 plus reimbursement for all expenses. The Termination Fee is payable if (i) the Company enters into a definitive agreement with respect to a Takeover Proposal (as defined below), (ii) the Board withdraws or modifies in any manner adverse to Phoenix its approvals or recommendations to the Stockholders with respect to the Stonington Conversion or the Charter Amendment or approves a Takeover Proposal, (iii) the Stockholders do not approve the Charter Amendment or the Stonington Conversion and, prior to the Stockholders' Meeting, a Takeover Proposal has been publicly announced and not withdrawn, (iv) approval of the Proposals by the Stockholders has not been obtained by January 31, 1998 and within 12 months following the termination of the Stock and Note Purchase Agreement, a Takeover Proposal is consummated (provided that if (x) none of the events described in clauses (i) through (iii), above, have occurred and (y) the Stockholders have approved the Proposals, then, if the Stonington Conversion has not taken place by January 31, 1998 because Phoenix has not delivered the Standby Facility by such date, the Company's obligations to pay the Termination Fee shall terminate). For purposes of the Stock and Note Purchase Agreement and the Convertible Note, "Takeover Proposal" means any proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or of 25% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Stock and Note Purchase Agreement and the Convertible Note.

TRANSACTION FEE

  Pursuant to the terms of the Stock and Note Purchase Agreement, the Company paid Stonington a transaction fee of $3 million (the "Transaction Fee") on September 19, 1997.

OTHER FEES AND EXPENSES

  Pursuant to the Stock and Note Purchase Agreement, all fees and expenses incurred in connection with the Stock and Note Purchase Agreement and the transactions contemplated thereby and by the Convertible Note shall be paid by the party incurring such fees or expenses except that (i) the Company has paid the Transaction Fee (as described above), (ii) under certain circumstances, the Company shall pay the Termination Fee (as described above), and (iii) provided that Phoenix has not breached any material term of the Stock and Note Purchase Agreement, the Company has agreed to reimburse Phoenix and its affiliates for all expenses (other than the amount of any adverse judgment entered against Phoenix or its affiliates or amounts paid in settlement) in connection with any lawsuit commenced against Phoenix, any affiliate of Phoenix, the Company or Merisel Americas in connection with the transactions contemplated by the Stock and Note Purchase Agreement.

NO SOLICITATION

  The Company and Merisel Americas have agreed not to (i) solicit or initiate, or knowingly encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a Takeover Proposal or (ii) participate in any discussions or negotiations regarding a Takeover Proposal; provided, however, that if the Board, after consultation with, and based on the advice of, outside counsel, determines in good faith that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to a Takeover Proposal that was not solicited by the Company or which did not otherwise result from a breach of the applicable provision of the Stock and Note Purchase Agreement, and subject to the Company providing prior notice to Phoenix of its decision to take such action, (x) furnish information with respect to the Company to any persons pursuant to a confidentiality agreement on terms no less favorable to the Company than those contained in the confidentiality agreement with Stonington and (y) participate in discussions or negotiations regarding such Takeover Proposal.

TAG-ALONG RIGHTS

  So long as Phoenix or any of its affiliates beneficially owns at least 40% of the issued and outstanding shares of the Common Stock, it has agreed that it will not sell more than 20% of such shares in one transaction or a series of related transactions to an unaffiliated third party without causing such third party to make available to the public stockholders of the Company the opportunity to sell a proportionate number of their shares on the same terms and conditions as those on which Phoenix has agreed to sell its shares. In making any such offer, such third party is required to comply with the relevant provisions of the Exchange Act and the Securities Act.

                             THE CONVERTIBLE NOTE

GENERAL

  The Convertible Note was issued pursuant to the Stock and Note Purchase Agreement on September 19, 1997 to Phoenix and was amended and restated as of October 3, 1997. The Convertible Note may be transferred by Phoenix to other entities, in whole or in part, under certain circumstances. See "--Transfers."

MATURITY, INTEREST AND PRINCIPAL

  The Convertible Note is a general, unsecured obligation of the Company and Merisel Americas. The Convertible Note had an initial aggregate principal amount of $137,100,000, of which $123,900,000 is to mature on January 31, 1998 and an additional $4,400,000 was to mature on each of March 10, 1998, 1999 and 2000, in each case, if not earlier converted. On October 10, 1997, Phoenix exercised its option to convert $3,296,285.70 principal amount of its Convertible Note into 1,084,305 shares of Common Stock. As a result of this Optional

Conversion, the final principal payment due March 10, 2000 has been reduced by $3,296,285.70 for a net payment due on such date of $1,103,714.30. The principal payments due in 1998 and 1999 have not changed as a result of the Optional Conversion.

  Interest on the outstanding portion of the Convertible Note is payable at the interest rate of 11.5% per annum, increasing by an additional 1% at the end of each month commencing at the end of November 1997, but with a maximum interest rate of 18% per annum. Pursuant to the terms of the Convertible Note, the Company and Merisel Americas have elected to defer payment of interest on the Convertible Note. Deferred interest, together with accrued interest thereon, shall become payable in full in cash upon the due date for payment or earlier redemption or repayment of the principal amount to which such interest relates. However, should the Stonington Conversion be consummated, such interest shall be forgiven.

REDEMPTION

  Optional Redemption. The Convertible Note may be redeemed at the option of the Company, in whole but not in part, at any time prior to maturity and after the termination of the Stock and Note Purchase Agreement upon not less than 20 nor more than 40 days' notice mailed to each holder of any portion of the Convertible Note (a "Holder"), at a redemption price equal to 108% of the principal amount of the Convertible Note to be redeemed plus accrued interest, deferred interest and interest on deferred interest, if any, to the due date for redemption specified in such notice; provided that such redemption price will be reduced by the aggregate amount of the Transaction Fee, the Termination Fee and Expenses (as such terms are defined in the Stock and Note Purchase Agreement) paid to Stonington. See "--The Stock and Note Purchase Agreements."

  Repayment upon Change of Control. Within 15 days of a Change of Control (as defined below) or upon the occurrence of an event that will result in the Termination Fee being payable pursuant to the Stock and Note Purchase Agreement (see "--The Stock and Note Purchase Agreement--Termination"), each Holder has the right to require the Company and Merisel and Merisel Americas to repay all or, at the option of the Holder, a portion of the aggregate principal amount of the Convertible Note held by such Holder at a price equal to 100% of the principal amount thereof, and the Company and Merisel Americas shall pay on such date such amounts plus accrued interest, deferred interest and interest on deferred interest, if any, on the principal amount to be repaid to the due date for payment specified in such notice. In the case of repayment of a portion only of the aggregate principal amount of the Convertible Note held by the Holder, such Holder shall determine in the notice referred to above the maturity dates of the Convertible Note to be repaid. For purposes of the Convertible Note, Change of Control means either (i) Merisel Americas ceases to be a wholly-owned subsidiary of the Company or the Company enters into a definitive agreement with respect to the foregoing; or (ii) any Person (as defined in the Convertible Note) or any two or more Persons acting in concert shall have acquired, or shall have entered into a definitive agreement providing for the acquisition of, beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (or other securities convertible into such Securities), other than the Convertible Note, representing 50% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors.

  Other Redemption. The Company and Merisel Americas are required to use 60% of Net Asset Sale Proceeds (as defined in the Convertible Note) of certain Asset Sales (as defined in the Convertible Note) occurring after January 31, 1998 to redeem a portion of the Convertible Note.

CONVERSION RIGHTS

  Automatic Conversion. Upon the satisfaction or waiver of the General Conversion Conditions and the Additional Conversion Conditions (each as defined below), the full unpaid principal amount of the Convertible Note shall be automatically converted into fully paid and nonassessable shares of Common Stock (the "Automatic Conversion"), the deferred and unpaid interest thereon shall be forgiven and the Convertible Note shall cease to represent debt and shall instead be deemed to represent rights to receive the Common Stock issuable upon conversion of the Convertible Note. See "DESCRIPTION OF COMMON STOCK."

  Conversion at the Option of Holders. In addition, any Holder may at any time, at its option upon the satisfaction or waiver of the General Conversion Conditions, convert a portion of such Holder's Convertible Note and deferred and unpaid interest thereon into fully paid and nonassessable shares of Common Stock by delivery to the Company of proper notice (the "Optional Conversion"). The maximum aggregate principal amount of the Convertible Note that may be converted by all holders pursuant to any Optional Conversion is limited to the amount that may be converted into 19.9% of the Common Stock issued and outstanding immediately prior to the Initial Issuance. This Optional Conversion was effected on October 10, 1997. See "--Maturity, Interest and Principal" and "DESCRIPTION OF COMMON STOCK."

  Conditions to Conversion. Conditions to both the Automatic Conversion and the Optional Conversion (the "General Conversion Conditions") include the following: (i) there exist no legal restraints or prohibitions on such conversion, (ii) all necessary consents, approvals and authorizations have been obtained, (iii) the applicable waiting period under the HSR Act has expired or been terminated (which waiting period terminated on September 29, 1997), (iv) the Company has a sufficient number of authorized shares of Common Stock to effect such Conversion, and (v) the shares of Common Stock to be issued in such conversion have been authorized for listing on the Nasdaq National Market.

  Conditions applicable only to the Automatic Conversion (the "Additional Conditions") include the following: (i) each of the representations and warranties made by the Company and Merisel Americas in the Stock and Note Purchase Agreement are true and correct as of the Conversion Date as though made as of the Conversion Date (or an earlier date where applicable), (ii) no Event of Default (as defined below) or event which would constitute an Event of Default but for the requirement that notice be given or time elapse or both (an "Incipient Default") under the Convertible Note shall have occurred or be in effect, (iii) there shall have been no change or effect that is, or would be reasonably likely to be, materially adverse to the assets, liabilities, business, prospects, operations, properties, condition or results of operations of the Company (a "Material Adverse Effect"), (iv) the Company shall have received any requisite Stockholder approvals for the Stonington Conversion, (v) there shall be no (A) governmental injunction, order or similar restraint that imposes limitations on any Holders' ability to exercise full rights of ownership with respect to the shares of Common Stock to be issued in the Stonington Conversion or (B) finding that the Company has breached or is in breach of any material obligation under either the Limited Waiver Agreement or the Limited Waiver and Agreement to Amend, among the Company and the lenders under the Operating Companies' Loan Agreements, and
(vi) that Phoenix shall have delivered to the Company an executed commitment letter from one or more financial institutions for a standby credit or remarketing facility (the "Standby Facility") having commercially reasonable terms and conditions for the repurchase or remarketing of any 12.5% Notes that the Company is required to repurchase pursuant to the applicable terms of the 12.5% Note Indenture following the Automatic Conversion (which Phoenix has agreed to use its reasonable best efforts to obtain); and (vii) that Phoenix shall have delivered to the Company either (A) an executed commitment letter from one or more financial institutions reasonably satisfactory to the Company for a revolving credit facility to provide working capital for the operating subsidiaries of the Company following the Conversion Date (a "Commitment Letter") in the aggregate amount of at least $50,000,000 and otherwise having terms and conditions which are commercially reasonable and reasonably satisfactory to the Company and Phoenix (which Phoenix has agreed to use its reasonable best efforts to obtain in the aggregate amount of $100,000,000) or
(B) a six-month revolving credit facility to provide working capital for the operating subsidiaries of the Company following the Conversion Date in the aggregate amount of $50,000,000 and otherwise having terms and conditions substantially similar to those set forth in the Stock and Note Purchase Agreement (the "Stonington Working Capital Facility").

  Conversion Rate. The initial conversion rate is 328.9473684211 shares of Common Stock for each $1,000 principal amount of the Convertible Note subject to adjustment pursuant to customary antidilution provisions (the "Conversion Rate"). The number of shares of Common Stock issuable upon conversion of the Convertible Note is determined by (i) dividing the principal amount of the Convertible Note or portion thereof to be converted by $1,000, (ii) multiplying the result by the Conversion Rate in effect on the Conversion Date and (iii) rounding the result to the nearest 1/1,000 of a share.

  Taxes on Conversion. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issuance of shares of Common Stock upon any conversion under the Convertible Note. The Holder shall pay any such tax that is due as a result of such Holder's request to have the shares of Common Stock issuable upon such conversion issued in a name other than such converting Holder's name.

  The Company to Provide Common Stock. The Company has agreed that, from and after the date the Charter Amendment becomes effective, it shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the Stonington Conversion, the full number of shares of Common Stock then deliverable upon the Stonington Conversion.

  Order of Conversion. In case of an Optional Conversion of a portion only of a Holder's Convertible Note, such Convertible Note shall be converted in reverse maturity date order, commencing with the portion of the Convertible Note with the latest maturity dates.

COVENANTS OF THE COMPANY AND MERISEL AMERICAS

  Affirmative Covenants. The Company has agreed, subject to certain conditions and exceptions set forth in the Convertible Note, to certain covenants which are substantially similar to those contained in the Revolving Credit Agreement pursuant to the Convertible Note, including, among others, the following:

    (a) to comply with all applicable laws, rules, regulations and orders noncompliance with which could materially adversely affect the business or credit of the Company or the ability to perform under the Convertible Note, the Stock and Note Purchase Agreement and any other documents relating thereto (the "Loan Documents");

    (b) to take and fulfill all actions necessary to preserve the corporate existence of the Company and to qualify to do business as a foreign corporation in all jurisdictions where the failure to do so would result in a material adverse effect;

    (c) to maintain and cause each of its subsidiaries to maintain its property in good condition;

    (d) to maintain at certain levels specified in the Convertible Note; (i) consolidated adjusted tangible net worth, (ii) aggregate consolidated earnings before interest, taxes, fees on securitized accounts receivable, depreciation and amortization ("Consolidated EBITSDA"); (iii) the Company's ratio of (A) consolidated EBITSDA to (B) consolidated interest charges;
  (iv) the Company's ratio of (A) Consolidated EBITSDA to (B) to consolidated interest charges; (v) the Company's inventory turnover ratio; and (vi) the Company's accounts payable to inventory ratio;

    (e) to furnish, under certain circumstances, to each Holder statements setting forth Events of Default, Incipient Defaults or adverse developments, standard internal monthly reports, certain financial statements and certain other statements of condition, reports and notices;

    (f) to deposit and maintain all excess cash and excess cash equivalents in the name of Merisel, Inc.; and

    (g) to deliver further documents and do such other acts and things as Holders of at least 60% of the outstanding principal amount of the Convertible Note (the "Majority Holders") shall reasonably request in order to effect fully the purposes of the Convertible Note and the Stock and Note Purchase Agreement.

 Negative Covenants.

  The Company has further agreed, also subject to certain conditions and exceptions set forth in the Convertible Note, to certain other covenants which are also substantially similar to those contained in the Revolving Credit Agreement pursuant to the Convertible Note, including, among others, the following:

    (a) not to assume or permit any of its subsidiaries to assume any lien with respect to any of its properties, or file or permit any of its subsidiaries to file a financing statement under the Uniform Commercial Code which names the Company or any of its subsidiaries as debtor, or sign, or permit any of its subsidiaries to sign, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its subsidiaries to assign, any accounts receivable, or enter into or permit any of its subsidiaries to enter into, any agreement prohibiting the creation or assumption of any lien upon its respective properties or assets, whether now owned or hereafter acquired, excluding, however, from the operation of the foregoing restrictions the following:

      (i) liens for certain taxes and in favor of certain customs and revenue authorities;

      (ii) liens imposed by law arising in the ordinary course of business;

      (iii) pledges or deposits to secure obligations under workmen's compensation laws or to secure public or statutory obligations of the Company or any of its subsidiaries;

      (iv) certain utility easements, building restrictions and other encumbrances or charges against real property;

      (v) liens caused by judgments not resulting in an Event of Default;

      (vi) liens in favor of the Holders of any portion of the Convertible Note, in connection with debt of Merisel Americas and the Company incurred under the Convertible Note and certain liens consisting of security interests in accounts receivable;

      (vii) liens in favor of the Company or Merisel Americas on the assets of any of their respective subsidiaries;

      (viii) liens in favor of customs and revenue authorities;

      (vix) liens as of September 19, 1997;

      (x) liens in connection with certain sale and leaseback transactions;

      (xi) liens securing obligations of the Company and its subsidiaries under foreign exchange hedging arrangements or similar arrangements;

      (xii) liens otherwise agreed to among the Company, Merisel Americas and Phoenix;

      (xiii) liens on inventory purchased from vendors pursuant to specific vendor inventory financing and purchase programs; and

      (xiv) liens incurred in connection with certain capital leases and certain other liens;

    (b) not to create, or permit any of its subsidiaries to create, any new debt with certain exceptions, including (i) a revolving credit facility in a maximum amount of $50,000,000; (ii) refinancings of debt otherwise permitted provided that (x) the terms of such refinanced debt shall not either (1) increase materially the obligations of the obligor or (2) confer additional rights on the holder of such debt which in the aggregate could be materially adverse to the Company, Merisel Americas or the Holder and
  (y) after giving effect to such refinancing, there would not result an Incipient Default or Event of Default: (iii) debt otherwise permitted by certain provisions of the Convertible Note; (iv) debt incurred to vendors pursuant to specific vendor inventory financing and purchase programs; and
  (v) capital leases in an aggregate amount of $5,000,000 at any time outstanding in addition to those in existence of the date of initial issuance of the Convertible Note;

    (c) subject to certain exceptions, not to assume, or permit any of its subsidiaries to assume, certain direct or indirect liabilities, including contingent obligations, with respect to third parties;

    (d) not to declare or pay any dividends, purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding, return any capital to its subsidiaries as such, or make any distribution of assets to Stockholders as such, or permit any of its subsidiaries to purchase, redeem, retire or otherwise acquire for value any stock of the Company, except that:

      (i) the Company may declare and deliver dividends and distributions payable only in Common Stock; and

      (ii) any direct or indirect wholly-owned subsidiary of the Company may declare and deliver dividends and distributions payable in cash, common stock or other assets to its respective parent;

    (e) not to merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of all or substantially all of its assets to, or acquire all or substantially all of the assets of, any other party, or permit any subsidiary to do so, but not including transactions among only the Company and/or its subsidiaries;

    (f) subject to certain exceptions, not to dispose of, or permit any of its subsidiaries to dispose of, material portions of its assets;

    (g) not to make, or permit any of its subsidiaries to make, any loan or advance to third parties, or purchase or otherwise acquire, or permit any of its subsidiaries to purchase or otherwise acquire, any capital stock, obligations or other securities of, make any capital contribution to, or otherwise invest in, third parties;

    (h) not to make or incur or permit any of its subsidiaries to make or incur consolidated capital expenditures in an amount exceeding $18,000,000 in fiscal 1997, $35,000,000 in fiscal 1998 and $35,000,000 in fiscal 1999;
  provided that up to 50% of such maximum amount for any year, if unused in such year, may be used to increase the maximum amount available for the next following year;

    (i) not to become liable, or permit any of its subsidiaries to become liable, for the obligations of the lessee under any operating lease, unless, immediately after giving effect to the incurrence of liability with respect to such lease, the Consolidated Rental Payments (as defined in the Convertible Note) for the Company and its subsidiaries at any time in effect during the then current fiscal year shall not exceed $35,000,000;

    (j) not to dispose of (with or without recourse) or otherwise refinance, or permit any of its subsidiaries to dispose of (with or without recourse) or otherwise finance, accounts receivable, with certain exceptions;

    (k) not pay any sum for any payment or prepayment of principal of, premium, if any, or interest on, or a redemption, purchase, retirement defeasance, sinking fund or similar payment with respect to any Subordinated Debt (as defined on the Convertible Note);

    (l) not to amend, waive or otherwise change the terms of, or permit any subsidiary to amend, waive or otherwise change the terms of, any debt, if the effect of such amendment or change is to increase the interest rate on such debt or result in other adverse changes;

    (m) not to violate any laws, ordinances, governmental rules or regulations to which it is or may become subject or fail to obtain or maintain any patents, trademarks, service marks, trade names, copyrights, design patents, licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or the conduct of its business, in either case where such failure would have a material adverse effect on the Company or affect the ability of the Company or Merisel Americas to perform its obligations under any of the Loan Documents;

    (n) not to enter into or permit any direct or indirect subsidiary of the Company to enter into any transaction with any holder of 5% or more of any class of equity securities of the Company, or with any affiliate of the Company (excluding any subsidiaries of the Company and excluding Phoenix) or any such holder on terms that are not fair and reasonable in the circumstances or that are less favorable to the Company those which might be obtained at the time from third parties;

    (o) not to permit any subsidiary to enter into any material contractual obligation without the consent of the Company;

    (p) not to enter into or permit any of its subsidiaries to enter into any interest rate agreements except those entered into for non-speculative purposes to protect the Company or any of its subsidiaries against fluctuations in interest rates;

    (q) not to engage, or permit any subsidiary to engage, in any business other than the business engaged in by each such particular person at the date of initial issuance of the Convertible Note or other business directly related to the distribution or marketing of computer products, services and information;

    (r) not change its fiscal year end; and

    (s) not to issue, or cause or permit to be issued, securities of the Company, or make, or cause or permit to be made, any payment, to or for the benefit of the holders of debt of the Company, except for the issuance of Common Stock to the holders of the Convertible Note upon the Stonington Conversion.

EVENTS OF DEFAULT

  An event of default ("Event of Default") shall occur if any of the following events shall occur and be continuing if:

    (a) the Company fails to pay any installment of principal when due;

    (b) any representation or warranty or certification made by the Company is proven to have been incorrect in any material respect when made;

    (c) the Company fails to perform certain of the covenants identified in the Convertible Note;

    (d) the Company fails to perform or observe any other term, covenant or agreement contained in the Loan Documents and fails to remedy such failure within 10 days of notice from any Holder of any such default;

    (e) the Company fails to pay any principal, interest, or premium with respect to any debt of the Company exceeding $5,000,000 when due or a default occurs with respect to debt or the securitization of accounts receivable of the Company where the effect of such default is to accelerate or permit the acceleration of such debt or the termination of such securitization of accounts receivable, as the case may be (in all cases after giving effect to any applicable grace period relating thereto);

    (f) the Company shall evidence its inability to pay its debts or bankruptcy proceedings are instituted against the Company;

    (g) a judgment in excess of $5,000,000 is rendered against the Company and enforcement proceedings are commenced and not stayed or a period of 10 consecutive days shall pass during which a stay of enforcement is not in effect;

    (h) the Company is deficient or in violation under ERISA or other laws relating to pension plans or similar plans;

    (i) the Company releases or is in danger of releasing hazardous materials which are likely to materially adversely affect the business or credit of the Company or its ability to perform under the Loan Documents; or

    (j) a material adverse change in the business, earnings, properties, condition (financial or otherwise) or operations of the Company shall have occurred since September 19, 1997, the date of initial issuance of the Convertible Note.

  If an Event of Default occurs, then the Majority Holders may, by notice to the Company, declare the unpaid principal amount of and accrued interest on the Convertible Note to be forthwith due and payable, but if an order for relief with respect to the Company or any of its subsidiaries is entered under the Federal Bankruptcy Code or similar applicable laws in other jurisdictions, the Convertible Note shall automatically become and be due and payable, together with accrued interest thereon. However, if at any time within 15 days after acceleration of the maturity of the Convertible Note, the Company pays all arrears of interest and all payments on account of the principal which shall have become due otherwise than by acceleration and all Events of Default and Incipient Defaults are remedied or waived by the Majority Holders, then the Majority Holders may at their option rescind and annul the acceleration of the Convertible Note and its consequences.

TRANSFERS

  Prior to the earlier of (i) January 31, 1998 and (ii) the occurrence of an event resulting in the Termination Fee becoming payable (see "--The Stock and Note Purchase Agreement--Termination"), no Holder may transfer any portion of its rights under the Convertible Note without the consent of the Company. On of after January 31, 1998, each Holder may by notice to the Company assign to another entity all or a portion of its rights in the Convertible Note in a manner consistent with the Securities Act of 1933, as amended (the "Securities Act").

                    THE REGISTRATION RIGHTS AGREEMENT


  Pursuant to the Registration Rights Agreement, the Company has agreed, under certain circumstances, to use its best efforts to effect the registration of
(i) the Initial Shares, the Optional Conversion Shares and the Conversion Shares (together, the "Registrable Shares") and (ii) the Convertible Note.

  The Registration Rights Agreement provides that the holders (the "Initiating Holders") of at least 10% of either the Registrable Shares or the outstanding principal amount of the Convertible Note (together with the Registrable Shares, the "Registrable Securities") may, at any time following the earlier of (i) January 31, 1998, (ii) the occurrence of an event that will result in the Termination Fee being payable (see "--The Stock and Note Purchase Agreement--Termination") or (iii) in the case of the Registrable Shares, the Conversion Date, demand the registration (each, a "Demand Registration") of any or all of the Initiating Holder's Registrable Securities, provided that such a request may not be made, in the case of Registrable Shares, more than twice in any twelve month period or, in the case of the Convertible Note, three times in any twelve month period, and that each such request must include at least 10% of the Registrable Shares or Convertible Note issued, as the case may be (or any lesser percentage if the anticipated aggregate offering price would exceed $5 million). Upon such a demand, the Company is required, subject to certain holdback periods and other limitations, to use is best efforts to cause to be registered under the Securities Act all Registrable Securities that Initiating Holders and any such other holders of Registrable Securities have requested be registered in accordance with the manner of disposition specified by the Initiating Holders.

  Holders of Registrable Shares also have the right at any time to demand that the Company effect a registration on Form S-3 under the Securities Act, if available to the Company (a "Shelf Registration"), of all or part of their Registrable Shares, so long as the anticipated aggregate offering price for such Registrable Shares is in excess of $1,000,000. Upon such a request, the Company is required, subject to certain holdback periods and other limitations, to use is best efforts to register under the Securities Act on Form S-3, for public sale in accordance with the method of disposition specified in such request, the number of Registrable Shares specified in such request.

  In addition, the Registration Rights Agreement provides that, subject to certain limitations, holders of Registrable Securities may participate in any registration of Common Stock by the Company under the Securities Act (each, an "Incidental Registration").

  Under the Registration Rights Agreement, the Company is required to pay all registration expenses (other than underwriters' discounts and commissions), including fees and disbursements of one counsel for the selling holders of Registrable Securities, with respect to all Demand Registrations, Shelf Registrations and Incidental Registrations. Under the Registrations Rights Agreement, the Company is required to indemnify the selling holders of Registrable Securities except that such indemnification does not extend to written information furnished by selling holders of Registrable Securities. Further, such holders shall, severally and not jointly, indemnify the Company with respect to such information furnished by selling holders.

  The registration rights of any holder of Registrable Securities may be transferred, subject to certain limitations, to (i) any transferee of such Registrable Securities who acquires at least 10% of the Registrable Securities (or any lesser percentage if the anticipated aggregate offering price would exceed $5 million) or (ii) an affiliate of such transferring holder of Registrable Securities.

  The Registration Rights Agreement will allow Phoenix to register its shares of Common Stock, thereby making such shares of Common Stock more freely transferable by Phoenix. In the event that Phoenix determines to sell a significant number of its shares of Common Stock in the public market, such sale could adversely affect prevailing market prices for the Common Stock.

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

  The following Selected Historical Consolidated Financial Information of the Company should be read in conjunction with the consolidated financial statements of the Company and the related notes thereto, and other financial data included elsewhere herein. The summary financial information presented below as of and for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 are derived from the audited consolidated financial statements of the Company. The selected financial information presented below as of and for the nine months ended September 30, 1996 and 1997 has been derived from the Company's unaudited financial statements. Such unaudited financial statements include all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results for such periods. Operating results for the nine months ended September 30, 1997 may not be indicative of the results that may be expected for the year ended December 31, 1997.

                                         YEAR ENDED DECEMBER 31,                        NINE MONTHS ENDED
                          -------------------------------------------------------  ---------------------------
                                                                                   SEPTEMBER 30, SEPTEMBER 30,
                             1992       1993       1994       1995        1996         1996          1997
                          ---------- ---------- ---------- ----------  ----------  ------------- -------------
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
 (1)
Net sales...............  $2,238,715 $3,085,851 $5,018,687 $5,956,967  $5,522,824   $4,372,789    $2,974,093
Cost of sales...........   2,036,292  2,827,315  4,676,164  5,633,278   5,233,570    4,148,786     2,794,954
                          ---------- ---------- ---------- ----------  ----------   ----------    ----------
Gross profit............     202,423    258,536    342,523    323,689     289,254      224,003       179,139
Selling, general &
 administrative
 expenses...............     150,905    187,152    281,796    317,195     295,021      245,640       143,518
Impairment losses (2)...                                       51,383      42,033       40,000
Restructuring charge
 (3)....................                                        9,333
                          ---------- ---------- ---------- ----------  ----------   ----------    ----------
Operating income (loss).      51,518     71,384     60,727    (54,222)    (47,800)     (61,637)       35,621
Interest expense........      15,742     17,810     29,024     37,583      37,431       29,085        23,412
Loss on sale of
 European, Mexican, and
 Latin American
 operations (4).........                                                   33,455       33,455
Other expense...........       1,299      2,722     11,752     13,885      20,150       16,492        10,248
Debt restructuring costs
 (5)....................                                                                               3,630
                          ---------- ---------- ---------- ----------  ----------   ----------    ----------
Income (loss) before
 income taxes...........      34,477     50,852     19,951   (105,690)   (138,836)    (140,669)       (1,669)
Provision (benefit) for
 income taxes...........      14,812     20,413      8,341    (21,779)      1,539        1,381           488
                          ---------- ---------- ---------- ----------  ----------   ----------    ----------
Net income (loss) before
 extraordinary item.....  $   19,665 $   30,439 $   11,610 $  (83,911) $ (140,375)  $ (142,050)   $   (2,157)
Extraordinary loss on
 extinguishment of debt
 (6)....................                                                                               3,744
                          ---------- ---------- ---------- ----------  ----------   ----------    ----------
Net income (loss).......      19,665     30,439     11,610     83,911    (140,375)    (142,050)       (5,901)
                          ========== ========== ========== ==========  ==========   ==========    ==========
SHARE DATA: (7)
Net income (loss) before
 extraordinary item.....  $     0.67 $     1.00 $     0.38 $    (2.82) $    (4.68)  $    (4.75)   $    (0.07)
Extraordinary item......                                                                               (0.12)
                          ---------- ---------- ---------- ----------  ----------   ----------    ----------
Net income (loss) per
 share..................  $     0.67 $     1.00 $     0.38 $    (2.82) $    (4.68)  $    (4.75)   $    (0.19)
                          ========== ========== ========== ==========  ==========   ==========    ==========
Weighted average number
 of shares..............      29,274     30,454     30,389     29,806      30,001       29,924        30,351
OTHER DATA:
EBITDA (8)..............  $   59,528 $   79,138 $   65,076 $  (47,598) $  (82,616)  $  (96,266)   $   26,811
BALANCE SHEET DATA:
Working capital.........  $  294,626 $  359,765 $  399,848 $  280,864  $  190,544   $  180,542    $   77,547
Total assets............     667,313    936,283  1,191,870  1,230,334     731,039      762,444       756,501
Long-term and
 subordinated debt......     153,433    208,500    357,685    356,271     294,763      368,111       271,073
Total debt..............     179,124    259,429    395,556    382,395     294,950      370,305       271,073
Stockholders' equity....     198,882    223,857    236,164    154,466      14,997       13,283        23,523

--------
(1) The Company's fiscal year is the 52- or 53-week period ending on the Saturday nearest to December 31. For clarity of presentation throughout this document, the Company has described year-ends and quarter-ends presented as if the period ended on the last day of the month. Except for 1992, all fiscal years presented were 52 weeks in duration. The selected historical consolidated financial information as set forth above includes those balances and activities related to the Company's Australian business until its disposal on January 1, 1996 and the Company's European, Mexican and Latin American businesses ("EML") until their disposal on October 4, 1996, effective as of September 27, 1996. It also includes Merisel FAB, Inc. ("Merisel FAB") from the date such business was acquired on January 31, 1994, through the end of March 28, 1997, the date of sale of Merisel FAB. (See Note 12 to the consolidated financial statements--"Subsequent Events"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) During 1995 and 1996, the Company determined that the carrying value for certain of its capitalized costs relating to the installation of a new computer operating system and identifiable intangible assets relating to Merisel FAB would not be recovered from their use in future operations. Accordingly, these assets were written down to their fair values as of the impairment dates.

  Additionally, in 1995 and 1996, the Company recognized impairment losses on the assets of Merisel FAB and Merisel Pty Ltd. (a wholly owned Australian subsidiary) related to the expected sale of substantially all of the assets of such subsidiaries. (See Note 4 to the consolidated financial statements--"Impairment Losses").

(3) During 1995, the Company recorded a restructuring charge associated with the resizing of the Company's operations. (See Note 2 to the consolidated financial statements--"Restructuring Charge").

(4) In October 1996, the Company completed the sale of substantially all of its European, Mexican, and Latin American businesses to CHS Electronics, Inc. A loss of $33,455,000, which includes approximately $7,400,000 of direct costs related to the sale, was recorded on such sale. (See Note 5 to the consolidated financial statements--"Dispositions").

(5) In the third quarter of 1997, the Company recorded $3,630,000 in expenses that resulted from transaction costs relating to professional fees and other costs associated with the terminated Limited Waiver Agreement with the holders of the 12.5% Notes.

(6) In the third quarter of 1997, the Company recorded an extraordinary loss of $3,744,000 associated with the early extinguishment of debt.

(7) Net income (loss) per share and weighted average number of shares have not been adjusted to reflect the issuance of New Common Stock.

(8) EBITDA is the sum of income before income taxes and interest, depreciation and amortization expense. EBITDA should not be considered as an alternative to income from operations or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity. However, EBITDA is presented because it is a widely used financial indicator of a company's ability to service indebtedness and other factors.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1997 and the Unaudited Pro Forma Condensed Consolidated Statements of Operations for the fiscal year ended December 31, 1996 and the nine-month period ended September 30, 1997 are based upon the historical financial position and results of operations as of and for the periods then ended. The pro forma adjustments to the historical consolidated statements of operations, give effect to the sale of EML and Merisel FAB ("FAB" and together with EML, the "former operations") as if each had occurred prior to January 1, 1996 including amendments to existing debt agreements that were entered into as a direct consequence of the sale of these businesses and related assets. Additional pro forma adjustments to the historical results of operations (based on the assumptions set forth below) give effect to the Stonington Conversion, including (i) the issuance of approximately 50 million shares of Common Stock to Stonington for 62.4% ownership of the outstanding Common Stock
(ii) the effect on interest expense of the repayment of the Revolving Credit Agreement, 11.5% Notes and the Subordinated Notes and (iii) the amortization of fees associated with obtaining the Revolving Credit Agreement. The following Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1997 includes pro forma adjustments as if the Conversion had been completed on that date.

  The pro forma adjustments are based on available information and upon certain assumptions that the Company believes are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements of the Company, including the notes thereto, and the other information pertaining to the Company appearing elsewhere in this Prospectus or incorporated herein.

  THESE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ARE PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED TO BE INDICATIVE OF THE FINANCIAL CONDITIONS OR RESULTS OF OPERATIONS OF THE COMPANY HAD THE TRANSACTIONS DESCRIBED THEREIN BEEN CONSUMMATED ON THE RESPECTIVE DATES INDICATED AND ARE NOT INTENDED TO BE PREDICTIVE OF THE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF THE COMPANY AT ANY FUTURE DATE OR FOR ANY FUTURE PERIOD.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 (IN THOUSANDS)

                                HISTORICAL      PRO FORMA         PRO FORMA
                            SEPTEMBER 30, 1997 ADJUSTMENTS    SEPTEMBER 30, 1997
                            ------------------ -----------    ------------------
          ASSETS
CURRENT ASSETS:
  Cash and cash equiva-
   lents..................      $  66,325       $ (12,672)(1)      $ 53,653
  Accounts receivable (net
   of allowances of
   $16,144)...............        210,798                           210,798
  Inventories.............        375,662                           375,662
  Prepaid expenses and
   other current assets...         16,167           1,000 (2)        17,167
  Deferred income tax ben-
   efit...................            477                               477
                                ---------       ---------          --------
    Total current assets..        669,429         (11,672)          657,757
PROPERTY AND EQUIPMENT,
 NET......................         53,969                            53,969
COST IN EXCESS OF NET AS-
 SETS ACQUIRED, NET.......         25,701                            25,701
OTHER ASSETS..............          7,402          (3,350)(3)         4,052
                                ---------       ---------          --------
    TOTAL ASSETS..........      $ 756,501       $ (15,022)         $741,479
                                =========       =========          ========
LIABILITIES AND STOCKHOLD-
        ERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable........      $ 416,275                          $416,275
  Accrued liabilities.....         44,142                            44,142
  Income taxes payable....          1,488                             1,488
  Convertible Notes--Cur-
   rent...................        128,300        (128,300)(4)
  Long-term debt--current.          1,677                             1,677
                                ---------       ---------          --------
    Total Current Liabili-
     ties.................        591,882        (128,300)          463,582
  Convertible Notes--long
   term...................          8,800          (8,800)(5)
  Long Term Debt..........        132,296                           132,296
                                ---------       ---------          --------
    TOTAL LIABILITIES.....        732,978        (137,100)          595,878
STOCKHOLDERS' EQUITY:
  Preferred stock.........
  Common stock............            350             451 (6)           801
  Additional paid-in capi-
   tal....................        157,152         121,627 (7)       278,779
  Retained earnings (accu-
   mulated deficit).......       (127,065)                         (127,065)
  Cumulative translation
   adjustment.............         (6,914)                           (6,914)
                                ---------       ---------          --------
    Total stockholders'
     equity...............         23,523         122,078           145,601
                                ---------       ---------          --------
    TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY.      $ 756,501       $ (15,022)         $741,479
                                =========       =========          ========

   See notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                          HISTORICAL                                                         PRO FORMA
                          YEAR ENDED                                                         YEAR ENDED
                         DECEMBER 31,   FORMER     PRO FORMA     ADJUSTED    PRO FORMA      DECEMBER 31,
                             1996     OPERATIONS  ADJUSTMENTS    SUBTOTAL   ADJUSTMENTS         1996
                         ------------ ----------  -----------   ----------  -----------     ------------
Net sales...............  $5,522,824  $2,081,481                $3,441,343                   $3,441,343
Cost of sales...........   5,233,570   1,971,465                 3,262,105                    3,262,105
                          ----------  ----------    -------     ----------   --------        ----------
Gross profit............     289,254     110,016                   179,238                      179,238
Selling, general, and
 administrative
 expenses...............     295,021     104,986    $(3,486)(8)    193,521                      193,521
Impairment losses.......      42,033      42,033                       --                           --
                          ----------  ----------    -------     ----------   --------        ----------
Operating loss..........     (47,800)    (37,003)     3,486        (14,283)                     (14,283)
Loss on sale of
 European, Mexican, and
 Latin American
 operations.............      33,455      33,455                       --                           --
Interest expense........      37,431       7,530      2,238 (9)     27,663   $(14,376)(10)       13,620
                                                                                  333 (11)
Other expense...........      20,150       2,183                    17,967                       17,967
                          ----------  ----------    -------     ----------   --------        ----------
Loss before income
 taxes..................    (138,836)    (80,171)     1,248        (59,913)   (14,043)          (45,870)
Income tax
 provision(12)..........       1,539         717                       822                          822
                          ----------  ----------    -------     ----------   --------        ----------
Net loss................  $ (140,375) $  (80,888)   $ 1,248     $  (60,735)  $(14,043)       $  (46,692)
                          ==========  ==========    =======     ==========   ========        ==========
Net loss per share(13)..  $    (4.68)                           $    (2.02)                  $     (.58)
                          ==========                            ==========                   ==========
Average outstanding and
 equivalent common
 shares(13).............      30,001                                30,001     50,000            80,001
                          ==========  ==========    =======     ==========   ========        ==========

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

                 FOR NINE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                              HISTORICAL                                                            PRO FORMA
                             NINE MONTHS                                                           NINE MONTHS
                                ENDED          FORMER    PRO FORMA   ADJUSTED    PRO FORMA            ENDED
                          SEPTEMBER 30, 1997 OPERATIONS ADJUSTMENTS  SUBTOTAL   ADJUSTMENTS     SEPTEMBER 30, 1997
                          ------------------ ---------- ----------- ----------  -----------     ------------------
Net sales...............      $2,974,093      $202,177              $2,771,916                      $2,771,916
Cost of sales...........       2,794,954       194,500               2,600,454                       2,600,454
                              ----------      --------      ---     ----------   --------           ----------
Gross profit............         179,139         7,677                 171,462                         171,462
Selling, general, and
 administrative
 expenses...............         143,518         6,199                 137,319                         137,319
                              ----------      --------      ---     ----------   --------           ----------
Operating income........          35,621         1,478                  34,143                          34,143
Interest expense........          23,412           297                  23,115    (12,404)(10)          10,961
                                                                                      250 (11)
Other expense...........          10,248          (988)                 11,236                          11,236
Debt Restructuring
 Costs..................           3,630                                 3,630                           3,630
                              ----------      --------      ---     ----------   --------           ----------
Loss before income tax-
 es.....................          (1,669)        2,169                  (3,838)   (12,154)               8,316
Income tax provision
 (12)...................             488            15                     473                             473
                              ----------      --------      ---     ----------   --------           ----------
Net (loss) income before
 extraordinary item.....      $   (2,157)     $  2,154      $--     $   (4,311)  $(12,154)          $    7,843
                              ==========      ========      ===     ==========   ========           ==========
Net (loss) income per
 share before extraordi-
 nary item (13).........      $    (0.07)                           $    (0.14)                     $     0.10
                              ==========                            ==========                      ==========
Average outstanding and
 equivalent common
 shares (13)............          30,351                                30,351     49,727               80,078
                              ==========                            ==========   ========           ==========


     See notes to Unaudited Pro Forma Condensed Consolidated Statements of
                                  Operations.

                                 MERISEL, INC.

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

GENERAL

 Adjustment for the Sale of Assets

  The pro forma adjustments related to the sale of assets (specifically, the sale of EML, which took effect on September 27, 1996 and the sale of FAB, which took effect on March 28, 1997) are made to the statement of operations for the year ended December 31, 1996, and for the three months ended March 28, 1997 in order to illustrate the effect that would have been given if these assets had been sold as of January 1, 1996. The assumptions underlying the pro formas also take into account the effect of certain amendments to existing debt agreements that were entered into as a direct consequence of the sale of these businesses and related assets. These adjustments are summarized in the following tables and more fully described in the notes thereto.

 Adjustments for the Stonington Restructuring

  The pro forma adjustments related to the Stonington Conversion and related transactions are summarized in the following tables and are more fully described in the notes thereto. The following pro forma adjustments assume that the Stonington Restructuring will be accomplished as outlined in "BACKGROUND OF THE STONINGTON RESTRUCTURING".

BALANCE SHEET

  Column numbers refer to footnotes from the Unaudited Pro Forma Condensed Consolidated Balance Sheet.

         FOOTNOTE
          NUMBER             (1)       (2)      (3)        (4)          (5)      (6)      (7)
         --------          --------  -------  -------  -----------  ----------- ------ ----------
                                                       CONVERTIBLE  CONVERTIBLE        ADDITIONAL
                                     PREPAID   OTHER     NOTES--    NOTES--LONG COMMON  PAID-IN
                             CASH    ASSETS   ASSETS     CURRENT       TERM     STOCK   CAPITAL
                           --------  -------  -------  -----------  ----------- ------ ----------
                                                          ($ IN THOUSANDS)
 (a).....................  $ (7,922) $        $(3,350) $ (128,300)    $(8,800)   $451   $125,377
 (b).....................    (4,750)   1,000                                              (3,750)
                           --------  -------  -------  ----------     -------    ----   --------
 Total...................  $(12,672) $ 1,000  $(3,350) $ (128,300)    $(8,800)   $451   $121,627
                           ========  =======  =======  ==========     =======    ====   ========

--------

(a) To reflect the conversion of $137.1 million of convertible debt and the issuance of 45.1 million shares of Common Stock to Stonington, net of estimated professional and other fees associated with the Stonington Conversion of $11.3 million.

(b) To record payment of estimated fees and other costs associated with obtaining the new revolving credit agreement and a remarketing facility related to the 12.5% Notes assuming a substantial portion of the 12.5% Notes were repurchased.

                                 MERISEL, INC.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                           STATEMENTS OF OPERATIONS

 (8) Represents costs allocated by the Company to former operations that would not have been eliminated due to the sale of such operations.

 (9) Interest expense is adjusted to reflect the effect of the amendments to the 11.5% notes and the Revolving Credit Agreement that were entered into by the Company as a result of the sale of EML. Specifically, the adjustment represents the savings from the aggregate reduction in principal of $72.5 million net of the effect of an average increase in interest rate on the instruments of approximately 2.25%. The adjustment is for the period from January 1, 1996 through the end of September when the sale of EML effectively took place, and is set forth below:

      Interest saved from $72,500,000 combined pay down of debt on
       Revolving Credit Agreement and 11.5% Notes..................... $ 5,914
      Additional interest expense from increased rate of interest on
       Revolving Credit Agreement and 11.5% Notes as amended..........  (3,676)
                                                                       -------
      Net pro forma savings in interest expense for 1996.............. $ 2,238
                                                                       =======

(10) The following table details the adjustment to interest expense as a result of the repayment of the 11.5% Notes, Revolving Credit Agreement and Subordinated Notes.

                                                                   NINE MONTHS
                                                        YEAR ENDED    ENDED
                                                        DECEMBER,  SEPTEMBER,
                                                           1996       1997
                                                        ---------- -----------
      Elimination of interest on Revolving Credit
       Agreement.......................................    7,263      6,647
      Elimination of interest on 11.5% Notes...........    5,492      4,599
      Elimination of interest on Subordinated Notes....    1,621      1,158
                                                          ------     ------
                                                          14,376     12,404
                                                          ======     ======

(11) To record amortization of deferred fees associated with revolving credit agreement.

(12) Due to the Company's net operating losses, on a pro forma basis, the Company would not owe additional taxes nor receive additional tax benefits as a result of the decreases in interest expense and net loss or increases in net income.

(13) Net income (loss) per share and weighted average number of shares outstanding have been adjusted to reflect the issuance of Common Stock.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

  The Company is a leading distributor of computer hardware, networking equipment and software products. Through its primary operating subsidiary Merisel Americas and its subsidiaries (collectively, the "Operating Company"), the Company markets products and services throughout North America and is a valued partner to a broad range of computer resellers, including value-added resellers (VARs), commercial resellers/dealers, and retailers. The Company also has established the Merisel Open Computing Alliance (MOCA(TM)), a division which primarily supports Sun Microsystems' UNIX-based product sales and installations.

  During 1996, the Company pursued a business plan that was developed to address capital structure issues by curtailing non-essential capital expenditures and disposing of assets. Effective January 1, 1996, the Company sold its Australian operations. As of September 27, 1996, the Company completed the sale of its European, Mexican and Latin American businesses (referred to herein as "EML"). In addition, as of March 28, 1997, the Company completed the sale of substantially all of the assets of Merisel FAB to a wholly owned subsidiary of SYNNEX Information Technologies, Inc. ("Synnex").

  As a result of these asset dispositions, the Company's operations are now focused exclusively in North America. In the year ended December 31, 1996, the North American Business (as defined below) produced $3.4 billion in revenues, and the Former Operations (as defined below) produced $2.1 billion in revenue. As the North American Business represents the ongoing business of the Company, the following discussion and analysis will compare the components of operating income for the three months and six months ended June 30, 1997 for the North American Business only. As used in this discussion and analysis, the term "North American Business" refers to the Company's United States and Canadian distribution businesses, and the term "Former Operations" refers to those operations disposed of by Merisel during 1996 and the first quarter of 1997, namely the Australian Business, EML, and Merisel FAB's franchise and aggregation businesses ("FAB").

COMPARISON OF FISCAL YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

  The Company's net sales for the North American Business (as defined below) increased 0.4% from $3,427,821,000 in 1995 to $3,441,343,000 for the year ended December 31, 1996. This increase resulted from increased sales of 12.4% in Canada offset by a 2.0% decrease in sales in the United States in the third quarter of 1995, the North American Business sold approximately $124,000,000 of Microsoft Windows '95 following its launch in August 1995. Excluding the effect of this additional revenue, net sales would have increased 2.0% in the United States and 14.5% in Canada. The Canadian sales increase is in line with the growth in the industry for the markets in which that subsidiary competes. In the United States, the Company did not keep pace with industry growth rates, due to liquidity constraints, cost controls which the Company implemented to conserve cash outflow and competitive pressures.

  In the North American Business, hardware and accessories accounted for 75% of net sales, and software accounted for 25% of net sales for the year ended December 31, 1996 as compared to 69% and 31% for the same categories respectively, for the year ended December 31, 1995. Software sales were a larger percentage of total sales in the prior year due to the sales generated from the Microsoft Windows '95 launch in August 1995.

  Gross profit for the North American Business decreased 3.1% from $184,918,000 in 1995 to $179,238,000 in 1996. Gross profit as a percentage of sales, or gross margin, decreased from 5.4% in 1995 to 5.2% in 1996. Both years were affected by large margin adjustments. In 1995, the Company recorded a $25,800,000 charge to margin in the United States related to accounts payable reconcilement issues. In 1996, $17,750,000 was charged related to customer disputes, vendor reconciliations and other issues in the United States, and $9,588,000 was charged for similar issues in Canada. Excluding the effect of these margin adjustments, gross profit would have been $174,079,000 or 6.1% of net sales and $36,639,000 or 6.4% of net sales in the United States and Canada, respectively, for the year ended December 31, 1995, as compared to $168,531,000 or 6.0% of net sales and

$38,045,000 or 5.9% of net sales in the United States and Canada, respectively, for the year ended December 31, 1996. The decrease in adjusted gross profit is primarily attributable to the impact of liquidity constraints on the Company's ability to purchase on favorable terms and competitive pricing pressures, each of which is expected to continue in 1997.

  Selling, general and administrative expenses for the North American Business increased by 6.9% from $181,042,000 for the year ended December 31, 1995 to $193,521,000 for the year ended December 31, 1996. Selling, general administrative expenses in 1995 include a fourth quarter charge of $8,200,000 to adjust the value of certain assets and liabilities. Excluding this fourth quarter 1995 charge, selling, general and administrative expense levels have increased approximately $20,679,000 from the prior year. Of this increase, $10,500,000 related to professional fees incurred as part of the development of the 1996 Business Plan, process improvements and lender negotiations and severance charges related to management changes. Selling General and Administrative charges in 1996 excluding these charges were $183,021,000. The remaining increase in expenses is related to higher operating costs associated with the installation of new computer systems. Selling, general and administrative costs include depreciation and amortization expense totaling $11,756,000 in 1995 and $12,360,000 in 1996.

  In the fourth quarter of 1995, the North American business recorded an asset impairment charge for $19,500,000 in order to adjust capitalized system development costs related to the installation of new computer systems. Also in 1995, $5,228,000 in restructuring charges were recorded in the North American Business as a result of the planned closure of a warehouse and other restructuring activities. As of December 31, 1996 the company has used $4,747,000 of this charge and the remaining amount of $481,000 is included in accrued liabilities. No such charge was deemed necessary in 1996.

  As a result of the above items, the operating loss for the North American Business of $20,852,000 for the year ended December 31, 1995 decreased to an operating loss of $14,283,000 for the year ended December 31, 1996. Excluding the margin adjustments taken in both years, the professional fees and severance costs incurred in 1996, the fourth quarter charges taken to operating expense in 1995, the impairment charge in 1995, and the restructuring charge in 1995, all of which are quantified above, the Company would have had operating income of $37,876,000 in 1995 as compared to operating income of $23,555,000 in 1996.

 Interest Expense; Other Expense; Income Tax Provision

  Interest expense for the Company, including Former Operations, decreased 0.4% from $37,583,000 for the year ended December 31, 1995 to $37,431,000 for the year ended December 31, 1996. The decrease resulted from lower average borrowings in the fourth quarter of 1996, offset by higher average interest rates and higher average borrowings in the first three quarters of the year.

  Other expense for the Company, including Former Operations, increased from $13,885,000 for the year ended December 31, 1995 to $20,150,000 for the year ended December 31, 1996. The increase was primarily attributable to fees incurred in connection with an increase in the Company's trade receivable securitizations in 1996. The increase in securitization fees is primarily attributable to an increase in the amount of net receivables sold.

  The income tax provision increased from a benefit of $21,779,000 for the year ended December 31, 1995 to an expense of $1,539,000 for the same period in 1996. The Company has not recognized a tax provision benefit with respect to its current losses, having fully utilized its ability to carryback those losses and obtain refunds of taxes paid in prior years. Further, the Company has recognized tax provision expense that primarily represents the establishment of a valuation allowance against a previously recognized state deferred tax asset.

 Consolidated Loss

  The Company, including Former Operations, reported an increase in its net loss from $83,911,000 in 1995 to $140,375,000 in 1996. The net loss per share increased from $2.82 in 1995 to $4.68 in 1996.

COMPARISON OF FISCAL YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

  The Company's net sales for the North American Business increased 19.2% from $2,876,074,000 in 1994 to $3,427,821,000 for the year ended December 31, 1995.
The gain was due to increased sales of 21.0% in the United States and 10.8% in Canada. These increases were primarily due to growth in existing distribution operations resulting from the growth of the overall market for hardware and software products, as well as an increase in the number of products certain vendors are selling through distribution.

  In the North American Business, hardware and accessories accounted for 69% of net sales, and software accounted for 31% of net sales for the year ended December 31, 1995, as compared to 68% and 32% for the same categories, respectively, for the year ended December 31, 1994.

  Gross profit for the North American Business decreased 12.4% from $211,015,000 in 1994 to $184,918,000 in 1995. Gross profit as a percentage of sales or gross margin, decreased from 7.3% in 1994 to 5.4% in 1995. The decrease in gross margin was principally attributable to competitive pricing pressures. In addition, a portion of the fourth quarter 1995 adjustments was charged to cost of sales, which further contributed to the decrease in gross profit.

  Selling, general and administrative expenses for the North American Business increased 10.9% from $163,378,000 for the year ended December 31, 1994 to $181,042,000 for the year ended December 31, 1995. The increase was primarily due to costs associated with the Company's 19.2% increase in net sales, and fourth quarter charges taken in 1995, including adjustments to the values of certain assets and liabilities for $8,200,000.

  In the fourth quarter of 1995, the North American business recorded an asset impairment charge of $19,500,000 in order to adjust capitalized system development costs related to the installation of new computer systems.

  During 1995, $5,228,000 in restructuring charges were recorded in the North American Business related to the planned closure of a warehouse and other restructuring activities.

  As a result of the above items, operating income for the North American Business of $47,737,000 for the year ended December 31, 1994 decreased to an operating loss of $20,852,000 for the year ended December 31, 1995.

 Interest Expense; Other Expense; Income Tax Provision

  Interest for the Company, including Former Operations, increased 29.5% from $29,024,000 for the year ended December 31, 1994 to $37,583,000 for the year ended December 31, 1995. The increase is primarily attributable to the Company's higher debt levels and, to a lesser extent, an increase in interest rates.

  Other expense for the Company, including Former Operations, increased from $11,752,000 for the year ended December 31, 1994 to $13,885,000 for the year ended December 31, 1995. The increase in other expense in 1995 primarily related to an increase of $3,000,000 in fees incurred in connection with accounts receivable securitizations.

  The income tax provision increased from an expense of $8,341,000 for the year ended December 31, 1994 to a benefit of $21,779,000 for the year ended December 31, 1995, reflecting the Company's loss position in 1995 and the utilization of loss carryback provisions. The decrease in the effective tax rate was principally the result of an increase in the valuation allowance related to United States deferred tax assets.

 Consolidated Loss

  On a consolidated basis for the Company, including Former Operations, net income decreased from $11,610,000 for the year ended December 31, 1994 to a net loss of $83,911,000 for the year ended December 31, 1995. Net income per share decreased from $.38 in 1994 to a net loss per share of $2.82 in 1995.

NINE MONTHS ENDED SEPTEMBER 30, 1997 AS COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1996

  The following table sets forth the unaudited results of operations for the North American Business and Former Operations for the nine months ended September 30, 1997 and September 30, 1996.

                                 NINE MONTHS ENDED                  NINE MONTHS ENDED
                                 SEPTEMBER 30, 1997                 SEPTEMBER 30, 1996
                             (IN THOUSANDS) (UNAUDITED)         (IN THOUSANDS) (UNAUDITED)
                         ---------------------------------- ------------------------------------
                           NORTH                              NORTH
                          AMERICAN    FORMER   CONSOLIDATED  AMERICAN     FORMER    CONSOLIDATED
                          BUSINESS  OPERATIONS    TOTAL      BUSINESS   OPERATIONS     TOTAL
                         ---------- ---------- ------------ ----------  ----------  ------------
Net Sales............... $2,771,915  $202,178   $2,974,093  $2,536,878  $1,835,911   $4,372,789
Cost of Sales...........  2,600,454   194,499    2,794,953   2,414,065   1,734,721    4,148,786
                         ----------  --------   ----------  ----------  ----------   ----------
Gross Profit............    171,461     7,679      179,140     122,813     101,190      224,003
SG&A Expenses...........    137,318     6,200      143,518     150,213      95,427      245,640
Impairment Loss.........                                                    40,000       40,000
                         ----------  --------   ----------  ----------  ----------   ----------
Operating Income........ $   34,143  $  1,479   $   35,622  $  (27,400) $  (34,237)  $  (61,637)
                         ==========  ========   ==========  ==========  ==========   ==========

  Net sales for the North American Business increased 9.3% from $2,536,878,000 for the nine months ended September 30, 1996 to $2,771,915,000 for the nine months ended September 30, 1997. The increase resulted from a 6.8% increase in net sales for the U.S. division and a 20.6% increase in Canada. The U.S. growth over the prior period was particularly strong in its VAR and MOCA(TM) segments. Overall growth was partially offset by a decrease in retail sales, which reflects the Company's decision to substantially reduce its sales in the retail segment industry in early 1996, in part to address cash management objectives and constraints. The Company has recommitted significant resources to rebuilding its retail customer base in 1997.

  In the North American Business, hardware and accessories accounted for 77% of net sales and software accounted for 23% of net sales in the first nine months of 1997, as compared to 75% and 25% for the same categories, respectively, in the first nine months of 1996.

  Gross profit for the North American Business increased 39.6% or $48,648,000 from $122,813,000 in 1996 to $171,461,000 in 1997. Gross profit as a percentage of sales, or gross margin, increased from 4.8% in 1996 to 6.2% in 1997. Gross profit in the prior year period includes charges of $24,100,000 related to customer disputes, vendor reconciliations, and other issues. Excluding these factors, gross margins would have been approximately 5.8% for the North American Business for the first nine months of 1996. In the 1997 period, margins were favorably affected by the resolution of customer disputes and vendor reconciliations totaling $7,245,000. On an adjusted basis, excluding these adjustments, gross margins would have been 5.9% for the nine months ended September 30, 1997. Gross margins in the United States and Canada, excluding the impact of these adjustments, were 5.9% and 6.1%, respectively, for the first nine months of 1997, compared to 5.8% and 5.9%, respectively, for the same period of 1996.

  On an ongoing basis, the Company is continuing the process of resolving outstanding vendor reconciliation and customer disputes, the resolution of which may or may not favorably affect margins in subsequent periods. Merisel has pursued a strategy to increase revenue, which includes growing its retail and commercial sales segments, which segments have generally lower gross margins than other business segments. The Company is addressing this by targeting specific areas for margin improvement including sales execution, product mix, pricing and customer mix. However, the Company continues to face intense competitive pricing pressures.

  Selling, general and administrative expenses for the North American Business decreased by 8.6% from $150,213,000 in the nine months ended 1996 to $137,318,000 for the same period of 1997. Selling, general and administrative expenses as a percentage of sales decreased from 5.9% of sales in 1996 to 5.0% for the same period in 1997. Expenses for the 1997 period include accrued compensation charges of $1,950,000 that were incurred pursuant to employment contracts of certain executive officers, and were related to the Stonington Restructuring. Excluding these charges, selling, general and administrative charges as a percentage of sales would have been 4.9% of sales in the 1997 period. The higher level of expenses in the 1996 period was primarily attributable to costs associated with carrying out the Company's 1996 business plan and strategies, such as severance costs, professional fees and other costs incurred to develop business plans and strategies and to improve certain processes in 1996.

  As a result of the above items, operating income for the North American Business improved by $61,543,000 from a loss of $27,400,000 for the first nine months of 1996 to income of $34,143,000 for the first nine months of 1997.

 Interest Expense; Other Expense; and Income Tax Provision

  For the nine months ended September 30, 1997, interest expense for the Company, including Former Operations, decreased 19.5% from $29,085,000 in the 1996 period to $23,412,000 in the 1997 period. The decrease in interest expense resulted from the amortization and paydown of the Company's debt by approximately $104,225,000 from the end of September 1996 through the end of September 1997, which was offset in part by an increase in interest rates under the Operating Companies' Loan Agreements. Approximately $72,500,000 of the paydown occurred in October 1996 using proceeds from the sale of EML. Interest expense related to the extinguished operating debt totaled $12,404,000 for the nine months ended September 30, 1997. See "--Extraordinary Item" below.

  Other expenses for the Company, including Former Operations, decreased from $16,492,000 for the nine months ended September 30, 1996, to $10,248,000 for the nine months ended September 30, 1997, respectively. The decrease over the prior year relates primarily to one time financing charges of approximately $3,125,000 paid to negotiate amendments to the Company's financing agreements in the first quarter of 1996, and a loss of $730,000 recorded in September 1996 in connection with the disposition of a portion of land held for sale. In addition, the Company recorded income $220,000, related to the disposal of other assets held by the Company, and a $1,530,000 gain on the sale of land during the first nine months of 1997.

  During the quarter ended September 30, 1997, the Company recognized as expenses $3,630,000 of transaction costs relating to professional fees and other costs associated with the terminated Limited Waiver Agreement with the holders of the 12.5% Notes.

  The income tax provision decreased from an expense of $1,381,000 for the nine months ended September 30, 1996, to an expense of $489,000 for the same period in 1997. In the current year, the income tax rate reflects only the minimum statutory tax requirements in the various states and the provinces in which the Company conducts business, as the Company has sufficient net operating loss provisions from prior year losses to offset federal income taxes related to 1997 income. In the prior year, the Company recognized a tax provision expense that primarily represents the establishment of a valuation allowance against a previously recognized state deferred tax asset.

  Upon the issuance of the Conversion Shares, the Company will undergo an ownership change for Federal income tax purposes and, accordingly, the Company will be limited in its ability to use its net operating loss carryovers ("NOLs") to offset future taxable income. Such limitation will generally be determined by multiplying the value of the Company's equity before the ownership change by the long-term tax-exempt rate (currently 5.27%). This is likely to limit significantly the Company's use of its NOLs in any one year.

 Extraordinary Item

  The Company used substantially all of the $152,000,000 received aggregate proceeds from the issuance of the Initial Shares and the Convertible Note to repay the debt outstanding under the Operating Companies' Loan

Agreements (the "Operating Company Debt") on September 19, 1997. In connection with these repayments, the Company recorded an extraordinary loss on the extinguishment of debt of $3,744,000. This amount consisted of a "make whole" premium of $960,000 required to be paid with respect to the Subordinated Notes of Merisel Americas, unamortized prepaid financing fees totaling approximately $2,546,000 and other costs totaling $238,000.

  Because of the losses that the Company sustained in fiscal 1995 and 1996, the Company has utilized all of its NOL carryback capacity in prior years and, accordingly, no income tax benefit has been recorded on the loss.

 Consolidated Loss

  On a consolidated basis, net income for the Company, including Former Operations, increased from a loss of $142,050,000 for the nine months ended September 30, 1996, to a loss of $5,902,000 for the nine months ended September 30, 1997, due to the factors described above. Net loss per share increased from a loss of $4.75 per share for the nine months ended September 30, 1996, to a loss of $.19 per share for the same period of 1997.

SYSTEMS AND PROCESSES

  Merisel has made significant investments in new, advanced computer and warehouse management systems for its North American operations to support sales growth and improve service levels. All of Merisel's nine North American warehouses now utilize Merisel's Information and Logistical Efficiency System ("MILES"), a computerized warehouse management system, which uses infrared bar coding and advanced computer hardware and software to maintain high picking, receiving and shipping accuracy rates.

  Merisel is in the process of converting its North American operations to the SAP client/server operating system. SAP is an enterprise-wide system which integrates all functional areas of the business including order entry, inventory management and finance in a real-time environment. The Company converted its Canadian operations from a mainframe to the client/server operating system in August 1995. The new system is designed to provide greater transaction accuracy, flexibility, and custom pricing applications. The Company plans to convert its U.S. operations to the SAP system no later than the first part of 1999. See "--Liquidity and Capital Resources" below.

  The design and implementation of these new systems are complex projects and involve certain risks. Until such implementation, the Company will continue to modify its existing U.S. systems and may experience difficulty in processing transactions, which could adversely affect operating income and cash flows.



VARIABILITY OF QUARTERLY RESULTS AND SEASONALITY

  Historically, the Company has experienced variability in its net sales and operating margins on a quarterly basis and expects these patterns to continue in the future. Management believes that the factors influencing quarterly variability include: (i) the overall growth in the computer industry; (ii) shifts in short-term demand for the Company's products resulting, in part, from the introduction of new products or updates of existing products; and
(iii) the fact that virtually all sales in a given quarter result from orders booked in that quarter. Due to the factors noted above, as well as the dynamic characteristics of the computer product distribution industry, the Company's revenues and earnings may be subject to material volatility, particularly on a quarterly basis.

  Additionally, in the U.S. and Canada, the Company's net sales in the fourth quarter have been historically higher than in its other three quarters. Management believes that the pattern of higher fourth quarter sales is partially explained by customer buying patterns relating to calendar year-end business and holiday purchases. As a result of this pattern the Company's working capital requirements in the fourth quarter have typically been greater than other quarters. Net sales in the Canadian operations are also historically strong in the first quarter of the fiscal year. This is primarily due to buying patterns of Canadian Government Agencies. See "--Liquidity and Capital Resources" below.

LIQUIDITY AND CAPITAL RESOURCES

 General Discussion of Liquidity over the Periods Presented

  From the time the Company was founded in 1980 through the end of 1993, it experienced accelerated growth that was fueled by a combination of industry growth, industry consolidation, and acquisitions. By the end of the first quarter of 1994, the Company's internal growth and acquisitions had created a complex organization with operations in over eleven countries. The rapid growth put a tremendous burden on the Company's management to effectively integrate the diverse operations and implement several new initiatives including new warehouse systems, a centralized European distribution center, and a new worldwide integrated operating system. At the same time the industry continued to evolve, resulting in increasing competitive pressures on gross margins.

  To fund the new initiatives, working capital growth, and acquisitions, the Company incurred significant debt which, combined with the decreasing gross margins and increases in interest rates, resulted in declining profitability and increased debt service requirements. Despite declining earnings and increasing debt burden, the Company had sufficient cash reserves and available borrowing capacity to meet its debt obligations and to fund continued growth during 1994 and throughout 1995, and considered the investments in new initiatives to be a vital component of long-term growth and profitability.

  During the fourth quarter of 1995, the Company recorded $89.4 million in negative adjustments to its operating earnings. These adjustments included (i) a charge to trade accounts payable for $25.8 million to address vendor reconciliation issues, (ii) impairment losses on intangible assets associated with the Company's Computerland franchise business for $30,000,000, (iii) impairment losses related to cost overruns on the implementation of system installations of $19.5 million, and (iv) other asset valuation adjustments. As a result, the Company incurred substantial losses during the fourth quarter of 1995, and was required to negotiate with lenders under various of its financing agreements to amend such agreements and waive certain defaults.

  In order to comply with the requirements of its lenders, Merisel developed a plan in April 1996 that sought to maximize cash flow by controlling costs, curtailing non-essential capital expenditures and eliminating investments during the remainder of 1996. However, while these amended agreements were considered by the Company to be sufficient to allow it to operate without the need for additional sources of financing in 1996, because a substantial amount of the Operating Company Debt was due in mid-1997, the Company anticipated that it would need to dispose of certain assets, and/or obtain new financing arrangements, in order to position itself to meet this obligation. Accordingly, the Company began actively exploring all of its strategic options with the assistance of Merrill Lynch & Co. in early 1996, which included the sale of certain of its operating subsidiaries. This effort led to the sale of EML in October 1996. From the proceeds of this sale, the Company repaid $72,500,000 principal amount of the Operating Company Debt and negotiated an extension of the due date on the remaining principal outstanding to January 31, 1998. However, this amendment to the Operating Companies' Loan Agreements also stipulated that if the Company made its June 30, 1997 interest payment on its 12.5% Notes, then the Company would have to make an aggregate principal repayment of $40,000,000 on the Operating Companies' Senior Debt. Further, if the Company were to make the December 31, 1997 interest payment on its 12.5% Notes, then the Company would have to make an additional aggregate principal repayment of $30,000,000.

  The Company did not believe that it would be able to make the principal repayments on such debt, as described above, and therefore began actively pursuing a restructuring plan with the debtholders under its various financing agreements. Additionally, beginning in the fourth quarter of 1996, Merisel aggressively pursued a strategy of proactively working with vendors and other creditors to negotiate more flexible trading terms and thereby improve cash flow. Since that time, Merisel's North American business has increased its trade accounts payable from $278,100,000 as of September 30, 1996 to $416,300,000 as of September 30, 1997. See "BACKGROUND OF THE STONINGTON RESTRUCTURING."

  On September 19, 1997, the Company entered into the Stock and Note Purchase Agreement and used the proceeds therefrom to pay in full all outstanding indebtedness under the Operating Companies Loan Agreements. Consummation of the Stonington Conversion will improve the Company's liquidity position by substantially decreasing the Company's aggregate outstanding indebtedness and, consequently, interest expense. Prior to such time, pursuant to the terms of the Convertible Note the Company has elected to defer payment of interest on the Convertible Note, which interest will be forgiven upon consummation of the Stonington Conversion. See "UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS."

  If the Stonington Conversion is consummated, each holder of the 12.5% Notes would have the right during a 30-day offer period to cause the Company to purchase such holder's 12.5% Notes for 101% of the par value thereof plus accrued and unpaid interest. Phoenix has agreed to use its reasonable best efforts to obtain on behalf of the Company an executed commitment letter from one or more financial institutions for the Standby Facility in order to repurchase or remarket any 12.5% Notes put to the Company. Although based on recent trading prices of the 12.5% Notes the Company believes that it is unlikely that a significant portion of the outstanding 12.5% Notes would be tendered, a change in the financial condition of the Company or in other factors could lead to a different result, which should not effect the Company's liquidity unless the Company has not obtained the Standby Facility.

  The Convertible Note contains various covenants, including those which prohibit the payment of cash dividends, require a minimum amount of tangible net worth, and place limitations on acquisition of assets. These agreements also require the Company and Merisel Americas to maintain certain specified financial ratios. Such financial ratios include: minimum interest coverage; minimum consolidated adjusted tangible net worth; minimum EBITSDA; minimum inventory turnover; and minimum accounts payable to inventory. See "CERTAIN CONSIDERATIONS RELATING TO THE STONINGTON RESTRUCTURING" and "DESCRIPTION OF STOCK AND NOTE PURCHASE AGREEMENT, CONVERTIBLE NOTE AND REGISTRATION RIGHTS AGREEMENT--Convertible Note."

 Cash Flows Activity for the Nine Months Ended September 30, 1997

  Net cash provided by operating activities during the nine months ended September 30, 1997 was $30,236,000. The primary use of cash was an increase in accounts receivable of $60,262,000. Sources of cash included a decrease in inventory of $16,894,000, an increase in accrued liabilities of $6,085,000, and an increase in accounts payable of $55,267,000. The increase in accounts receivable is primarily the result of increased sales of 16.8% in the current quarter, decreased utilization of the accounts receivable securitization facility towards the end of September due to a decreased need for cash, and a decreased utilization of early payment incentives offered to customers. The decreased inventory from the fourth quarter of 1996 is primarily the result of seasonal fluctuations on inventory needs. The increase in accounts payable primarily reflects improvement in payment terms with vendors and increased credit limits.

  Net cash provided by investing activities was $581,000 consisting of proceeds from the sale of land held in North Carolina totaling $5,020,000, which was offset by capital expenditures of $4,439,000. The expenditures were primarily for the maintenance and improvement of existing facilities. The Company presently anticipates that its capital expenditures will be between $9,000,000 and $12,000,000 for 1997 and between $20,000,000 and $30,000,000 for 1998, primarily consisting of costs of implementing the SAP operating system, expenditures for upgrading warehouse systems and other Company facilities, and expenditures related to building the sales infrastructure. However, aggregate costs could exceed these estimates, depending on the timing and scope of the SAP implementation. Capital expenditures will also be made for initiatives to develop the Company's channel assembly capabilities and in the area of electronic services including expanded EDI capabilities, internet applications and automated order processing. The Company believes that implementation of the SAP operating system will address its major "year 2000 issues," which arise in cases where the Company's systems use two digit data fields which recognize dates using the assumption that the first two digits are "19" (i.e., the number 97 is recognized as the year 1997). The Company is currently engaged in a review of its ancillary computer systems and applications, including packaged software used by the Company, and expects to make any modifications required to resolve year 2000 issues in a timely manner. The Company does not expect that such review and modifications will require significant additional capital expenditures, however, if the Company is unable to successfully implement the SAP operating system sufficiently in advance of the year 2000, additional expenditures could be required and such expenditures could be substantial.

  Net cash used in financing was $8,789,000 and consists of aggregate proceeds of $152,000,000 from the sale of the Initial Shares and the Convertible Note, offset by amortization payments and the repayment in full in September 1997 of the Operating Company Debt, which payments aggregated $159,613,000, and scheduled payments of $1,176,000 with respect to other indebtedness of the Company.

  Funds are also generated through the sale of receivables by Merisel Capital Funding, Inc., a wholly owned subsidiary of the Company's Merisel Americas, Inc. operating subsidiary. Merisel Capital Funding's sole business is the ongoing purchase of trade receivables from Merisel Americas. Merisel Capital Funding sells these receivables, in turn, under an agreement with a securitization company, whose purchases yield proceeds of up to $300,000,000 at any point in time. Merisel Capital Funding is a separate corporate entity with separate creditors who, upon its liquidation, are entitled to be satisfied out of Merisel Capital Funding's assets prior to any value in the subsidiary becoming available to the subsidiary's equity holder. As a result of losses the Company incurred in fiscal year 1996, Merisel Americas and Merisel Capital Funding were obliged to and did obtain amendments and waivers with respect to certain covenants under this facility, which expires in October 2000.

  Effective December 15, 1995, Merisel Canada, Inc. ("Merisel Canada") entered into a receivables purchase agreement with a securitization company to provide funding for its operations. In accordance with this agreement, Merisel Canada sells receivables to the securitization company, which yields proceeds of up to 150,000,000 Canadian dollars. The facility expires December 12, 2000, but is extendible by notice from the securitization company, subject to the Company's approval.

  Under these securitization facilities, the receivables are sold at face value with payment of a portion of the purchase price being deferred. As of September 30, 1997, the total amount outstanding under these facilities was $240,016,000. Fees incurred in connection with the sale of accounts receivable for the nine months ended September 30, 1997 were $11,416,000, compared to $12,273,000 incurred for the nine months ended September 30, 1996 and are recorded as other expense.

 Cash Flows Activity for the Year Ended December 31, 1996

  Net cash provided by operating activities during the year ended December 31, 1996 was $29,249,000. The primary sources of cash from operating activities were decreases in accounts receivable, inventories, and income taxes receivable of $132,480,000, $91,059,000 and $33,470,000, respectively. The primary use cash from operations during the period was a decrease in accounts payable of $179,304,000. Lower inventory and accounts receivable levels resulted primarily from improved management of inventories and collections. The decrease in inventories also contributed to the decrease in accounts payable.

  Net cash provided from investing activities in 1996 was $101,041,000, consisting of proceeds from the sales of EML and the Company's Australian business of $110,379,000 and $8,515,000, respectively, partially offset by the expenditures of $9,652,000, net of proceeds from the sale of property and equipment of $5,975,000. Expenditures for property and equipment were primarily attributed to the upgrading of the Company's computer systems, expenditures for a new warehouse management system and the upgrading of existing facilities and leasehold improvements.

  Net cash used in financing activities for the year ended December 31, 1996 was $82,765,000, related primarily to repayments of the 11.5% Notes of $43,195,000, net repayments under the Revolving Credit Agreement of $17,792,000, the payment of the first installment of $4,400,000 of the Subordinated Notes, and repayment of $17,741,000 under other bank facilities.

 Cash Flows Activity for the Year Ended December 31, 1995

  Net cash used for operating activities in 1995 was $62,400,000. Sources of cash from operating activities consist of $98,800,000 increase in accounts payable and $23,900,000 increase in accrued liabilities. The primary uses of cash in 1995 were a net loss of $83,900,000 and increases in inventories and accounts receivable of $43,500,000 and $103,600,000, respectively. The increases in inventories and accounts receivable were primarily related to the Company's higher sales volumes, especially in December 1995. The increase in accounts payable was due to increased purchasing associated with higher sales volumes.

  Net cash used for investing activities in 1995 was $49,100,000, consisting of property and equipment expenditures. The expenditures for property and equipment were primarily for the upgrading of the Company's computer systems, expenditures for a new warehouse management system and the upgrading of existing facilities and leasehold improvements.

  Net cash provided by financing activities in 1995 was $108,300,000, comprised principally of proceeds from the net sales of an interest in the Company's trade accounts receivable of $125,300,000, partially offset by a net repayments under domestic revolving lines of credit of $7,700,000, and net repayments under local subsidiaries' line of credit of $10,000,000.

 Cash Flows Activity for the Year Ended December 31, 1994

  Net cash for operating activities in 1994 was $82,400,000. The primary uses of cash in 1994 were increases in accounts receivable of $152,900,000, reflecting the Company's higher sales volumes, especially in December 1994, and greater sales to customers with extended terms. Cash was also used by an increase in inventories of $75,300,000, also reflecting the Company's higher sales volume. Sources of cash from operating activities included net income, after adjustment for non-cash items, of $41,600,000 and an increase in accounts payable of $94,400,000.

  Net cash used for investing activities in 1994 was $126,500,000, of which $86,300,000 related to the ComputerLand acquisitions and the acquisition of the remaining 40% interest in the Company's Mexican subsidiary and $40,200,000 related to property and equipment expenditures. The expenditures for property and equipment were primarily for the upgrading of the Company's computer systems, expenditures for a new warehouse management system and the upgrading of facilities and leasehold improvements.

  Net cash provided by financing activities since 1994 was $211,600,000, comprised principally of proceeds received in connection with the offering of $125,000,000 in original principal amount of the 12.5% Notes during October 1994 and proceeds from the sale of and interest in the Company's trade accounts receivable of $75,000,000. In addition, the Company had net borrowings under domestic revolving lines of credit of $24,000,000 and net repayments under foreign bank facilities of $13,000,000 during the year ended December 31, 1994.


ASSET MANAGEMENT

  Merisel attempts to manage its inventory position to maintain levels sufficient to achieve high product availability and same-day order fill rates. Inventory levels may vary from period to period, due to factors including increases or decreases in sales levels, Merisel's practice of making large-volume purchases when it deems such purchases to be attractive and the addition of new manufacturers and products. The Company has negotiated agreements with many of its manufacturers which contain stock balancing and price protection provisions intended to reduce, in part, Merisel's risk of loss due to slow-moving or obsolete inventory or manufacturer price reductions. The Company is not assured that these agreements will succeed in reducing this risk. In the event of a manufacturer price reduction, the Company generally receives a credit for products in inventory. In addition, the Company has the right to return a certain percentage of purchases, subject to certain limitations. Historically, price protection and stock return privileges, as well as the Company's inventory management procedures, have helped to reduce the risk of loss of carrying inventory.

  The Company has purchased foreign exchange contracts whenever available to minimize foreign exchange transaction gains and losses. Such contracts were temporarily not available to the Company beginning in the latter part of 1996. The Company experienced net transaction losses of approximately $350,000 in the first quarter of 1997, prior to the renewed availability of foreign exchange contracts. The Company plans to continue to use foreign exchange contracts in the future, to the extent they are available and necessary.

  The Company offers credit terms to qualifying customers and also sells on a prepay, credit card and cash-on-delivery basis. The Company also offers financing for its sales to certain of its customers through various floor plan financing companies. With respect to credit sales, the Company attempts to control its bad debt exposure by monitoring customers' creditworthiness and, where practicable, through participation in credit associations that provide customer credit rating information for certain accounts. In addition, the Company purchases credit insurance as it deems appropriate.

COMPETITION

  Traditionally, competition in the computer products distribution industry is intense. Competitive factors include price, brand selection, breadth and availability of product offering, financing options, shipping and packaging accuracy, speed of delivery, level of training and technical support, marketing services and programs and ability to influence a buyer's decision.

  Certain of the Company's competitors have substantially greater financial resources than the Company. The Company's principal competitors include large United States-based distributors and aggregators such as Gates/Arrow, Inacom, Ingram Micro, MicroAge and Tech Data Corporation, as well as regional distributors and franchisors.

  The Company also competes with manufacturers that sell directly to computer resellers, sometimes at prices below those charged by the Company for similar products. The Company believes its broad product offering, product availability, prompt delivery and support services may offset a manufacturer's price advantage. In addition, many manufacturers concentrate their direct sales on large computer resellers because of the relatively high costs associated with dealing with small-volume computer reseller customers.

                                  MANAGEMENT

  The following table sets forth certain information regarding the directors and executive officers and officers of the Company.

NAME                      AGE(1)                       POSITION
----                      ------                       --------
Dwight A. Steffensen....    54   Chairman of the Board of Directors and Chief
                                 Executive Officer
Robert J. McInerney (2).    52   President, Chief Operating Officer and Director
                                 designee
James E. Illson (3).....    44   Chief Financial Officer, Senior Vice President,
                                 Assistant Secretary and Director designee
Thomas P. Reeves........    36   President, Merisel Canada, Inc.
Timothy N. Jenson.......    38   Vice President-Finance, Treasurer and Assistant
                                 Secretary
Karen A. Tallman........    40   Vice President, General Counsel and Secretary
Joseph Abrams...........    61   Director
David L. House..........    54   Director
Dr. Arnold Miller.......    69   Director
Lawrence J. Schoenberg..    65   Director
Albert J. Fitzgibbons...    52   Director designee
Bradley J. Hoecker......    35   Director designee
Stephen M. McLean.......    39   Director designee

--------
(1) As of October 3, 1997
(2) Mr. McInerney was appointed to his position as President and Chief Operating Officer as of February 3, 1997, pursuant to an employment agreement with the Company which has an initial term of three years.
(3) Mr. Illson was appointed to his position as Chief Financial Officer, Senior Vice President and Assistant Secretary as of August 12, 1996, pursuant to an employment agreement with the Company which has an initial term of three years.

DIRECTORS

  The Board presently consists of five members divided into three classes serving staggered terms, with one class of directors elected annually. Class I consists of one director, and Class II and Class III each consist of two directors. The term of the director constituting Class I will expire next year. The term of the directors in Class II extends through 1999, and the term of the directors in Class III extends through 2000. The staggered Board is required by the Certificate of Incorporation and may have the effect of delaying or deferring a change in control of the Company. The table below indicates the names of the directors in each class and the expiration of the terms of the directors in each class.

        CLASS I                   CLASS II                   CLASS III
        -------                   --------                   ---------
(TERMS EXPIRING IN 1998)   (TERMS EXPIRING IN 1999)   (TERMS EXPIRING IN 2000)
 Lawrence J. Schoenberg         Joseph Abrams             David L. House
                              Dr. Arnold Miller        Dwight A. Steffensen

  No arrangement or understanding exists between any director or officer and any other person or persons pursuant to which any such person was or is to be selected as a director or officer other than as disclosed in "--Post-Stonington Conversion Board Configuration." None of the directors or officers has any family relationship between them.

  The business experience, principal occupations and employment during the past five years of each of the directors, together with their periods of service as directors and executive officers of the Company, as applicable, are set forth below.

  Dwight A. Steffensen was elected as Chief Executive Officer and Chairman of the Board in February 1996. Mr. Steffensen has been a member of the Board since August 1990. From January 1985 to March 1992, Mr. Steffensen served as a director and Executive Vice President of Bergen Brunswig Corporation ("Bergen"), a pharmaceuticals distributor. From April 1992 to October 1995, Mr. Steffensen served as President and Chief Operating Officer for Bergen. In January 1996, he resigned from Bergen's Board of Directors. See "--Post-Stonington Restructuring Board Configuration."

  Joseph Abrams was elected a director of the Company following the acquisition of Microamerica, Inc. ("Microamerica") by the Company in April 1990. Mr. Abrams had previously served as a director of Microamerica from 1983 to April 1990 and also served as President, Chief Operating Officer and Secretary of AGS Computers, Inc. ("AGS"), a software development company, which was a subsidiary of NYNEX Corp., a telecommunications company, from 1988 until his retirement in 1991. He is also a director of Spectrum Signal Processing, a hardware and software electronics company and Phonetel Technologies, a provider of pay telephone services.

  David L. House was appointed to the Board of Directors in March 1994 to fill a vacancy. In October 1996, Mr. House was named Chairman of the Board, President and Chief Executive Officer of Bay Networks, Inc., a marketer of internet working products. From 1974 to 1996, he was employed by Intel Corporation, a manufacturer of microprocessing systems, most recently as Senior Vice President and General Manager of the Enterprise Server group.

  Dr. Arnold Miller was elected to the Board of Directors in August 1989 and was appointed the Governance Director in May 1995. Since its formation in 1987, he has been President of Technology Strategy Group, a consulting firm organized to assist businesses and government in the fields of corporate strategy development, international technology transfer and joint ventures, as well as business operations support. Prior to joining Technology Strategy Group, Dr. Miller was employed at Xerox Corporation, a consumer products and information services company, for 14 years, where his most recent position was Corporate Vice President with responsibility for worldwide electronics operations.

  Lawrence J. Schoenberg was elected a director of the Company following the acquisition of Microamerica in April 1990. Mr. Schoenberg had previously served as a director of Microamerica from 1983 to April 1990. From 1967 through 1990, Mr. Schoenberg served as Chairman of the Board and Chief Executive Officer of AGS. From January to December 1991, Mr. Schoenberg served as Chairman and as a member of the executive committee of the Board of Directors of AGS. Mr. Schoenberg retired from AGS in 1992. He is also a director of Sungard Data Services, Inc., a computer services company, Government Technology Services, Inc., a microcomputer reseller and Cellular Technology Services, a provider of systems to cellular telephone service providers.

BOARD OF DIRECTORS, MEETINGS AND COMMITTEES

  The Board held 20 meetings during the year ended December 31, 1996. During 1996, no director attended fewer than 75% of the total number of meetings of the Board and any committees of the Board upon which he served.

  The Board maintains an Audit Committee that was formed to, among other things, consult and meet with the Company's auditors and its Chief Financial Officer and other finance and accounting personnel, review potential conflict of interest situations, where appropriate, and report and make recommendations to the full Board of Directors regarding such matters, which met six times in 1996 and is comprised of Dr. Miller and Mr. Schoenberg; an Organization and Compensation Committee, which met six times in 1996, comprised of Messrs. Abrams, House and Schoenberg; an Option Committee that administers the Company's stock option plans (the "Option Committee"), which met three times in 1996, comprised of Messrs. Abrams, House and Schoenberg; and a Nominating Committee to recommend persons for membership on the Board and to establish criteria and procedures for the selection of new directors, which did not meet in 1996, comprised of Dr. Miller,

Mr. Schoenberg and Mr. Steffensen. There is no established procedure for Stockholders to recommend nominations to the Nominating Committee.

POST-STONINGTON CONVERSION BOARD CONFIGURATION

  Pursuant to Board action following the Stonington Conversion, the Company intends that the Board will be expanded from five to nine members. The Company further intends that the expanded Board will be reconstituted such that three current Board members (Mr. Schoenberg, Dr. Miller, and Mr. Steffensen) will remain on the Board in each of Classes I, II and III, respectively; three Stonington designees (Messrs. Fitzgibbons, Hoecker and McLean) will be appointed to the Board in each of the three Classes; two management nominees (Messrs. Illson and McInerney) will be appointed to Classes I and II; and one new additional independent director (Mr. Thomas P. Mullaney) will be appointed to Class III. See "--Directors" and "--Executive Officers" and "CERTAIN CONSIDERATIONS RELATING TO THE STONINGTON RESTRUCTURING--Change of Control."

  Set forth below is a brief description of the business experience for the previous five years of Stonington's designees to the post-Stonington Restructuring Board.

  [NOTE TO THE COMMISSION: ADDITIONAL INFORMATION RELATING TO MR. MULLANEY WILL BE ADDED TO THE DISCLOSURE UPON RECEIPT.]

  Albert J. Fitzgibbons III. Mr. Fitzgibbons is a Partner and a Director of Stonington, a position that he has held since 1993 and a Partner and a Director of Stonington Partners, Inc. II. He has also been a Director of Merrill Lynch Capital Partners, Inc. ("MLCP"), a private investment firm associated with Merrill Lynch & Co. ("ML&C"), since 1988 and a Consultant to MLCP since 1994. He was a Partner of MLCP from 1993 to 1994 and Executive Vice President of MLCP from 1988 to 1993. Mr. Fitzgibbons was also a Managing Director of the Investment Banking Division of ML&C from 1978 to July 1994. Mr. Fitzgibbons is also a director of Borg-Warner Security Corporation, Dictaphone Corporation, Rykoff Sexton, Inc. and United Artists Theatre Circuit, Inc.

  Bradley J. Hoecker. Mr. Hoecker is a Partner of Stonington. Prior to obtaining that position in 1997, Mr. Hoecker was a Principal of Stonington since 1993. He has been a Consultant to MLCP since 1994. He was a Principal of MLCP from 1993 to July, 1994 and an Associate of MLCP from 1989 to 1993. Mr. Hoecker was also an Associate of the Investment Banking Division of ML&C from 1989 to 1994. From 1984 to 1987, Mr. Hoecker was employed by Bankers Trust Company. Mr. Hoecker is a director of Packard BioScience Company, and several privately held corporations.

  Stephen M. McLean. Mr. McLean is a Partner and a Director of Stonington, a position that he has held since 1993 and is a Partner and a Director of Stonington Partners, Inc. II. He has also been a member of the Board of Directors of MLCP since 1987 and a Consultant to MLCP since 1994. He was a Partner of MLCP from 1993 to July 1994 and a Senior Vice President of MLCP from 1987 to 1993. Mr. McLean was also a Managing Director of the Investment Banking Division of Merrill Lynch, Pierce, Fenner & Smith Incorporated from 1987 to 1994. Mr. McLean is a Director of CMI Industries, Inc., Dictaphone Corporation, Packard BioScience Company, Pathmark Stores, Inc. and Supermarkets General Holdings Corporation and several privately held companies.

EXECUTIVE OFFICERS

  Executive officers of the Company are elected by and serve at the discretion of the Board. Set forth below is a brief description of the business experience for the previous five years of all executive officers except those who are also directors. For information concerning the business experience of Mr. Steffensen, see "Directors" above.

  Robert J. McInerney. Mr. McInerney joined the Company in February of 1997 in the capacity of President and Chief Operating Officer. From 1994 to 1996 Mr. McInerney served as Executive Vice President at United Capital Corporation, a Long Island based multinational holding company. He was responsible for the P&L, structure and strategy of the corporation's three manufacturing groups. Mr. McInerney is credited with achieving record operating results and increasing profitability for all three groups. From 1981 to 1994 Mr. McInerney was employed by Arrow Electronics, Inc., a distributor of electronic components and systems. He served as president of Arrow's Commercial Systems Group (CSG) from 1987 to 1994 and was responsible for sales, marketing, finance and operations, marketing communications and advertising. See "--Post-Stonington Restructuring Board Configuration."

  James E. Illson. Prior to joining Merisel in August 1996, Mr. Illson served as Senior Vice President and Chief Financial Officer for the Southern California-based grocery chain, Bristol Farms. Mr. Illson was responsible for managing all financial operations. This included implementing business plans, reporting and control systems, and developing short-term and long-term capital strategies. He joined Bristol Farms in 1995. From 1992 to 1995, Mr. Illson was a partner with Kidd, Kamm & Co., a private equity investment firm where he was responsible for activities relating to the acquisition and expansion of portfolio companies. Prior to that, Mr. Illson spent more than 13 years with Deloitte & Touche, most recently as a partner in Deloitte & Touche's reorganization advisory services group. See "--Post-Stonington Restructuring Board Configuration."

  Thomas P. Reeves. Mr. Reeves joined the Company in 1987 as director of International Strategic Planning. From March 1990 to February 1992, Mr. Reeves served as Managing Director of the Company's United Kingdom subsidiary. From February 1992 until August 1994, Mr. Reeves served as the Company's Managing Director of operations in Europe. Mr. Reeves was named Senior Vice President-European Operations in May 1992. In August 1994, he became Senior Vice President-Canadian Operations as well as President of the Company's Canadian subsidiary.

  Timothy N. Jenson. Mr. Jenson joined the Company in 1993 as Vice President and Treasurer. In 1996, he was promoted to Vice President-Finance, Treasurer and Assistant Secretary. From 1989 to 1993, Mr. Jenson served as Vice President at Citicorp North America, Inc. where he provided financial services, banking products and advisory services to large multinational corporations. He previously served at Bank of America as Vice President of corporate banking, where he was responsible for the financing and banking activities of a portfolio of Corporate Clients.

  Karen A. Tallman. Ms. Tallman joined the Company in 1997 as Vice President, General Counsel and Secretary. From 1992 to 1997, Ms. Tallman was employed by CB Commercial Real Estate Group, Inc., most recently in the positions of Vice President, Secretary and Senior Counsel. Previously Ms. Tallman was a corporate attorney for nine years at the law firm of Skadden, Arps, Slate, Meagher, Flom LLP.

SECTION 16 MATTERS

  Section 16(a) of the Exchange Act requires the Company's executive officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq National Market, and to furnish the Company with copies of all Section 16(a) forms they file.

  Based on its review of the copies of such forms received by it and on written representations from such persons that no Forms 5 were required for those persons, the Company believes that, during the fiscal year ended December 31, 1996, all filing requirements applicable to its directors and executive officers were complied with.

                            MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Company's Chief Executive Officer, the four other most highly compensated executive officers of the Company in 1996, and two former highly paid executives for whom disclosure would have been provided had they been executive officers of the Company as of December 31, 1996.

                                             ANNUAL COMPENSATION             LONG-TERM
                                  ----------------------------------------- COMPENSATION
                                                             OTHER ANNUAL    AWARDS(2)        ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY($)(1) BONUS ($)(1) COMPENSATION($)  OPTIONS(#)  COMPENSATION ($)(3)
---------------------------  ---- ------------ ------------ --------------- ------------ -------------------
Dwight A. Steffensen....     1996   435,070      313,620                      500,000            4,980
 Chairman of the Board
 of Directors,
 Chief Executive
 Officer(4)
Michael D. Pickett......     1996   188,728          -0-                          -0-          963,511
 Former Chairman of the      1995   502,092          -0-                      211,741           18,542
 Board of Directors,
 President and Chief
 Executive Officer(5)        1994   501,630       77,438                          -0-           17,022
Timothy N. Jenson.......     1996   173,870       82,810                       12,000              390
 Vice President--            1995   143,070        4,870                       12,000            1,210
 Finance,
 Treasurer and Assistant     1994   126,060        8,660                          -0-            2,890
 Secretary
Kristin Rogers..........     1996   173,380       68,750                       50,000              390
 Former Senior Vice          1995   158,380        6,000                       27,500            7,430
 President,
 Product Management(6)       1994   135,290       16,560                          -0-            3,190
Karen Fuller............     1996   150,000       35,620                       12,000              330
 Former Vice President,      1995   146,230        2,500                       10,000              970
 Marketing(6)
                             1994   134,820       26,670                          -0-            3,160
Thomas Reeves...........     1996   162,604       42,260        42,262            -0-              313
 Senior Vice President--     1995   136,573       51,140        51,149         80,000              194
 Canadian
 Operations(7)               1994   186,807       18,746        18,746            -0-           10,474
Susan J. Miller-Smith...     1996   252,940      154,340                          -0-          307,720
 Former Senior Vice          1995   241,660          -0-                      100,000           84,100
 President--
 Managing Director--         1994   160,850       91,480                          -0-          177,300
 Europe(8)
Ron Rittenmeyer.........     1996   244,870      400,000                          -0-          355,860
 Former Chief Operating      1995   121,290          -0-                      200,000              420
 Officer(8)

-------
(1) Portions of the salary and/or bonus earned by named executive officers may be deferred pursuant to the Company's executive deferred compensation plan (the "Deferred Compensation Plan"), which was adopted by the Board of Directors in 1990. Under the Deferred Compensation Plan, executive officers may elect on an annual basis to defer any portion of their pre-tax compensation until retirement or termination of employment. The Company will pay participants in the Deferred Compensation Plan, upon retirement or termination of employment, an amount equal to the amount of deferred compensation plus a guaranteed return at a specified rate that is no less than a base interest rate. In addition, upon the death of a participant the Company will pay a death benefit to a named beneficiary.

(2) At December 31, 1996, the only long-term compensatory arrangement the Company had for its executive officers was its stock option plan, grants under which are listed in the Summary Compensation Table for completeness of presentation. For Mr. Steffensen, the amount represents stock appreciation rights.

(3) For Mr. Steffensen, the amount listed for 1996 includes $4,980 of premiums paid with respect to the Company's Group Life insurance Policy (the "Term Life Policy"). For Mr. Pickett, other compensation listed in 1996 includes $963,409 of severance pay related to an agreement between the Company and Mr. Pickett and $101.00 of premiums paid with respect to the Term Life Policy. For Mr. Jenson, Ms. Fuller, Ms. Rogers, and Mr. Reeves, other compensation listed in 1996 is also comprised entirely of premiums paid with respect to the Term Life Policy. For Ms. Miller-Smith, 1996 other compensation includes $304,500 of severance pay related to an employment contract between the Company and Ms. Miller-Smith, and $3,220 of premiums paid to the Term Life Policy. For Mr. Rittenmeyer 1996 other compensation includes $355,000 of severance pay related to an employment contract between the Company and Mr. Rittenmeyer, and $860 of premiums paid to the Term Life Policy.

(4) Mr. Steffensen joined the Company on February 12, 1996.

(5) Mr. Pickett resigned as Chief Executive Officer on February 12, 1996 but continued as an employee through June 14, 1996. All salaries and bonuses paid to him were paid pursuant to agreements between him and the Company.

(6) Ms. Rogers and Ms. Fuller both resigned March 28, 1997, and all salaries and bonuses paid to each of Ms. Fuller and Ms. Rogers were paid pursuant to employment agreements between them and the Company.

(7) For 1996 all other annual compensation includes $107,105 paid for reimbursement of non-U.S. taxes and $2,637 paid for home leave benefits.


(8) Ms. Miller-Smith and Mr. Rittenmeyer resigned on December 15, 1996 and September 17, 1996, respectively, and all amounts reported as salary and bonuses were paid pursuant to employment agreements between them and the Company. Mr. Rittenmeyer joined the Company on September 28, 1995.

OPTIONS IN 1996 FISCAL YEAR

  The following tables summarize option grants and exercises during the 1996 fiscal year to or by the executive officers named in the Summary Compensation Table above and the value of the options held by such persons at the end of the 1996 fiscal year.

                     OPTION/SAR GRANTS IN 1996 FISCAL YEAR

                                       INDIVIDUAL GRANTS
                         -----------------------------------------------
                                                                          POTENTIAL REALIZABLE
                                        PERCENT OF                          VALUE AT ASSUMED
                          NUMBER OF       TOTAL                           ANNUAL RATES OF STOCK
                          SECURITIES   OPTIONS/SARS                      PRICE APPRECIATION FOR
                          UNDERLYING    GRANTED TO  PER SHARE              OPTION TERM ($)(1)
                         OPTIONS/SARS   EMPLOYEES   EXERCISE  EXPIRATION -----------------------
          NAME           GRANTED (#)   IN 1996 (%)  PRICE ($)    DATE      5%($)       10%($)
          ----           ------------  ------------ --------- ---------- ---------- ------------
Dwight Steffensen.......   500,000(2)     58.50%     $2.818         n/a     855,955    2,245,185
Michael D. Pickett......       -0-          -0-         -0-         n/a         -0-          -0-
Timothy Jenson..........    12,000(3)      1.40%     $1.938    12/11/06      14,622       37,055
Kristin Rogers..........    50,000(3)      5.85%     $2.500    06/28/97      78,612      199,218
Karen Fuller............    12,000(3)      1.40%     $2.625    06/28/97      19,810       50,202
Thomas Reeves...........       -0-         0.00%     $0.000           0         0.0          0.0
Susan Miller-Smith......       -0-         0.00%     $0.000           0         0.0          0.0
Ronald A. Rittenmeyer...       -0-         0.00%     $0.000           0         0.0          0.0

--------
(1) Potential realizable value is determined by taking the initial market value per share and applying the stated annual appreciation rate compounded annually for the remaining term of the option, subtracting the exercise price at the end of that period and multiplying that number by the number of options granted. Actual gains, if any, recognized by a named executive officer are dependent on the future performance of the Common Stock and on overall market conditions. There can be no assurance that the potential realizable values reflected in this table will be achieved.

(2) Represents SARs granted to Mr. Steffensen.

(3) Represents options granted to each of Mr. Jenson, Ms. Rogers, and Ms.
    Fuller.

                AGGREGATED OPTION EXERCISES IN 1996 FISCAL YEAR
                 AND VALUE OF OPTIONS AT FISCAL 1996 YEAR END

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED     VALUE OF UNEXPIRED IN-
                            SHARES                 OPTIONS AT FISCAL        THE-MONEY OPTIONS AT
                           ACQUIRED    VALUE         YEAR END (#)          FISCAL YEAR END ($)(1)
                              ON      REALIZED ------------------------- --------------------------
          NAME           EXERCISE (#)   ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE NONEXERCISABLE
          ----           ------------ -------- ----------- ------------- ----------- --------------
Dwight Steffensen.......       -0-        -0-      4,000         -0-         -0-          -0-
Michael D. Pickett......   215,000    573,781        -0-         -0-         -0-          -0-
Timothy Jenson..........       -0-        -0-     20,750      18,750         -0-          -0-
Kristin Rogers..........       -0-        -0-     41,366      22,450         -0-          -0-
Karen Fuller............       -0-        -0-     32,625      23,875         -0-          -0-
Thomas Reeves...........       -0-        -0-    155,571      40,000         -0-          -0-

--------
(1) Value is determined by subtracting the exercise price of each option held by the named executive officer from $1.6875, the fair market value of the Common Stock as of December 31, 1996, and multiplying the resulting number by the number of underlying shares of Common Stock.

COMPENSATION OF DIRECTORS

  During fiscal 1996, each nonemployee director was entitled to receive an annual retainer of $8,000, $1,000 per Board of Directors meeting attended, $5,000 annually for acting as the chairman of a committee of the Board, $2,000 annually for committee membership, $250 per committee meeting attended and reimbursement for travel expenses to and from Board of Directors and committee meetings. Technology Strategy Group, a consulting firm associated with Dr. Miller, also received $98,000 for consulting fees in 1996.

  Pursuant to the Company's 1992 Stock Option Plan for Nonemployee Directors (the "Nonemployee Director Plan"), immediately following the Company's 1996 Annual Meeting, Messrs. Abrams, House, Miller, and Schoenberg were each awarded options to purchase 1,000 shares of Common Stock at an exercise price of $1.875 per share. The Nonemployee Director Plan provides for the granting of nonqualified stock options to each member of the Company's Board of Directors who is not otherwise an employee or officer of the Company or any subsidiary of the Company (an "Eligible Director"). Currently, four members of the Board of Directors are Eligible Directors. The Nonemployee Director Plan provides for the issuance of options to purchase up to 50,000 shares of Common Stock at an exercise price per share of not less than the fair market value of the Common Stock on the date of grant.

  The Nonemployee Director Plan provides for initial grants with respect to options to purchase 1,000 shares of Common Stock to each Eligible Director immediately following the annual meeting at which such director is first elected or appointed, whichever is applicable. Each Eligible Director who has received an initial option grant will also receive annual automatic option grants of 1,000 shares immediately following each of the Company's annual meetings. Each option becomes exercisable when, and only if, the optionee continues to serve as a director for twelve months following the date on which the option was granted. Options expire ten years and one day from the date of grant, subject to earlier termination in accordance with the Nonemployee Director Plan. Any vested and exercisable options may be exercised in whole or in part by payment in cash of the full exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Organization and Compensation Committee (the "Compensation Committee") of the Board is currently comprised of Messrs. Abrams, House and Schoenberg. Dr. Miller also served on the Committee during part of 1996. In 1996 the Company paid aggregate fees of $98,000 to Technology Strategy Group, a consulting firm associated with Dr. Miller, for consulting services provided by Dr. Miller. The Company continues to use such services and in 1997 paid $24,000 in fees through the month of October.

EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  Pursuant to Mr. Steffensen's employment agreement with the Company, Mr. Steffensen is entitled to receive certain fees upon a change of control of the Company. See "INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON-- Interest of Certain Executive Officers."

  In October 1995, the Company entered into a retention agreement with Mr. Reeves. The retention agreement provides that if, within one year after a Change of Control of the Company (as defined in the agreement) and prior to August 15, 1998, Mr. Reeves' employment is terminated other than as a result of (i) a "Termination for Cause" (as defined in the agreement), (ii) his death or permanent disability or (iii) his resignation without "Good Reason" (as defined in the agreement), the Company will continue to pay Mr. Reeves' Base Salary for the 180-day-period following such termination and will make a lump-sum payment to Mr. Reeves equal to one-half of the average annual performance bonus received by Mr. Reeves over the three years preceding his termination date.

  The Company intends to enter into an amended and restated retention agreement with Mr. Reeves that will (1) extend its expiration date to July 31, 1999, (2) provide that in the event of a Covered Termination (as defined in the agreement) within one year following a Change of Control he is entitled to receive biweekly payments equal to 18 months' salary plus a lump sum payment in an amount equal to 150% of the average annual performance bonus paid to him over the previous three years, (3) provide that if an Other Termination occurs (as defined in the agreement), Mr. Reeves shall receive biweekly payments equal to twelve months salary, plus a lump sum payment in an amount equal to 100% of the average annual performance bonus paid to him over the previous three years, (4) provide for Mr. Reeves to be reimbursed for medical and dental insurance payments during the period for which he is entitled to payments under (2) or (3) above, and (5) provides that in the event that a Covered Termination occurs within one year of a Change of Control or an Other Termination, Mr. Reeves shall be entitled to reimbursement for relocation expenses up to a maximum of $50,000 should he decide to relocate.

  The Company has entered into a Retention Agreement with Mr. Jenson which provides that if, within one year of a Change of Control of the Company (as defined in the agreement), Mr. Jenson's employment is terminated other than as a result of (i) a "Termination for Cause" (as defined in the agreement), (ii) his death or permanent disability or (iii) his resignation without "Good Reason" (as defined in the agreement), the Company will make a lump-sum payment to Mr. Jenson equal to one year's salary plus an amount equal to his annual performance bonus for the prior year less any amounts payable to Mr. Jenson pursuant to his employment agreement with the Company.

       ORGANIZATION AND COMPENSATION COMMITTEE AND OPTION COMMITTEE

                  REPORT ON 1996 EXECUTIVE COMPENSATION

  The Organization and Compensation Committee of the Board is currently comprised of Messrs. Abrams, House and Schoenberg. Dr. Miller also served on the Committee during part of 1996. The Committee establishes policies relating to the compensation of Company executive officers and other key employees. The administration of the Company's employee stock option plans is the responsibility of the Option Committee, which is currently comprised of Messrs. Abrams, House and Schoenberg. References herein to the "Committee" shall refer to the Compensation Committee and/or the Option Committee, as the context requires. All decisions of the Committee relating to compensation of the Company's executive officers are ratified by the entire Board of Directors. Decisions relating to the grant of stock options to executive officers are made solely by the Option Committee so that grants of such options satisfy Rule 16b-3 of the Securities Exchange Act of 1934. In the 1996 fiscal year, the Company's Board of Directors ratified all of the Committee's recommendations regarding executive compensation, as submitted. Additionally, each member of the Board of Directors who is also an executive officer does not participate when the Board of Directors reviews his compensation.

  As required by rules designed to enhance the disclosure of the Company's executive compensation policies and practices, the following is the Committee's report addressing the compensation of the Company's executive officers for the 1996 fiscal year.

COMPENSATION POLICY

  The Company's executive compensation policy is designed to establish an appropriate relationship between executive pay and the Company's annual performance, its long-term objectives and its ability to attract and retain qualified executive officers. The Committee attempts to achieve these goals by integrating competitive annual base salaries with (a) bonuses based on corporate performance and on the achievement of internal strategic objectives and (b) executive stock options through the Company's stock option plans. The Committee believes that cash compensation in the form of salary and bonus provides Company executives with short-term rewards for success in operations, and that long-term compensation through the award of stock options encourages growth in management stock ownership, which in turn leads to the expansion of management's stake in the long-term performance and success of the Company.

  Base Salary and Bonuses. Due to the Company's financial performance in fiscal 1996, the base salary level of executive officers in fiscal 1996 was not increased significantly as part of an across-the-board salary increase, however, primarily as part of the retention program approved by the Committee in March 1996, certain executives received salary increases and other retention benefits described below which the Committee believed were necessary to retain certain members of senior management during a period of uncertainty. In addition, in August 1996, the Company hired James E. Illson as its Chief Financial Officer. Mr. Illson's starting salary was determined by the Committee based upon Mr. Illson's previous experience, industry standards for compensation paid to employees with comparable responsibilities and the Committee's belief that Mr. Illson would be valuable to the Company in its operational and financial restructuring. The Committee believes that Mr. Illson's compensation package is consistent with current industry standards for executives in similar positions.

  In May of 1996, the Committee approved the Merisel Executive Incentive Program for 1996 (the "Incentive Program"). The Incentive Program provides for quarterly payments to the executive officers based on actual net income/loss as a percentage of operating plan net income. No incentive compensation was to be paid unless the Company had achieved at least 90% of its operating plan net income. If 90% to 99% of operating plan net income was realized, 25% of the executive compensation was to be paid. The remaining 75% of executive compensation was to be paid out of net income in excess of the operating plan net income, after deducting the 25% already paid. Due to the Company's financial position and in order to retain senior management for 1996, bonuses for certain members of senior management including all of the Company's executive officers other than the Chief Executive Officer, were guaranteed to be paid at either 50% or 100% of the individuals target bonus amount. In addition, certain executives were given lump sum retention bonuses. These guaranteed bonuses were paid without regard to the Company's performance and the benchmarks provided by the Incentive Program.

  Stock Options. The Company has adopted a long-term incentive compensation strategy to provide incentives and reward management's contribution to the achievement of long-term Company performance goals, as measured by the market value of the Common Stock. In determining the amount of option grants to an individual, the Committee considers, among other things, the level of responsibility, position, contribution and anticipated performance requirements of such individual as well as prior option grants to such individual and grants to individuals in comparable positions. Under the Company's long-term incentive compensation strategy, the Option Committee awarded stock options in 1996 under the Company's existing employee stock option plan to executive officers who were deemed to be likely to have a measurable impact on the Company's earnings per share over an extended period. The options granted to executive officers in 1996 vest over a four-year period. The amount of options granted to Ms. Rogers was largely based on her promotion to the position of Senior Vice President and on the goal of providing retention incentives. The 1996 option grant amounts to Mr. Jenson and Ms. Fuller were determined based on past option practices with respect to individuals in comparable positions. The options granted to executive officers in 1996 vest over a four-year period. In recognition of the significant volatility of the Company's stock price, in June 1995 the Committee approved a proposal to change the timing of the stock option grants on an ongoing basis and to phase in annual stock option grants rather than the Company's previous policy of granting options every three years. The Committee believes this changed strategy provides more meaningful incentives for associates to remain with the Company and improve long-term performance.

  Retention Program. Due to the Company's restructuring, in March of 1996, the Committee authorized the Company to implement a retention program in order to retain key executives and associates. The program provided certain retention benefits to consist of a combination of (i) retention bonuses (subject to an aggregate maximum of $1,000,000), (ii) guaranteed bonuses budgeted under the Company's 1996 Operating Plan and (iii) up to 6 months of severance benefits. The Committee believes that such programs enable the Company to retain those executive officers and associates who are critical to the success of the Company.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

  Dwight A. Steffensen joined the Company in February 1996 as its Chief Executive Officer. The annual salary earned by Mr. Steffensen for 1996 was $435,077, which is comparable to the compensation package of Mr. Pickett, the Company's former Chief Executive Officer. Mr. Steffensen's base salary was based upon Mr. Steffensen's 12 years of experience at Bergen Brunswig Corporation and the Committee's belief that Mr. Steffensen's experience would be instrumental in effecting the restructuring of the Company's operational and capital structure and in helping to bring the Company back to profitability. In addition, prior to entering into an Employment Agreement (the "Agreement") with Mr. Steffensen, the Company engaged an executive compensation consultant to conduct a study to assess the entire compensation package offered to Mr. Steffensen and to determine if the compensation package was reasonable and competitive with current industry standards for executives in similar positions. In light of Mr. Steffensen's goals and pursuant to the terms of the Agreement, Mr. Steffensen received bonuses during 1996 based on the Company's actual financial performance in relation to target levels as set forth in the Board approved operating plan and a one-time bonus of $200,000 for the sale of the Company's European, Latin American and Mexican subsidiaries. Pursuant to the terms of the Agreement, Mr. Steffensen was granted a stock appreciation right covering 500,000 shares of Common Stock (the "SAR") with an exercise price of $2.8125 per share. No options or SAR grants were made to Mr. Steffensen during 1996 other than pursuant to the Agreement.

CORPORATE TAX DEDUCTION ON COMPENSATION

  To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to the Company and to the executives of various compensation. Some types of compensation and their deductibility depend upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws also affect the deductibility of compensation. To the extent reasonably practicable and to the extent it is within the Committee's control, the Committee intends to limit executive compensation in ordinary circumstances to that deductible under Section 162(m) of the Internal Revenue Code of 1986. In doing so, the Committee may utilize alternatives (such as deferring compensation) for qualifying executive compensation for deductibility and may rely on grandfathering provisions with respect to existing contractual commitments.

  The Committee believes that a direct relationship between executive compensation and the Company's performance, as measured by growth in income and earnings, ultimately results in increased value to the Stockholders. The Committee believes that management compensation levels during the Company's 1996 fiscal year appropriately reflect the application of the Committee's compensation policy.

                    ORGANIZATION AND COMPENSATION COMMITTEE

                             OPTION COMMITTEE

                                 Joseph Abrams
                                  David House
                              Lawrence Schoenberg

PERFORMANCE GRAPH

  The following graph compares the total cumulative Stockholder return on the Common Stock from December 31, 1991 to December 31, 1996 to that of the Standard & Poor's MidCap Index, an index that includes 400 companies with a total capitalization of $638 billion as of December 31, 1996, and (b) a combination, assuming investment on a weighted average basis, of the Standard & Poor's Computer Systems Index and the Standard & Poor's Computer Software & Services Index over the same period. The graph assumes that the value of an investment in Common Stock and in each such index was $100 on December 31, 1991, and that all dividends have been reinvested.


                     COMPARISON OF CUMULATIVE TOTAL RETURN
                    OF COMPANY, PEER GROUP AND BROAD MARKET

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period                                         BOARD
(Fiscal Year Covered)        MERISEL INC    PEER GROUP     MARKET
-------------------          ----------     ----------     ------
Measurement Pt-  1991        $100           $100         $100
FYE   1992                   $110.96        $ 92.83      $111.93
FYE   1993                   $201.37        $100.51      $127.15
FYE   1994                   $ 87.67        $134.09      $122.59
FYE   1995                   $ 47.95        $187.27      $157.72
FYE   1996                   $ 18.15        $276.10      $188.00

                           OWNERSHIP OF COMMON STOCK

  The following table sets forth as of November [ ], 1997 certain information regarding beneficial ownership of Common Stock by each Stockholder known by the Company to be the beneficial owner of more than 5% of Common Stock as of such date, each director, certain executive officers of the Company and all directors and executive officers, as a group. Unless otherwise indicated, the Stockholders have sole voting and investment power with respect to shares beneficially owned by them, subject to community property laws, where applicable.

                                                               PERCENTAGE AFTER
                                    COMMON STOCK                  STONINGTON
NAME AND ADDRESS (1)             BENEFICIALLY OWNED    PERCENT  CONVERSION (8)
--------------------             ------------------    ------- ----------------
Dwight A. Steffensen............       375,708(2)        1.02%          *
James E. Illson.................        18,750(3)           *           *
Timothy N. Jenson...............        25,850(4)           *           *
Thomas P. Reeves................       156,271(5)           *           *
Lawrence S. Schoenberg..........       365,584(6)        1.05%          *
Arnold Miller...................         7,000(3)           *           *
David L. House..................         3,000(3)           *           *
Joseph Abrams...................       600,460(6)        1.72%          *
Phoenix Acquisition Company II,
 L.L.C. ........................     5,985,621(7)(8)    16.60%       62.4%
  767 5th Avenue
  48th Floor
  New York, New York 10153
Albert J. Fitzgibbons III.......           -0-(9)
Bradley J. Hoecker..............           -0-(9)
Stephen M. McLean...............           -0-(9)
Dimensional Fund Advisors.......     1,793,560(8)(10)    5.13%       2.24%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401
All Directors and Executive
 Officers as a Group (8
 Persons).......................     1,552,623(11)       4.41%       1.92%

--------
  * Less than 1%.
 (1) Unless otherwise indicated, the address of each person listed is Merisel, Inc. 200 Continental Blvd., El Segundo, CA 90245-0984.

 (2) Consists of (1) options to purchase 4,000 shares issuable with respect to stock options exercisable within 60 days after November [ ], 1997 and
     (2) stock appreciation rights that are vested or vest within 60 days after November [ ], 1997 and which, at Mr. Steffensen's election and upon 60 days' notice, may be converted in stock options to purchase an equal number of shares of Common Stock. Upon consummation of the Stonington Conversion, the remaining 128,292 of Mr. Steffensen's stock appreciation rights will vest.

 (3) All shares held by the beneficial owner are shares issuable with respect to stock options exercisable within 60 days after November [ ], 1997.

 (4) Includes 23,750 shares issuable with respect to stock options exercisable within 60 days after November [ ], 1997.

 (5) Includes 155,571 shares issuable with respect to stock options exercisable within 60 days of November [ ], 1997.

 (6) Includes 5,000 shares issuable with respect to stock options exercisable within 60 days after November [ ], 1997.

 (7) Stonington Capital Appreciation 1994 Fund, L.P. (the "Fund") is the sole member of the Stockholder. Stonington Partners, L.P. ("Stonington LP") is the general partner of the Fund, and Stonington Partners, Inc. II ("Stonington II") is the general partner of Stonington LP. The Fund is managed by Stonington. The following individuals are the directors and/or officers of Stonington and Stonington II and have shared voting and dispositive powers with respect to the Common Stock held by the
     Stockholder: Alexis P. Michas; James J. Burke, Jr.; Robert F. End; Albert
     J. Fitzgibbons III; Stephen M. McLean, and Bradley J.

     Hoecker. Stonington LP, Stonington II, Stonington and each of the directors and officers of Stonington II and Stonington disclaim beneficial ownership of these shares.
 (8) All information regarding share ownership is taken from and furnished in reliance upon the Schedule 13D, filed by the Stockholder pursuant to
     Section 13(d) of the Exchange Act.

 (9) The Stockholder is a director or partner of certain affiliates of Phoenix and, therefore, may be deemed to beneficially own the 5,985,621 shares of Common Stock beneficially owned by Phoenix. Such shares represent 16.60% of the outstanding Common Stock as of November [ ], 1997 and, together with the 44,014,379 shares of Common Stock to be issued to Phoenix upon consummation of the Stonington Conversion, would represent 62.4% of the outstanding Common Stock. The Stockholder disclaims such beneficial ownership.
(10) Dimensional Fund Advisors, Inc. in its capacity as investment advisor may be deemed beneficial owner of such shares, which are owned by certain of its investment counseling clients.

(11) Includes 213,071 shares issuable with respect to stock options exercisable within 60 days after November [ ], 1997 and 354,167 shares issuable with respect to vested stock appreciation rights.

                        CERTAIN AFFILIATE TRANSACTIONS

  The Company has entered into Indemnity Agreements with each of its directors and certain of its officers, which agreements require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers, employees or agents of the Company (other than liabilities arising from conduct in bad faith or which is knowingly fraudulent or deliberately dishonest), and, under certain circumstances, to advance their expenses incurred as a result of proceedings brought against them.

  In 1996 the Company paid aggregate fees of $98,000 to Technology Strategy Group, a consulting firm associated with Dr. Arnold Miller, for consulting services provided by Dr. Miller. The Company continues to use such services and in 1997 paid $24,000 in fees through the month of October.

                          PRINCIPAL ACCOUNTANTS

  Deloitte & Touche LLP served as the principal accountants for the Company for the most recently completed fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Stockholders' Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                          STOCKHOLDER PROPOSALS

  Proposals of Stockholders which are intended to be presented at the next annual meeting of Stockholders must be received by the Company within a reasonable time before the date of the Company's proxy statement relating to such annual meeting in order to be included in such proxy statement.

                         PART 1. FINANCIAL INFORMATION

                         INDEPENDENT AUDITORS' REPORT

Merisel, Inc.:

  We have audited the accompanying consolidated balance sheets of Merisel, Inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Merisel, Inc. and subsidiaries at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Los Angeles, California
April 14, 1997

                         MERISEL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                             DECEMBER 31,
                                                          --------------------
                                                             1995       1996
                                                          ----------  --------
                         ASSETS
                         ------
CURRENT ASSETS:
  Cash and cash equivalents.............................. $    1,378  $ 44,678
  Accounts receivable (net of allowances of $24,786 and
   $23,684 at December 31, 1995 and 1996, respectively)..    413,057   168,295
  Inventories............................................    561,230   392,557
  Prepaid expenses and other current assets..............     17,919    16,925
  Income taxes receivable................................     35,116     2,183
  Deferred income tax benefit............................      6,657       482
                                                          ----------  --------
    Total current assets.................................  1,035,357   625,120
PROPERTY AND EQUIPMENT, NET..............................     90,381    61,430
COST IN EXCESS OF NET ASSETS ACQUIRED, NET...............     93,287    41,724
OTHER ASSETS.............................................     11,309     2,765
                                                          ----------  --------
    TOTAL ASSETS......................................... $1,230,334  $731,039
                                                          ==========  ========
          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
CURRENT LIABILITIES:
  Accounts payable....................................... $  621,990  $383,548
  Accrued liabilities....................................     71,483    37,544
  Short-term debt........................................     21,620
  Long-term debt--current................................     35,000     9,084
  Subordinated debt--current.............................      4,400     4,400
                                                          ----------  --------
    Total current liabilities............................    754,493   434,576
LONG-TERM DEBT...........................................    299,271   268,079
SUBORDINATED DEBT........................................     17,600    13,200
CAPITALIZED LEASE OBLIGATIONS............................      4,504       187
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; authorized 1,000,000
   shares; none issued or outstanding....................
  Common stock, $.01 par value; authorized 50,000,000
   shares; outstanding 29,863,500 and $30,078,500 at
   December 31, 1995 and 1996, respectively..............        299       301
  Additional paid-in capital.............................    141,938   142,300
  Retained earnings (accumulated deficit)................     19,211  (121,164)
  Cumulative translation adjustment......................     (6,982)   (6,440)
                                                          ----------  --------
    Total stockholders' equity...........................    154,466    14,997
                                                          ----------  --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............... $1,230,334  $731,039
                                                          ==========  ========

          See accompanying notes to consolidated financial statements.

                         MERISEL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)

                                             FOR THE YEARS ENDED DECEMBER 31,
                                             ---------------------------------
                                                1994       1995        1996
                                             ---------- ----------  ----------
NET SALES................................... $5,018,687 $5,956,967  $5,522,824
COST OF SALES...............................  4,676,164  5,633,278   5,233,570
                                             ---------- ----------  ----------
GROSS PROFIT................................    342,523    323,689     289,254
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES...................................    281,796    317,195     295,021
IMPAIRMENT LOSSES...........................                51,383      42,033
RESTRUCTURING CHARGE........................                 9,333
                                             ---------- ----------  ----------
OPERATING INCOME (LOSS).....................     60,727    (54,222)    (47,800)
INTEREST EXPENSE............................     29,024     37,583      37,431
LOSS ON SALE OF EUROPEAN, MEXICAN AND LATIN
 AMERICAN OPERATIONS........................                            33,455
OTHER EXPENSE...............................     11,752     13,885      20,150
                                             ---------- ----------  ----------
INCOME (LOSS) BEFORE INCOME TAXES...........     19,951   (105,690)   (138,836)
PROVISION (BENEFIT) FOR INCOME TAXES........      8,341    (21,779)      1,539
                                             ---------- ----------  ----------
NET INCOME (LOSS)........................... $   11,610 $  (83,911) $ (140,375)
                                             ========== ==========  ==========
NET INCOME (LOSS) PER SHARE................. $     0.38 $    (2.82) $    (4.68)
                                             ========== ==========  ==========
WEIGHTED AVERAGE NUMBER OF SHARES...........     30,389     29,806      30,001
                                             ========== ==========  ==========


          See accompanying notes to consolidated financial statements.

                         MERISEL, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                        RETAINED
                           COMMON STOCK    ADDITIONAL   EARNINGS   CUMULATIVE
                         -----------------  PAID-IN   (ACCUMULATED TRANSLATION
                           SHARES   AMOUNT  CAPITAL     DEFICIT)   ADJUSTMENT    TOTAL
                         ---------- ------ ---------- ------------ ----------- ---------
BALANCE AT DECEMBER 31,
 1993................... 29,604,300  $296   $140,775   $  91,512     $(8,726)  $ 223,857
  Exercise of stock
   options and other....    112,300     1        474                                 475
  Cumulative translation
   adjustment...........                                                 222         222
  Net income............                                  11,610                  11,610
                         ----------  ----   --------   ---------     -------   ---------
BALANCE AT DECEMBER 31,
 1994................... 29,716,600   297    141,249     103,122      (8,504)    236,164
  Exercise of stock
   options and other....    146,900     2        689                                 691
  Cumulative translation
   adjustment...........                                               1,522       1,522
  Net loss..............                                 (83,911)                (83,911)
                         ----------  ----   --------   ---------     -------   ---------
BALANCE AT DECEMBER 31,
 1995................... 29,863,500   299    141,938      19,211      (6,982)    154,466
  Exercise of stock
   options and other....    215,000     2        362                                 364
  Cumulative translation
   adjustment...........                                                 542         542
  Net loss..............        --    --         --     (140,375)               (140,375)
                         ----------  ----   --------   ---------     -------   ---------
BALANCE AT DECEMBER 31,
 1996................... 30,078,500  $301   $142,300   $(121,164)    $(6,440)  $  14,997
                         ==========  ====   ========   =========     =======   =========


          See accompanying notes to consolidated financial statements.

                         MERISEL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                           FOR THE YEARS ENDED DECEMBER 31,
                                           -----------------------------------
                                              1994        1995        1996
                                           -----------  ---------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)........................ $    11,610  $ (83,911)  $ (140,375)
 Adjustments to reconcile net income to
  net cash provided by (used for)
  operating activities:
  Depreciation and amortization...........      16,101     20,509       18,789
  Provision for doubtful accounts.........      18,851     16,335       17,421
  Impairment losses.......................                 51,383       42,033
  Loss on Sale of European, Mexican and
   Latin American businesses..............                              33,455
  Deferred income taxes...................      (4,973)     5,471        6,175
  Changes in assets and liabilities, net
   of the effects from acquisitions:
   Accounts receivable....................    (152,912)  (103,553)     132,480
   Inventories............................     (75,314)   (43,524)      91,059
   Prepaid expenses and other current
    assets................................      (6,604)    (8,186)     (14,612)
   Income taxes receivable................                (35,116)      33,470
   Accounts payable.......................      94,385     98,756     (179,304)
   Accrued liabilities....................      19,690     23,872      (11,342)
   Income taxes payable...................      (3,275)    (4,422)
                                           -----------  ---------  -----------
    Net cash (used for) provided by
     operating activities.................     (82,441)   (62,386)      29,249
                                           -----------  ---------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment.......     (40,163)   (49,082)      (9,652)
 Proceeds from sale of property and
  equipment...............................                               5,975
 Payment of earn out obligation from
  ComputerLand acquisition................                             (13,409)
 Cash proceeds from sale of Australian
  business................................                               8,515
 Cash proceeds from sale of European,
  Mexican and Latin American businesses...                             110,379
 Acquisitions, net of cash acquired.......     (86,343)
 Other investing activities...............                                (767)
                                           -----------  ---------  -----------
    Net cash (used for) provided by
     investing activities.................    (126,506)   (49,082)     101,041
                                           -----------  ---------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Borrowings under revolving line of
  credit..................................   1,766,300    937,275    1,448,358
 Repayments under revolving line of
  credit..................................  (1,742,114)  (944,960)  (1,466,150)
 Net borrowings (repayments) under foreign
  bank facilities.........................     (13,058)    (9,980)     (17,742)
 Borrowings (repayments) under senior
  notes...................................     125,000                 (43,195)
 Repayment under subordinated debt
  agreement...............................                              (4,400)
 Proceeds from sale of accounts
  receivable..............................      75,000    125,320
 Proceeds from issuance of common stock...         475        691          364
                                           -----------  ---------  -----------
    Net cash provided by financing
     activities...........................     211,603    108,346      (82,765)
                                           -----------  ---------  -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH...         863        967       (4,225)
                                           -----------  ---------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS..............................       3,519     (2,155)      43,300
CASH AND CASH EQUIVALENTS, BEGINNING OF
 PERIOD...................................          14      3,533        1,378
                                           -----------  ---------  -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD.. $     3,533  $   1,378  $    44,678
                                           ===========  =========  ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid (received) during the year for:
  Interest (net of interest capitalized of
   $1,053 and $3,281 for 1994 and 1995,
   respectively. No interest was
   capitalized in 1996)................... $    21,237  $  27,118  $    30,456
  Income taxes............................      11,185     10,747      (36,068)
 Noncash activities:
  Capital lease obligations entered into..                  5,708          187

          See accompanying notes to consolidated financial statements.

                        MERISEL, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1994, 1995 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  General. Merisel, Inc., a Delaware corporation and a holding company (together with its subsidiaries, "Merisel" or the "Company"), is a leading distributor of computer hardware, networking equipment and software products. Through its main operating subsidiary, Merisel Americas, Inc. ("Merisel Americas") and its subsidiaries (the "Operating Company"), the Company markets products and services throughout North America, and has achieved operational efficiencies that have made it a valued partner to a broad range of computer resellers, including value-added resellers (VARs), retailers, and commercial/dealers. The Company also has established the Merisel Open Computing Alliance (MOCA(TM)), which primarily supports Sun Microsystems' product sales and installations.

  Liquidity. In 1996, the Company incurred a net loss of $140,375,000 which includes impairment losses of $42,033,000 and a loss on the sale of the Company's European, Mexican and Latin American Business (such businesses are referred to herein as "EML") of $33,455,000. The impairment losses were associated with the intangible assets of the Company's wholly owned subsidiary Merisel FAB, Inc. ("Merisel FAB") which operated the Company's Franchise and Aggregation Business ("FAB"). As of March 28, 1997 the Company sold substantially all of the assets of Merisel FAB to Synnex Information Technologies, Inc. ("Synnex") (See Note 12--"Subsequent Events"). EML was sold as of September 27, 1996 to CHS Electronics, Inc. ("CHS") (See Note 5-- "Dispositions"). Management believes that a substantial portion of operating losses incurred in 1996 relate to the implementation of its 1996 Business Plan which focused upon the conservation of cash, the sale of assets, and the improvement of business processes, particularly in the area of accounts payable.

  The Company has developed and is implementing a business strategy for 1997 (the "1997 Business Strategy") that focuses on profitable North American revenue growth instead of managing for cash. Under the 1997 Business Strategy, Merisel intends to concentrate on strengthening and building its sales infrastructure, improving gross margins, and controlling operating expenses. Other priorities include continuing efforts to achieve operational excellence, addressing financial controls and policies by emphasizing margin improvements and tight expense control, and implementing a strategy focused on the United States and Canada.

  In order to meet its debt obligations in mid-1997 (See Note 9--"Debt"). Merisel is actively pursuing a restructuring plan with the debtholders under its various financing agreements. Effective April 14, 1997, the Company entered into an agreement (the "Agreement") with holders of more than 75% of the outstanding principal amount of its 12.5% Senior Notes ("12.5% Notes") Pursuant to the terms of the Agreement, upon the fulfillment of certain conditions, holders of the 12.5% Notes would exchange (the "Exchange") their 12.5% Notes for common stock, par value $.01 per share, of the Company (the "Common Stock"), which would equal 80% of the outstanding shares of Common Stock immediately after the Exchange. Contemporaneously with the Exchange, the holders of Common Stock would receive warrants (the "Warrants") to purchase Common Stock constituting 17.5% of the Common Stock outstanding immediately after giving effect to the Exchange.

  The Exchange is subject to certain conditions including (i) stockholder approval of an amendment to the Certificate of Incorporation of the Company to authorize the additional shares of Common Stock, and (ii) consents to amendments of the $85,208,000 Revolving Credit Agreement ("Revolving Credit Agreement") and the agreement governing the $56,805,000 principal amount of the 11.5% Senior Note Purchase Agreement ("11.5% Notes") by 100% of the lenders under such agreements to extend the maturity of such indebtedness to January 31, 1999 (the "Extension"), or a refinancing of such indebtedness prior to October 31, 1997. The Company intends to effectuate the Exchange by commencing a registered exchange offer which would be conditioned on 100% of the holders of the 12.5% Notes tendering such notes for Common Stock. If less than 100% of the holders of the 12.5% Notes tender in the exchange offer, Merisel, Inc., the parent company, intends to file a "prepackaged" plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code. Merisel Americas

                        MERISEL, INC. AND SUBSIDIARIES
and Merisel Canada (the subsidiaries through which the Company's distribution business is conducted) would not be a party to any prepackaged plan which may be required. Any such prepackaged plan, if filed, would affect Merisel, Inc. only, and as such would not affect the continuing and timely payment in full of such subsidiaries' obligations to suppliers, employees and other creditors. In addition, such a prepackaged plan would be subject only to the approval of the holders of the 12.5% Notes, as no other creditors of the Company or its operating subsidiaries would be impaired by the plan as contemplated. The holders of the required percentage of the outstanding principal amount of 12.5% Notes have agreed to vote in favor of the prepackaged plan subject to fulfillment of the other conditions to the Exchange.

  In connection with the Extension, the Company has entered into an agreement in principle with the holders of in excess of 60% of the outstanding principal amount of the Revolving Credit Agreement and 66 2/3% of the 11.5% Notes, pursuant to which such holders have agreed, subject to execution of definitive documentation, to extend the respective maturities to January 31, 1999. In consideration of such Extension, the Company has agreed to pay certain fees related to the Extension and, commencing in 1998, additional fees payable quarterly together with an increase in the interest rate of 0.5% per quarter for each quarter that the debt remains outstanding. The Company would have the right to prepay such debt at anytime without penalty. There can be no assurance that the remaining creditors under the Revolving Credit Agreement and the 11.5% Notes (all of whom must approve the Extension for it to be effective) will approve the Extension. In the event that the Extension does not become effective, the Company believes that, assuming it achieves its 1997 Business Strategy, it will have reasonable prospects for a refinancing of such indebtedness in the latter half of 1997, particularly if the Exchange is consummated concurrently with such refinancing.

  Effective immediately, and throughout the period the Company is implementing the Exchange and Extension, in excess of 75% of the holders of the 12.5% Notes have agreed to waive any default arising from the nonpayment of interest due in 1997 on the 12.5% Notes, and the required percentage of holders of the Revolving Credit Agreement, the 11.5% Notes, and the Subordinated Notes of Merisel Americas have agreed to waive any cross-default resulting from such non-payment. In consideration for such waivers, Merisel Americas has agreed to pay certain fees to the holders of the Revolving Credit Agreement and the 11.5% Notes, and, subject to the Extension becoming effective, to increase the interest rate by 0.5% per quarter during 1998 on the Subordinated Notes while such debt remains outstanding. Accordingly, the Company believes that it will be able to satisfy all of its material debt obligations under such instruments in 1997 pending the consummation of the Exchange and the Extension. Interest will continue to be due and payable on the outstanding 12.5% Notes that have not consented to the waiver at the time such payments are due; however, such holders will not be able to accelerate the payment of the principal of the 12.5% Notes under the terms of the Indenture governing the 12.5% Notes.

  At December 31, 1996, the Company had cash and cash equivalents of approximately $44,700,000. In the opinion of management, as a result of the Agreement reached with the holders of the 12.5% Notes and the waivers received from the holders of the Revolving Credit Agreement, the 11.5% Notes and the Subordinated Notes, cash on hand, together with anticipated cash flow in 1997 will be sufficient to meet the Company's liquidity requirements for the next 12 months.

  Risks and Uncertainties. The Company believes that the diversity and breadth of the Company's product and service offerings, customers, and the general stability of the economies in the markets in which it operates significantly mitigate the risk that a severe impact will occur in the near term as a result of changes in its customer base, competition, or composition of its markets. Although Merisel regularly stocks products and accessories supplied by more that 500 manufacturers, 60% of the Company's net sales in 1996 (as compared to 63% in 1995, and 56% in 1994) were derived from products supplied by Merisel's ten largest manufacturers.

                        MERISEL, INC. AND SUBSIDIARIES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include collectibility of accounts receivable, inventory, deferred income taxes, accounts payable, sales returns and recoverability of long-term assets.

  New Accounting Pronouncement. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." (SFAS 123) encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. Although adoption of SFAS 123 is optional, pro forma disclosures illustrating the effect on net income and earnings per share as if the provisions of SFAS 123 had been adopted, are required and are presented in Note 11 "Employee Stock Options and Benefit Plans".

  Revenue Recognition, Returns and Sales Incentives. The Company recognizes revenue from hardware and software sales as products are shipped. The Company, subject to certain limitations, permits its customers to exchange products or receive credits against future purchases. The Company offers its customers several sales incentive programs which, among others, include funds available for cooperative promotion of product sales. Customers earn credit under such programs based upon the volume of purchases. The cost of these programs is partially subsidized by marketing allowances provided by the Company's manufacturers. The allowances for sales returns and costs of customer incentive programs are accrued concurrently with the recognition of revenue. The Company does not have any arrangements with customers whereby it recognizes revenue from the shipment of any product that is subject to sell-through arrangements with resellers.

  In connection with FAB, the Company collected initial franchise fees, "cost plus" markups and royalties. Initial franchise fees, were recognized as income when substantially all services and conditions relating to the sale of the franchise had been performed or satisfied. "Cost plus" markups, which range from 1.95% to 3.10%, were charged to franchisees for products purchased from ComputerLand. These markups, as well as royalties, which range from 0.5% to 5.0% of franchise sales were recognized as such sales occur. Royalty revenues were $5,812,000 and $10,500,000 in 1996 and 1995 respectively. Franchise agreements range from one to ten years in length. As of March 28th, 1997 the Company completed the sale of substantially all of the assets of Merisel FAB. (See Note 12--"Subsequent Events")

  Cash and Cash Equivalents. The Company considers all highly liquid investments purchased with initial maturities of three months or less to be cash equivalents.

  Inventories. Inventories are valued at the lower of cost or market; cost is determined on the average cost method.

  Property and Depreciation. Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, generally three to seven years. Leasehold improvements are amortized over the shorter of the life of the lease or the improvement.

  The Company capitalizes all direct costs incurred in the construction of facilities and the development and installation of new computer and warehouse management systems. Such amounts include the costs of materials and other direct construction costs, purchased computer hardware and software, outside programming and consulting fees, direct employee salaries and interest.

                        MERISEL, INC. AND SUBSIDIARIES

  Cost in Excess of Net Assets Acquired. Cost in excess of net assets acquired resulted from the acquisition in January 1994 of FAB and the acquisition in 1990 of Microamerica, Inc. The cost in excess of net assets acquired from Microamerica, Inc. is being amortized over a period of 40 years using the straight line method. The cost in excess of net assets acquired from FAB was being amortized over an aggregate period of 25 years (see Note 3-- "Acquisitions"). As of March 28, 1997, the Company completed the sale of substantially all of the assets of Merisel FAB. In connection with such sale, the cost in excess of net assets acquired related to Merisel FAB will be written off (see Note 12--"Subsequent Events"). Accumulated amortization was $12,186,000 and $14,429,000 at December 31, 1995 and 1996 respectively.

  The Company reviews the recoverability of intangible assets to determine if there has been any permanent impairment. This assessment is performed based on the estimated undiscounted future cash flows from operating activities compared with the carrying value of intangible assets. If the undiscounted future cash flows are less than the carrying value, an impairment loss is recognized, measured by the difference between the carrying value and fair value of the assets (see Note 4--"Impairment Losses").

  Income Taxes. Deferred income taxes represent the amounts which will be paid or received in future periods based on the tax rates that are expected to be in effect when the temporary differences are scheduled to reverse.

  At December 31, 1995, the cumulative amount of undistributed earnings on which the Company has not recognized United States income taxes was approximately $7,000,000, representing primarily earnings in the Company's Canadian subsidiary. No undistributed foreign earnings remained in the Company as of December 31, 1996.

  Concentration of Credit Risks. Financial instruments which subject the Company to credit risk consist primarily of cash equivalents, trade accounts receivable, and forward foreign currency exchange contracts. Concentration of credit risk with respect to trade accounts receivable are generally diversified due to the large number of entities comprising the Company's customer base and their geographic dispersion. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses, and in certain locations maintains credit insurance as the Company deems appropriate. The Company diversifies its credit risk with respect to forward foreign exchange contracts due to the number of institutions with which it enters into contracts. The Company actively evaluates the creditworthiness of the financial institutions with which it conducts business.

  Fair Values of Financial Instruments. The fair values of financial instruments, other than long-term debt, closely approximate their carrying value. The estimated fair value of long-term debt including current maturities, based on reference to quoted market prices, was less than the carrying value by approximately $32,300,000 and $60,776,000 as of December 31, 1995 and 1996, respectively.

  Foreign Currency Translation. Assets and liabilities of foreign subsidiaries are translated into United States dollars at the exchange rate in effect at the close of the period. Revenues and expenses of these subsidiaries are translated at the average exchange rate during the period. The aggregate effect of translating the financial statements of foreign subsidiaries at the above rates is included in a separate component of stockholders' equity entitled Cumulative Translation Adjustment. In addition, the Company advances funds in the normal course of business to certain of its foreign subsidiaries which are not expected to be repaid in the foreseeable future. Translation adjustments resulting from these advances are also included in Cumulative Translation Adjustment.

  Foreign Exchange Instruments. The Company's use of derivatives is limited to the purchase of foreign exchange contracts in order to minimize foreign exchange transaction gains and losses. The Company purchases forward dollar contracts to hedge short-term advances to its foreign subsidiary and to hedge commitments to

                        MERISEL, INC. AND SUBSIDIARIES
acquire inventory for sale and does not use the contracts for trading purposes. The Company's foreign exchange rate contracts minimize the Company's exposure to exchange rate movement risk, as any gains or losses on these contracts are offset by gains and losses on the transactions being hedged. At December 31, 1995, the Company had approximately $131,000,000 of foreign exchange contracts outstanding, the carrying value of which does not differ significantly from their fair value. There were no outstanding foreign exchange contracts as of December 31, 1996. In 1994 and 1995 there was a net foreign currency loss of $1,422,000, and $806,000 respectively. These losses were primarily due to the devaluation of the Mexican Peso. In 1996 the Company recorded a net foreign currency gain of $161,000 which was also primarily related to the performance of the Mexican Peso against the United States dollar. These amounts are recorded as other expense.

  Net Income (Loss) Per Share. Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock and common stock equivalents (common stock options) outstanding during the related period, unless such inclusion is antidilutive. The weighted average number of shares includes shares issuable upon the assumed exercise of stock options less the number of shares assumed purchased with the proceeds available from such exercise.

  Fiscal Periods. The Company's fiscal year is the 52- or 53-week period ending on the Saturday nearest to December 31 and its fiscal quarters are the 13- or 14-week periods ending on the Saturday nearest to March 31, June 30, September 30 and December 31. For clarity of presentation, the Company has described year-ends presented as if the years ended on December 31 and quarter-ends presented as if the quarters ended on March 31, June 30, September 30 and December 31. The 1994, 1995 and 1996 fiscal years were 52 weeks in duration. All quarters presented for 1995 and 1996 were 13 weeks in duration.

2. RESTRUCTURING CHARGE

  During the first six months of 1995, the Company recorded charges of $9,333,000 associated with resizing and restructuring several of the Company's operations. The charge consisted of $4,578,000 of severance charges for the involuntary termination of approximately 240 employees, $2,830,000 for anticipated warehouse closures in North America and $1,925,000 for the anticipated consolidation of certain warehouses in Europe. As of December 31, 1995, $4,543,000 of these charges remained in accrued liabilities.

  As a result of the Company's sale of EML, the Company's plans regarding the consolidation of certain warehouses in Europe were no longer necessary. (see
Note 5--"Dispositions") As a result, approximately $1,925,000 of the unused restructuring charge provided in 1995 was offset against the loss on the sale of EML. The remaining unused restructuring charge of approximately $2,200,000 was used to offset severance costs associated with corporate downsizing as a result of the sale of EML. As of December 31, 1996, $481,000 of restructuring charges remained in accrued liabilities.

3. ACQUISITIONS

  On January 31, 1994, the Company, through its wholly-owned subsidiary, Merisel FAB, acquired certain assets of the United States Franchise and Distribution Division (the "F&D Division") of Vanstar Corporation (formerly ComputerLand Corporation) (the "ComputerLand Acquisition"). The Company paid $80,200,000 in cash at closing for the acquired assets and $2,100,000 of direct acquisition costs. In addition, the Company paid Vanstar a negotiated settlement of $13,400,000 in earn out obligations under the original purchase agreement, net of rebates. The acquisition was accounted for as a purchase. Based on an independent valuation prepared for the company, $96,300,000 of the purchase price was allocated to intangible assets with an estimated aggregate life of 25 years. The intangible assets were subsequently written down by $30,000,000 in the fourth quarter of 1995, $40,000,000 in the third quarter of 1996, and $2,033,000 in the fourth quarter of 1996 (See Note 4--"Impairment Losses").

                        MERISEL, INC. AND SUBSIDIARIES

  In connection with the ComputerLand Acquisition, Merisel FAB and Vanstar entered into the Distribution and Services Agreement (the "Service Agreement") which as extended and amended provided significant distribution and other support services to Merisel FAB for a contractually agreed upon fee. Also under the terms of the Services Agreement, Vanstar agreed to provide extended credit to Merisel FAB (the "Vanstar Payable") which was to be reduced by scheduled payment amounts. At December 31, 1995 and 1996, $23,500,000 and $20,000,000, respectively, was outstanding on the Vanstar Payable and is included in accounts payable. The Vanstar Payable was assumed by, and the Service Agreement was assigned to, Synnex pursuant to the sale of substantially all of the assets of Merisel FAB as of March 28, 1997. (See Note 12--"Subsequent Events.")

4. IMPAIRMENT LOSSES

  In the quarter ended September 30, 1996, the Company determined that a portion of the carrying value for certain of its identifiable intangible assets would not be recovered from their use in future operations. Accordingly, these assets were written down to their fair values as of September 30, 1996. An impairment was recognized on the intangible assets of the Franchise and Aggregation Business (FAB), due to declining sales growth, margins and earnings, and the resulting negative trend in projected cash flows. The intangible assets of FAB were acquired in January 1994 (see Note 3) and had a net book value of $57,600,000 at September 30, 1996, prior to the write down. Fair value of the intangible assets was measured by discounting future expected cash flows, which resulted in a required write down of $40,000,000. In December 1996, the Company recorded an additional $2,033,000 charge to adjust FAB assets to their fair value based on the provisions of a definitive agreement to sell such assets in the first quarter of 1997. (See
Note 12--"Subsequent Events.") An impairment loss of $30,000,000 associated with these assets was previously recorded in the fourth quarter of 1995.

  The Company undertook the process of converting its North American operations to new computer operating systems from 1993 through 1995. Such undertaking was completed in the Canadian subsidiary, for a substantially higher cost than anticipated. In addition, the Company has decided to delay the installation of these systems in the United States beyond 1997. As a result of the cost overruns, the Company's experience in Canada and the decision to delay installation in the United States, it was determined that the value of these assets had been impaired, which resulted in a write down at the end of the fourth quarter of 1995 of $19,500,000 in capitalized costs. The book value of these capitalized costs was $44,600,000 at December 31, 1995 prior to the write down, and $25,100,000 subsequent to the write down. The write down was determined by identifying certain cost categories that would be duplicated with future development efforts and which would not provide value to the Company.

  In March 1996, as of January 1, 1996 the Company sold its interest in its wholly owned Australian subsidiary, Merisel Pty Ltd. ("Australia"), to Tech Pacific Holdings Ltd. Under the terms of the agreement, the Company received consideration of $9,900,000 in the form of repayment of certain intercompany debt obligations. The Company recognized a $1,900,000 charge as an impairment loss for the write down of the Australian net assets to their net realizable value in the fourth quarter of 1995. These net assets, after write down, totaled $9,900,000 and were classified in the December 31, 1995 consolidated balance sheet as other current assets. Prior to the $1,900,000 charge, the Australian subsidiary reported a loss of $6,100,000 for 1995.

5. DISPOSITIONS

  On October 4, 1996, Merisel completed the sale of EML to CHS. The sale was effective as of September 27, 1996. A loss of $33,455,000, which includes approximately $7,400,000 of direct costs related to the sale, was recorded on such sale. The sale price, computed based on the combined closing balance sheet of EML, was $147,631,000, consisting of (i) $110,379,000 in cash, (ii) the assumption of Merisel's European asset

                        MERISEL, INC. AND SUBSIDIARIES
securitization agreement against which $26,252,000 was outstanding at closing and (iii) a receivable for $11,000,000, payable in three installments of $3,000,000, $4,000,000, and $4,000,000, due at various date through 1997.

  In addition, effective January 1, 1996 the Company completed the sale of its Australian Subsidiary ("see Note 4"). Following is summarized pro forma operating results assuming that the Company had sold EML and its Austrailian subsidiary as of January 1, 1995.

                                                         TWELVE MONTHS ENDED
                                                            DECEMBER 31,
                                                        ----------------------
                                                           1995        1996
                                                        ----------  ----------
                                                        (IN THOUSANDS EXCEPT
                                                           PER SHARE DATA)
      Net Sales........................................ $4,568,915  $4,462,653
      Gross Profit.....................................    228,293     216,032
      Net loss.........................................    (67,737)   (100,052)
                                                        ==========  ==========
      Net loss per share............................... $    (2.27) $    (3.33)
                                                        ==========  ==========
      Weighted Average Shares Outstanding..............     29,806      30,001
                                                        ==========  ==========

  EML is not an incorporated entity for which historical financial statements were prepared. The historical balances used in preparing the above pro forma balances represent combined balances obtained from the separate unaudited financial statements for the individual entities comprising EML. The pro forma results include adjustments for general and administrative expenses that would not have been eliminated due to the sale of EML. The pro forma adjustments also include adjustments for amortization of intangible assets and for interest expense on debt repaid with a portion of the proceeds from the sale, net of the effect of an interest rate increase resulting from the renegotiation of certain debt agreements as a result of the sale. Historical balances obtained from Australia's unaudited financial statements were also used in preparing the pro forma balances above.

  Effective March 28, 1997, Merisel completed the sale of substantially all of the assets of Merisel FAB to a wholly owned subsidiary of Synnex. The purchase price was approximately $31,992,000. (See Note 12-- "Subsequent Events".)

6. SALE OF ACCOUNTS RECEIVABLE

  The Company's wholly owned subsidiary, Merisel Americas, sells trade receivables on an ongoing basis to its wholly owned subsidiary, Merisel Capital Funding, Inc. ("Merisel Capital Funding"). Pursuant to an agreement with a securitization Company (the "Receivables Purchase and Servicing Agreement"), Merisel Capital Funding, in turn, sells such receivables to the securitization Company on an ongoing basis, which yields proceeds of up to $300,000,000 at any point in time. Merisel Capital Funding's sole business is the purchase of trade receivables from Merisel Americas. Merisel Capital Funding is a separate corporate entity with its own separate creditors, which upon its liquidation will be entitled to be satisfied out of Merisel Capital Funding's assets prior to any value in Merisel Capital Funding becoming available to Merisel Capital Funding's equity holders. This facility expires in October 2000. In connection with the sale of EML and as a result of the substantial losses incurred by the Company, Merisel Americas and Merisel Capital Funding were required to, and did obtain, amendments and waivers with respect to certain covenants under this facility.

  Effective December 15, 1995, Merisel Canada, Inc. ("Merisel Canada") entered into a receivables purchase agreement with a securitization Company to provide funding for Merisel's Canadian subsidiary. In accordance with this agreement, Merisel Canada sells receivables to the securitization Company, which yields proceeds of up to $150,000,000 Canadian dollars. The facility expires December 12, 2000, but is extendible by notice from the securitization Company, subject to the Company's approval.

                        MERISEL, INC. AND SUBSIDIARIES

  Effective October 16, 1995, Merisel U.K. Ltd. ("Merisel U.K.") entered into a receivables purchase agreement with a securitization Company to provide funding for Merisel's U.K. subsidiary. This facility, including $26,252,000 outstanding thereunder, was assumed by CHS in connection with the purchase of EML.

  Under these securitization facilities, the receivables are sold at face value with payment of a portion of the purchase price being deferred. As of December 31, 1996 the total amount outstanding under these facilities was $248,820,000. Fees incurred in connection with the sale of accounts receivable for the years ended December 31, 1994, 1995 and 1996 were $7,151,000, $10,291,000 and $16,029,000, respectively, and are recorded as other expense.

7. PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following (in thousands):

                                                  ESTIMATED    DECEMBER 31,
                                                 USEFUL LIFE ------------------
                                                 (IN YEARS)    1995      1996
                                                 ----------- --------  --------
      Land.....................................              $  9,678  $  5,818
      Building.................................         20      3,880     3,880
      Equipment................................     3 to 7     76,918    65,628
      Furniture and fixtures...................     3 to 5     13,777     8,575
      Leasehold improvements...................    3 to 20     15,963     9,025
      Construction in progress.................                21,365    21,850
                                                             --------  --------
        Total..................................               141,581   114,776
      Less accumulated depreciation and amorti-
       zation..................................               (51,200)  (53,346)
                                                             --------  --------
      Property and equipment, net..............              $ 90,381  $ 61,430
                                                             ========  ========

8. INCOME TAXES

  The components of income (loss) before income taxes consisted of the following (in thousands):

                                                         DECEMBER 31,
                                                  -----------------------------
                                                   1994      1995       1996
                                                  -------  ---------  ---------
      Domestic................................... $23,430  $ (71,884) $(100,139)
      Foreign....................................  (3,479)   (33,806)   (38,697)
                                                  -------  ---------  ---------
      Total...................................... $19,951  $(105,690) $(138,836)
                                                  =======  =========  =========

  The provision (benefit) for income taxes consisted of the following (in thousands):

                                                           DECEMBER 31,
                                                     --------------------------
                                                      1994      1995     1996
                                                     -------  --------  -------
      Current:
        Federal..................................... $10,675  $(24,627) $(1,706)
        State.......................................   2,429       130      360
        Foreign.....................................     210    (2,753)  (3,290)
                                                     -------  --------  -------
        Total Current...............................  13,314   (27,250)  (4,636)
                                                     -------  --------  -------
      Deferred:
        Domestic....................................  (4,325)    7,120    4,659
        Foreign.....................................    (648)   (1,649)   1,516
                                                     -------  --------  -------
        Total deferred..............................  (4,973)    5,471    6,175
                                                     -------  --------  -------
        Total provision (benefit)................... $ 8,341  $(21,779) $ 1,539
                                                     =======  ========  =======

                        MERISEL, INC. AND SUBSIDIARIES

  Deferred tax liabilities and assets were comprised of the following (in thousands):

                                                               DECEMBER 31,
                                                             ------------------
                                                               1995      1996
                                                             --------  --------
      Deferred tax assets
        Net operating loss.................................. $  2,350  $ 26,328
        Expense accruals....................................    9,886    11,919
        State taxes.........................................    1,056      (372)
        Property and goodwill...............................    3,648    10,697
        Other, net..........................................    1,999     2,033
                                                             --------  --------
                                                               18,939    50,605
        Valuation allowances................................  (12,282)  (50,123)
                                                             --------  --------
          Total............................................. $  6,657  $    482
                                                             ========  ========
      Net deferred tax asset................................ $  6,657  $    482
                                                             ========  ========

  The major elements contributing to the difference between the federal statutory tax rate and the effective tax rate are as follows:

                                                            FOR THE YEARS
                                                            ENDED DECEMBER
                                                                 31,
                                                           -------------------
                                                           1994  1995    1996
                                                           ----  -----   -----
      Statutory rate.....................................  35.0% (35.0)% (35.0)%
      Increase in U.S. valuation allowance...............          9.3    27.3
      State income taxes, less effect of federal
       deduction.........................................   4.0    0.1      .2
      Foreign income subject to tax at other than
       statutory rate....................................   2.5    3.2
      Goodwill amortization..............................   1.3    0.4      .2
      Foreign losses with benefits at less than statutory
       rate..............................................   6.7    0.1     7.2
      Utilization of net operating losses of foreign
       subsidiary........................................  (5.3)          (1.0)
      Other..............................................  (2.4)   1.3     2.2
                                                           ----  -----   -----
      Effective tax rate.................................  41.8% (20.6)%   1.1 %
                                                           ====  =====   =====

  At December 31, 1995 and December 31, 1996, the Company had available net operating loss carryforwards of $6,671,000 and $77,643,000, respectively which expire at various dates through December 31, 2011.

9. DEBT

  At December 31, 1996, the Company's subsidiaries, Merisel Americas and Merisel Europe, Inc. ("Merisel Europe") had unsecured senior borrowings, which as amended, consisted of $56,805,000 of 11.5% notes by Merisel Americas, and a $85,208,000 Revolving Credit Agreement by Merisel Americas and Merisel Europe, all of which were outstanding. Advances under the Revolving Credit Agreement bear interest at specific rates based upon market reference rates plus a specified percentage. The average interest rate for the Revolving Credit Agreement at December 31, 1996 was approximately 10.85%. In the year ended December 31, 1996, the Company paid a total of $35,000,000 in aggregate scheduled amortization payments under the 11.5% Notes and Revolving Credit Agreement. Additionally, on October 4, 1996, the Company amended the 11.5% Notes and the Revolving Credit Agreement in connection with the sale of EML and permanently reduced the outstanding borrowings on the 11.5% Notes and the Revolving Credit Agreement by $29,000,000 and $43,500,000, respectively. As a result of the sale of EML, Merisel Europe no longer is an operating entity.

                        MERISEL, INC. AND SUBSIDIARIES

  As amended, these agreements require that the Company make an aggregate of five consecutive principal payments of $1,500,000 each on the last calendar day of each month from February through June 1997 plus an additional principal repayment of $7,500,000 on January 2, 1998. As amended, the 11.5% Notes and the Revolving Credit Agreement provide that if the Company makes the June 30, 1997 interest payment on its $125,000,000 principal amount 12.5% Notes at any time before January 31, 1998, then the Company shall make an aggregate principal repayment of an additional $40,000,000 on the 11.5% Notes and the Revolving Credit Agreement. Further, if the Company makes the December 31, 1997 interest payment on its 12.5% Notes at anytime before January 31, 1998, the Company must make an additional aggregate principal payment of $30,000,000 on the 11.5% Notes and the Revolving Credit Agreement. The 11.5% Notes and the Revolving Credit Agreement are due in full on January 31, 1998. The amendments also provide that certain tax refunds and asset sale proceeds when received by the Company shall be used to permanently prepay the 11.5% Notes and Revolving Credit Agreement. The principal repayments will be shared ratably by the lenders under the Revolving Credit Agreement and the holders of the 11.5% Notes.

  The 11.5% Notes and the Revolving Credit Agreement contain various covenants including those which prohibit the payment of cash dividends, require a minimum amount of tangible net worth, and place limitations on the acquisition of assets. These agreements also require the Company or certain of its subsidiaries to maintain certain specified financial ratios. Such financial ratios include: interest coverage; adjusted tangible net worth; earnings before interest, taxes, depreciation, amortization and securitization expense; total debt equivalents to adjusted tangible net worth; inventory turnover; accounts payable; and minimum accounts payable to inventory. In connection with the sale of EML, and as a result of the substantial losses incurred by the Company, the Company was required to obtain, and did obtain waivers of various covenants, including financial ratio covenants, contained in the 11.5% Notes and the Revolving Credit Agreement and amendments of such covenants for future periods.

  At December 31, 1996, Merisel Americas had outstanding an aggregate of $17,600,000 of privately placed subordinated notes (the "Subordinated Notes"). The Subordinated Notes, as amended during 1996, provide for an interest rate increase of .50% to 11.78% per annum effective April 15, 1996, and are repayable in four remaining equal annual installments of $4,400,000 which was due and paid in January 1997, and $4,400,000 due in March 1998, March 1999 and in March 2000. Accrued interest on the Subordinated Notes is required to be paid quarterly. The Subordinated Notes contain certain restrictive covenants, including those that limit the Company's ability to incur debt, acquire the stock of or merge with other corporations, sell certain assets and prohibit the payment of dividends. The Subordinated Notes also incorporate the financial covenants contained in the Senior Notes and the Revolving Credit Agreement. In connection with the amendment of the Revolving Credit Agreement and the Senior Notes described above, the Company was required to obtain and did obtain an amendment of the Subordinated Note Purchase Agreement.

  On April 14, 1997 the Company obtained the Limited Waiver and Agreement to Amend from the required number of holders of the 11.5% Notes, the Revolving Credit Agreement and the Subordinated Notes. Under the Limited Waiver and Agreement to Amend, the Company obtained certain waivers and consents necessary to facilitate its debt restructuring. Among other items, the lenders agreed to waive any default that may arise from the non-payment of interest on the 12.5% Notes, the commencement of a "prepackaged" plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code and certain other events of default and financial covenants. In addition, the lenders have agreed subject to execution of definitive documentation and certain other conditions, to extend the maturities of the Revolving Credit Agreement and the 11.5% Notes to January 31, 1999. (See Note 1--"Liquidity")

  At December 31, 1996, Merisel, Inc. had outstanding $125,000,000 principal amount of the 12.5% Notes. The 12.5% Notes provide for an interest rate of 12.5% payable semiannually. By virtue of being an obligation of Merisel, Inc., the 12.5% Notes are effectively subordinated to all liabilities of the Company's subsidiaries,

                        MERISEL, INC. AND SUBSIDIARIES
including trade payables and are not guaranteed by any of the Company's operating entities. The Indenture relating to the 12.5% Notes contains certain covenants that, among other things, limit the type and amount of additional indebtedness that may be incurred by the Company or any of its subsidiaries and impose limitations on investments, loans, advances, sales or transfers of assets, the making of dividends and other payments, the creation of liens, sale-leaseback transactions with affiliates and certain mergers. Without a restructuring or refinancing of the Company's debt, the Company may be unable to make its June 30, 1997 and December 31, 1997 interest payments on the 12.5% Notes and the additional $40,000,000 and $30,000,000 repayments which would be due on June 30, 1997 and December 31, 1997, respectively, on the 11.5% Notes and the Revolving Credit Agreement required before such interest payments can be made. In addition, the restriction on dividend payments contained in the 11.5% Notes and the Revolving Credit Agreement could limit the ability of the Company to repay principal and interest on the 12.5% Notes if, and to the extent that, such limitations prevent cash or other dividends from being paid to the Company. Further, in the event of a default under the 11.5% Notes and the Revolving Credit Agreement, payments of principal and interest on the 12.5% Notes are prohibited.

  On April 14, 1997, the Company obtained a Limited Waiver and Voting Agreement from the required number of holders of the 12.5% Notes. Under the Limited Waiver and Voting Agreement, the holders have agreed to exchange the 12.5% Notes into approximately 80% of the Company's Common Stock. The Company intends to effect the exchange through an exchange offer requiring the tender of 100% of the 12.5% Notes. If less than 100% of the note holders tender such notes, the Company intends to file a "prepacked" plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code. The holders of the required percentage of the outstanding principal amount of 12.5% Notes have agreed to vote in favor of the prepackaged plan subject to fulfillment of the other conditions to the Exchange. In addition, the holders have agreed to waive any defaults arising from the non-payment of interest due in 1997. (See Note 1-- "Liquidity").

  At December 31, 1996, the Company had promissory notes outstanding with an aggregate balance of $10,150,000. Such notes provide for interest at the rate of approximately 7.7% per annum and are repayable in 48 and 60 monthly installments commencing February 1, 1996, with balloon payments due at maturity. The notes are collateralized by certain of the Company's real property and equipment.

  At December 31, 1995, the Company leased certain warehouse and computer equipment under long-term leases and has the option to purchase the equipment for a nominal cost at the termination of the lease. All such leases were related to EML and were assumed by CHS. At December 31, 1996, the Company's only capital lease obligations were $187,000 related to FAB's operations. These obligations were assumed by Synnex as part of the sale of Merisel FAB in the first quarter of 1997. (See Note 12--"Subsequent Events.")

10. COMMITMENTS AND CONTINGENCIES

  The Company leases its facilities and certain equipment under noncancellable operating leases. Future minimum rental payments, under leases that have initial or remaining noncancellable lease terms in excess of one year are $8,148,000 in 1997, $6,920,000 in 1998, $6,367,000 in 1999, $4,218,000 in
2000, $3,279,000 in 2001 and $4,717,000 thereafter. Certain of the leases contain inflation escalation clauses and requirements for the payment of property taxes, insurance, and maintenance expenses. Rent expense for 1994, 1995 and 1996 was $13,447,000, $14,840,000 and $16,284,000, respectively.

  In June 1994, the Company and certain of its officers and/or directors were named in putative securities class actions filed in the United States District Court for the Central District of California, consolidated as In re Merisel, Inc. Securities Litigation. Plaintiffs, who are seeking damages in an unspecified amount, purport to represent a class of all persons who purchased Merisel common stock between November 8, 1993 and June 7, 1994 (the "Class Period"). The complaint, as amended and consolidated, alleges that the defendants inflated the

                        MERISEL, INC. AND SUBSIDIARIES
market price of Merisel's common stock with material misrepresentations and omissions during the Class Period. Plaintiffs contend that such alleged misrepresentations are actionable under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. Following the granting of defendant's first motion to dismiss on December 5, 1994, plaintiffs filed a second consolidated and amended complaint on December 22, 1994. On April 3, 1995, Federal District Judge Real dismissed the complaint with prejudice. The plaintiffs have appealed the dismissal. The parties' appellate briefing to the Ninth Circuit was completed on November 6, 1995. The Ninth Circuit heard oral arguments on June 4, 1996. As of the date of this report there has been no decision from the Ninth Circuit.

  In January 1997, the Company received notice that Tech Pacific had brought a claim in the Supreme Court of New South Wales, Sydney Registry Commercial Division, against the Company, its subsidiary Merisel Asia, Inc. ("Merisel Asia"); Patrick T. Woods, former managing director of Merisel Australia and Michael D. Pickett, former CEO and Chairman of Merisel, in a proceeding captioned Tech Pacific Holdings Limited, v. Merisel, Inc., et. al. In March 1996, Tech Pacific purchased Merisel Australia, Merisel's Australian subsidiary for a purchase price of $9.9 million, pursuant to the Share Purchase Agreement dated as of March 7, 1996 between Merisel Asia and Tech Pacific. The claim asserts various breaches of representations and warranties as well as misleading and deceptive conduct under relevant provisions of Australian law with respect to the financial position of Merisel Australia. The plaintiffs seek to recover specific damages exceeding $8 million as well as unspecific damages plus interest and costs and expenses associated with the claim. The Company intends to defend itself vigorously against this claim; however, the Company is unable at this preliminary point in the proceedings to reasonably estimate the probable loss, if any, that would be incurred.

  The Company is involved in certain other legal proceedings arising in the ordinary course of business, none of which management expects to have a material impact on the Company's financial statements.

11. EMPLOYEE STOCK OPTIONS AND BENEFIT PLANS

  The Company's stock option plans, incentive stock options and nonqualified stock options may be granted to employees, directors, and consultants. The plans authorize the issuance of an aggregate of 4,616,200 shares upon exercise of options granted thereunder. The optionees, option prices, vesting provisions, dates of grant and number of shares granted under the plans are determined primarily by the Board of Directors or the option committee under the stock option plans, though incentive stock options must be granted at prices which are no less than the fair market value of the Company's Common Stock at the date of grant. The following summarizes activity in the plans for the three years ended December 31, 1996:

                                   1994                     1995                    1996
                          ------------------------ ----------------------- ------------------------
                                       WGTD. AVG.              WGTD. AVG.               WGTD. AVG.
                            SHARES    EXER. PRICE    SHARES    EXER. PRICE   SHARES     EXER. PRICE
                          ----------  ------------ ----------  ----------- -----------  -----------
Outstanding at beginning
 of year................   1,856,140  $       7.61  1,902,625  $      9.03   3,191,289  $      7.30
Granted.................     243,500         18.45  1,680,241         5.91     354,500         2.45
Exercised...............    (112,300)         4.23   (112,422)        2.99    (215,000)         .67
Canceled................     (84,715)        11.25   (279,155)       12.43  (1,812,444)        7.04
                          ----------               ----------              -----------
Outstanding at end of
 year...................   1,902,625          9.03  3,191,289         7.30   1,518,345         7.48
                          ----------               ----------              -----------
Option price range for
 Exercised shares.......              $2.00-$11.88             $2.20-$6.25              $0.01-$2.20
                                      ------------             -----------              -----------
Weighted average fair
 value of options
 granted during the
 year...................                           $     3.80              $      1.61
                                                   ----------              -----------

                        MERISEL, INC. AND SUBSIDIARIES

  The following table summarizes information about stock options outstanding at December 31, 1996:

                                   OPTIONS OUTSTANDING       OPTIONS EXERCISABLE
                              ------------------------------ --------------------
                                          WEIGHTED
                                           AVERAGE  WEIGHTED             WEIGHTED
                                NUMBER    REMAINING AVERAGE    NUMBER    AVERAGE
                              OUTSTANDING  LIFE IN  EXERCISE EXERCISABLE EXERCISE
   RANGE OF EXERCISE PRICES   AT 12/31/96   YEARS    PRICE   AT 12/31/96  PRICE
   ------------------------   ----------- --------- -------- ----------- --------
   $ 7.7800 to $ 8.4100....       11,970       4    $ 8.3958    11,970   $ 8.3958
     3.0000 to $ 3.0000....      173,500       5      3.0000   173,500     3.0000
    11.3750 to $11.3750....      182,250       6     11.3750   163,900    11.3750
    11.7500 to $11.8750....      126,500       7     11.8711    95,875    11.8698
    15.0000 to $19.8750....       91,250       8     19.6078    60,250    19.4704
     4.5790 to $ 6.3125....      587,875       9      5.7827   217,750     5.7049
     1.8750 to $ 3.7500....      345,000      10      2.4586         0     0.0000
                               ---------     ---    --------   -------   --------
   $ 1.8750 to $19.8750....    1,518,345                       723,245
                               =========                       =======

  The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's stock option plans been determined based on their fair value at the grant date for options granted in 1995 and 1996 consistent with the provisions of SFAS No. 123, the Corporation's net loss and loss per share would have been reduced to the pro forma amounts indicated below:

                                                              1995      1996
                                                            --------  ---------
                                                              (IN THOUSANDS,
                                                             EXCEPT PER SHARE
                                                                 AMOUNTS)
      Net Loss--As Reported................................ $(83,911) $(140,375)
      Net Loss--Pro Forma..................................  (84,480)  (140,994)
      Loss Per Share--As Reported..........................    (2.82)     (4.68)
      Loss Per Share--Pro Forma............................    (2.83)     (4.70)

  The fair value of each option granted during 1995 and 1996 is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                   1995   1996
                                                                   -----  -----
      Expected life...............................................   5.0    5.0
      Expected volatility......................................... 72.41% 72.69%
      Risk-free interest rate.....................................  6.27%  6.32%
      Dividend Yield..............................................  0.00%  0.00%

  The Company offers a 401(k) savings plan under which all employees who are 21 years of age with at least one year of service are eligible to participate. The plan permits eligible employees to make contributions up to certain limitations, with the Company matching certain of those contributions. The Company's contributions vest 25% per year. The Company contributed $579,000 and $125,000 to the plan during the years ended December 31, 1994 and 1995, respectively. The Company did not make any matching contributions on behalf of its employees in 1996.

                        MERISEL, INC. AND SUBSIDIARIES

12. SUBSEQUENT EVENTS

  As of March 28, 1997, the Company completed the sale of substantially all of the assets of Merisel FAB to a wholly owned subsidiary of Synnex. The sale price, computed based upon the February 21, 1997 balance sheet of Merisel FAB was $31,992,000 consisting of the buyer assuming $11,992,000 of trade payables and accrued liabilities and a $20,000,000 extended payable due to Vanstar Corporation. As part of the sale, the Company agreed to extend rebates to Synnex on future purchases at a defined rate per dollar of purchases, not to exceed $2,000,000. The purchase price is subject to adjustments based upon Merisel FAB's March 28, 1997 balance sheet. In the quarter ended December 31, 1996, the Company recorded an impairment charge of $2,033,000 to adjust Merisel FAB's assets to their fair market value.

13. SEGMENT INFORMATION

  The Company's operations primarily involve a single industry segment--the wholesale distribution of computer hardware and software products. The geographic areas in which the Company operates on an ongoing basis are the United States, and Canada, after taking into account the sale of the Company's other foreign businesses during 1996. Net sales, operating income (before interest, other non-operating expenses and income taxes) and identifiable assets by geographical area were as follows (in thousands):

                           UNITED                  OTHER
                           STATES     CANADA   INTERNATIONAL ELIMINATIONS CONSOLIDATED
                         ----------  --------  ------------- ------------ ------------
1994:
  Net sales............. $3,413,614  $516,616   $1,088,457                 $5,018,687
                         ==========  ========   ==========                 ==========
  Operating income
   (loss)............... $   52,150  $  9,871     $ (1,294)                $   60,727
                         ==========  ========   ==========                 ==========
  Identifiable assets... $  715,082  $147,483   $  337,083     $ (7,778)   $1,191,870
                         ==========  ========   ==========     ========    ==========
1995:
Net sales:
  Net sales............. $3,996,346  $572,569   $1,388,052                 $5,956,967
                         ==========  ========   ==========                 ==========
  Operating loss........  $ (37,825) $ (3,637)   $ (12,760)                 $ (54,222)
                         ==========  ========   ==========                 ==========
  Identifiable assets... $  738,220  $135,482   $  375,878     $(19,246)   $1,230,334
                         ==========  ========   ==========     ========    ==========
1996:
Net sales:
  Net sales............. $3,818,923  $643,730   $1,060,171                 $5,522,824
                         ==========  ========   ==========                 ==========
  Operating income
   (loss)...............  $ (44,295) $ (5,406)  $    1,901                  $ (47,800)
                         ==========  ========   ==========                 ==========
  Identifiable assets... $  623,707  $126,691   $        0     $(19,359)   $  731,039
                         ==========  ========   ==========     ========    ==========

                        MERISEL, INC. AND SUBSIDIARIES

14. QUARTERLY FINANCIAL DATA (UNAUDITED)

  Selected financial information for the quarterly periods for the fiscal years ended 1995 and 1996 is presented below (in thousands, except per share amounts):

                                                    1995
                               ------------------------------------------------
                                MARCH 31    JUNE 30    SEPTEMBER 30 DECEMBER 31
                               ----------  ----------  ------------ -----------
Net sales..................... $1,454,894  $1,379,864   $1,544,018  $1,578,191
Gross profit..................     93,223      85,475       89,253      55,738
Net loss......................     (1,789)     (4,613)        (253)    (77,256)
Net loss per share............      (0.06)      (0.16)       (0.01)      (2.59)
                                                    1996
                               ------------------------------------------------
                                MARCH 31    JUNE 30    SEPTEMBER 30 DECEMBER 31
                               ----------  ----------  ------------ -----------
Net sales..................... $1,536,589  $1,442,668   $1,393,532  $1,150,035
Gross profit..................     87,223      79,587       57,193      65,251
Net (loss) income.............    (13,508)    (11,404)    (117,138)      1,675
Net (loss) income per share...      (0.45)      (0.38)       (3.90)        .06

  In the fourth quarter of 1995, the Company recorded certain items which reduced operating income by approximately $89,400,000. These items included impairment losses on long-lived assets totaling $51,400,000. The remaining $38,000,000 represents adjustments to account balances, primarily in accounts payable. Additional adjustments related to vendor account reconciliations and customer disputes were taken, which amounted to $2,200,000 in each of the first two quarters of 1996, and $23,000,000 in the third quarter of 1996. Additionally, third quarter charges were also recognized for further impairment of certain long lived assets for $40,000,000 and for the loss on the sale of certain assets totaling $33,455,000. In the fourth quarter of 1996, net income includes a $2,033,000 charge to adjust Merisel FAB's assets to their fair value based on the provisions of a definitive agreement to sell such assets in the first quarter of 1997.

15. SUBSEQUENT EVENTS (UNAUDITED)

  On September 19, 1997, the Limited Waiver Agreement (see Note 1--Liquidity and Note 9--"Debt") terminated in accordance with its terms as holders of over 75% of the outstanding principal amount of the 12.5% Notes (the "Consenting Noteholders") declined to grant the Company's request for an extension of such termination date. Prior to the termination of the Limited Waiver Agreement, certain disagreements arose between the Company and the Noteholders over the interpretation of the Company's obligations under the Limited Waiver Agreement, including that the Limited Waiver Agreement did not require either the Board of Directors of the Company (the "Board") or the Company to recommend proposals relating to the Exchange Restructuring to Stockholders and that the Company was not obligated to seek confirmation of a plan of reorganization under Chapter 11 of the Bankruptcy Code by means of the "cramdown" provisions of the Bankruptcy Code if the Stockholders failed to approve the prepackaged plan of reorganization (the "Prepackaged Plan"). On September 4, 1997, the Company filed suit in Delaware Chancery Court (the "Delaware Action") seeking a declaratory judgment with respect to these issues. The Company believes its claims are meritorious and intends to vigorously prosecute its claims in the Delaware Action. There can be no assurance, however, that the Company will ultimately be successful with respect to its claims.

                        MERISEL, INC. AND SUBSIDIARIES

  On September 11, 1997, certain Consenting Noteholders filed an answer to the Company's complaint in the Delaware Action as well as a counterclaim against the Company asserting claims for breach of the Limited Waiver Agreement, unjust enrichment and a declaratory judgment. The counterclaim also asserts a claim for unjust enrichment against Dwight A. Steffensen, the Company's Chief Executive Officer (the "Noteholder Suit"). The Noteholder Suit seeks damages in excess of $100 million from the Company. The Company's alleged breaches include, among other things, that the Board changed its recommendation to Stockholders with respect to proposals relating to the Limited Waiver Agreement. The Board changed its recommendation with respect to these proposals in light of the Company's receipt of a proposal as described below, which, in the Board's determination, was economically superior for Stockholders to the Exchange Restructuring. The Company and Mr. Steffensen believe that they have strong defenses to each of the claims asserted and intend to defend themselves vigorously.

  In addition, on September 19, 1997, the Company received notice from representatives of the lenders under the Operating Companies' Loan Agreements that, in connection with the Company's repayment of the indebtedness under the Operating Companies' Loan Agreement, such lenders believe that they are owed approximately $2.7 million in fees. The Company does not believe any such fee is owed and, has so notified the lenders.

  On September 19, 1997, the Company and Merisel Americas entered into a Stock and Note Purchase Agreement with Phoenix Acquisition Company II, L.L.C. ("Phoenix"), a Delaware limited liability company whose sole member is Stonington Capital Appreciation 1994 Fund L.P. Pursuant to the Stock and Note Purchase Agreement, Phoenix acquired a Convertible Note in the original principal amount of $137.1 million and 4,901,316 shares of Common Stock (the "Initial Shares") for $152,000,000. The Convertible Note is an unsecured obligation of the Company and Merisel Americas which upon issuance required an initial principal payment of $123,900,000 due January 31, 1998 and additional principal payments of $4,400,000 due on each of March 10, 1998, 1999 and 2000, assuming the Convertible Note is not converted into Common Stock prior to that time. On October 10, 1997, Phoenix exercised its option to convert (the "Optional Conversion") $3,296,285.70 principal amount of its Convertible Note into 1,084,305 shares of Common Stock (the "Optional Conversion Shares"). Upon consummation of the Optional Conversion, and as of the Record Date, Phoenix held 5,985,621 shares of Common Stock which represents 16.6% of the outstanding shares as of the Record Date or 19.9% of the outstanding shares as of immediately prior to the issuance of the Initial Shares on September 19, 1997. As a result of the Optional Conversion, the final principal payment due March 10, 2000 has been reduced by $3,296,285.70 for a net payment due on such date of $1,103,714.30. The principal payments due in 1998 and 1999 have not changed as a result of the Optional Conversion.

  The Convertible Note provides that, upon a favorable Stockholder vote and satisfaction of certain other conditions, the Convertible Note will automatically convert into approximately 44 million shares of Common Stock (subject to certain adjustments). The Conversion Shares, the Optional Conversion Shares and the Initial Shares would together represent 50,000,000 shares of Common Stock, or approximately 62.4% of the Common Stock outstanding immediately following consummation of the Conversion.

  On September 19, 1997, as required by the 12.5% Note Indenture, approximately $8 million was deposited with the 12.5% Note Indenture trustee for payment of interest that had previously been waived, and all outstanding indebtedness under the Operating Companies' Loan Agreements was paid in full with the proceeds from the sale of the Common Stock and issuance of the Convertible Note to Phoenix pursuant to the Stock and Note Purchase Agreement. The Company believes that, given such deposit for payment, it is in full compliance with all of its obligations under the 12.5% Indenture.

                         MERISEL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                    SEPTEMBER 30, DECEMBER 31,
                                                        1997          1996
                                                    ------------- ------------
                      ASSETS
                      ------
CURRENT ASSETS:
Cash and cash equivalents..........................   $  66,325    $  44,678
Accounts receivable (net of allowances of $16,144
 and $23,684 for 1997 and 1996, respectively)......     210,798      168,295
Inventories........................................     375,662      392,557
Prepaid expenses and other current assets..........      16,167       16,925
Income taxes receivable............................                    2,183
Deferred income tax benefit........................         477          482
                                                      ---------    ---------
  Total current assets.............................     669,429      625,120
PROPERTY AND EQUIPMENT, NET........................      53,969       61,430
COST IN EXCESS OF NET ASSETS ACQUIRED, NET.........      25,701       41,724
OTHER ASSETS.......................................       7,402        2,765
                                                      ---------    ---------
TOTAL ASSETS.......................................   $ 756,501    $ 731,039
                                                      =========    =========
       LIABILITIES AND STOCKHOLDERS' EQUITY
       ------------------------------------
CURRENT LIABILITIES:
Accounts payable...................................   $ 416,275    $ 383,548
Accrued liabilities................................      44,142       37,544
Income taxes payable...............................       1,488
Convertible Notes-current..........................     128,300
Long-term debt-current.............................       1,677        9,084
Subordinated debt-current..........................                    4,400
                                                      ---------    ---------
  Total current liabilities........................     591,882      434,576
Convertible Notes-long term........................       8,800
Long-term debt.....................................     132,296      268,079
Subordinated debt..................................                   13,200
Capitalized lease obligations......................                      187
                                                      ---------    ---------
TOTAL LIABILITIES..................................     732,978      716,042
STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value, authorized
 1,000,000 shares; none issued or outstanding
 Common stock, $.01 par value, authorized
 50,000,000 shares; 34,979,810 and 30,078,500
 shares outstanding for 1997 and 1996,
 respectively......................................         350          301
Additional paid-in capital.........................     157,152      142,300
Accumulated deficit................................    (127,065)    (121,164)
Cumulative translation adjustment..................      (6,914)      (6,440)
                                                      ---------    ---------
  Total stockholders' equity.......................      23,523       14,997
                                                      ---------    ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........   $ 756,501    $ 731,039
                                                      =========    =========

          See accompanying notes to consolidated financial statements.

                         MERISEL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                   THREE MONTHS ENDED      NINE MONTHS ENDED
                                      SEPTEMBER 30,          SEPTEMBER 30,
                                   --------------------  ----------------------
                                     1997       1996        1997        1996
                                   --------  ----------  ----------  ----------
NET SALES........................  $965,238  $1,393,532  $2,974,093  $4,372,789
COST OF SALES....................   906,730   1,336,339   2,794,954   4,148,786
                                   --------  ----------  ----------  ----------
GROSS PROFIT.....................    58,508      57,193     179,139     224,003
IMPAIRMENT LOSS..................                40,000                  40,000
SELLING, GENERAL & ADMINISTRATIVE
 EXPENSES........................    48,647      84,082     143,518     245,640
                                   --------  ----------  ----------  ----------
OPERATING INCOME (LOSS)..........     9,811     (66,889)     35,621     (61,637)
LOSS ON SALE OF EUROPEAN, MEXICAN
 AND LATIN AMERICAN OPERATIONS...                33,455                  33,455
INTEREST EXPENSE.................     7,029       9,613      23,412      29,085
OTHER EXPENSE....................     4,329       5,726      10,248      16,492
DEBT RESTRUCTURING COSTS.........     3,630                   3,630
                                   --------  ----------  ----------  ----------
LOSS BEFORE INCOME TAXES.........    (5,177)   (115,683)     (1,699)   (140,669)
INCOME TAX PROVISION.............       156       1,455         488       1,381
                                   --------  ----------  ----------  ----------
NET LOSS BEFORE EXTRAORDINARY
 ITEM............................  $ (5,333) $ (117,138) $   (2,157) $ (142,050)
EXTRAORDINARY LOSS ON
 EXTINGUISHMENT OF DEBT..........     3,744                   3,744
                                   --------  ----------  ----------  ----------
NET LOSS.........................  $ (9,077) $ (117,138) $   (5,901) $ (142,050)
                                   ========  ==========  ==========  ==========
EARNINGS PER SHARE:
  LOSS BEFORE EXTRAORDINARY ITEM.  $  (0.17) $    (3.90) $    (0.07) $    (4.75)
  EXTRAORDINARY ITEM.............     (0.12)                  (0.12)
                                   --------  ----------  ----------  ----------
NET LOSS PER SHARE...............  $  (0.29) $    (3.90) $    (0.19) $    (4.75)
                                   ========  ==========  ==========  ==========
WEIGHTED AVERAGE NUMBER OF SHARES
 OUTSTANDING.....................    30,895      30,038      30,351      29,924
                                   ========  ==========  ==========  ==========


          See accompanying notes to consolidated financial statements.

                         MERISEL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                        NINE MONTHS ENDED
                                                          SEPTEMBER 30,
                                                      -----------------------
                                                        1997         1996
                                                      ---------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss............................................. $  (5,901)  $  (142,050)
Adjustments to reconcile net loss to net cash
 provided by operating activities:
  Depreciation and amortization......................     8,655        15,584
  Provision for doubtful accounts....................    11,255        15,451
  Deferred income taxes..............................                   1,086
  Impairment loss....................................                  40,000
  Loss on sale of European, Mexican and Latin
   American businesses...............................                  33,455
Gain on sale of property.............................    (1,530)
Changes in assets and liabilities:
  Accounts receivable................................   (60,262)      103,639
  Inventories........................................    16,894       205,450
  Prepaid expenses and other assets..................    (3,903)      (15,274)
  Income taxes receivable/payable....................     3,676        30,913
  Accounts payable...................................    55,267      (242,084)
  Accrued liabilities................................     6,085        (3,064)
                                                      ---------   -----------
Net cash provided by operating activities............    30,236        43,106
                                                      ---------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment...................    (4,439)       (9,052)
Proceeds from the sale of property...................     5,020         5,976
Earn out obligation--ComputerLand acquisition........                 (13,409)
Cash proceeds from sale of Australian business.......                   8,515
Other investing activities...........................                   1,811
                                                      ---------   -----------
Net cash provided by (used for) investing
 activities..........................................       581        (6,159)
                                                      ---------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving line of credit............   726,308     1,192,650
Repayments under revolving line of credit............  (811,516)   (1,166,650)
Proceeds from Convertible Notes......................   137,100
Net repayments under other bank facilities ..........    (1,176)      (15,170)
Repayment of senior notes............................   (56,805)      (14,000)
Repayment of subordinated debt.......................   (17,600)       (4,400)
Proceeds from issuance of Common Stock...............    14,900           215
                                                      ---------   -----------
Net cash used in financing activities................    (8,789)       (7,355)
                                                      ---------   -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH..............      (381)       (4,047)
                                                      ---------   -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS............    21,647        25,545
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD ......    44,678         1,378
                                                      ---------   -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD............. $  66,325   $    26,923
                                                      =========   ===========

          See accompanying notes to consolidated financial statements.

                        MERISEL, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. GENERAL

  Merisel, Inc., a Delaware corporation and a holding company (together with its subsidiaries, "Merisel" or the "Company"), is a leading distributor of computer hardware, networking equipment and software products. Through its primary operating subsidiary Merisel Americas, Inc. ("Merisel Americas") and its subsidiaries (collectively, the "Operating Company"), the Company markets products and services throughout North America and is a valued partner to a broad range of computer resellers, including value-added resellers (VARs), retailers, and commercial/dealers. The Company also has established the Merisel Open Computing Alliance (MOCA(TM)), which primarily supports Sun Microsystems' UNIX-based product sales and installations.

  The information for the three and nine months ended September 30, 1997 and 1996 has not been audited by independent accountants, but includes all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results for such periods.

  Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to the requirements of the Securities and Exchange Commission, although the Company believes that the disclosures included in these financial statements are adequate to make the information not misleading. The consolidated financial statements as presented herein should be read in conjunction with the consolidated financial statements and notes thereto included in Merisel's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

  1997 Business Strategy--The Company has developed and is implementing a business strategy for 1997 (the "1997 Business Strategy") that focuses on profitable North American revenue growth. Under the 1997 Business Strategy, Merisel is concentrating on strengthening and building its sales infrastructure for the purpose of increasing revenues, improving gross margins, and controlling operating expenses. Other priorities include continuing efforts to achieve operational excellence and implementing a strategy focused on the United States and Canada.

  Liquidity--In 1996, the Company incurred a net loss of $140,375,000 which includes impairment losses of $42,033,000 and a loss on the sale of the Company's European, Mexican and Latin American Business (such businesses are referred to herein as "EML") of $33,455,000. The impairment losses were associated with the intangible assets of the Company's wholly owned subsidiary Merisel FAB, Inc. ("Merisel FAB") which operated the Company's Franchise and Aggregation Business ("FAB"). As of March 28, 1997, the Company sold substantially all of the assets of Merisel FAB to SYNNEX Information Technologies, Inc. ("Synnex"). EML was sold as of September 27, 1996 to CHS Electronics, Inc. ("CHS") (See Note 5--"Dispositions"). In addition to the losses associated with the sale of EML and impairment losses, 1996 operations were impacted by significant charges related to customer disputes, vendor reconcilement and other issues, costs associated with the improvement of certain business processes, and the impact of liquidity constraints on the Company's ability to purchase inventory on favorable terms.

  Debt Restructuring--Although the Company was profitable in the fourth quarter of 1996, the Company did not believe that it could satisfy its debt obligations without a restructuring of its $125,000,000 principal amount of 12 1/2% Senior Notes due 2004 (the "12.5% Notes") and/or the approximately $150,000,000 of outstanding indebtedness of certain subsidiaries of the Company (the "Operating Company Debt"), which required principal repayments of $40,000,000 if the Company made the June 30, 1997 interest payment on the 12.5% Notes, and an additional $30,000,000 if the Company made its December 31, 1997 interest payment on the 12.5% Notes.

                      MERISEL, INC. AND SUBSIDIARIES

                               (UNAUDITED)

  Accordingly, Merisel commenced negotiations with an ad hoc committee of holders of the 12.5% Notes and, effective April 14, 1997, entered into a Limited Waiver and Voting Agreement (the "Limited Waiver Agreement") with holders of more than 75% of the outstanding principal amount of the 12.5% Notes. Pursuant to the terms of the Limited Waiver Agreement, upon the fulfillment of certain conditions, holders of the 12.5% Notes would exchange (the "Exchange") their 12.5% Notes for common stock of the Company (the "Common Stock"), which would equal approximately 80% of the outstanding shares of Common Stock immediately after the Exchange. The Limited Waiver Agreement provided that, immediately after the consummation of the Exchange, the Company would issue warrants (the "Warrants") to purchase up to 17.5% of the shares of Common Stock outstanding immediately after the Exchange to the existing holders of Common Stock. The Warrants would be issued in two series and would have exercise prices of $1.34 and $1.74 per share, respectively. While the Limited Waiver Agreement was in effect, the Consenting Noteholders agreed to waive any default arising from the nonpayment of interest due in 1997 on the 12.5% Notes, but upon the occurrence of an Agreement Termination Event (as defined in the Limited Waiver Agreement), the interest would be due and payable immediately in accordance with the terms of the Indenture governing the 12.5% Notes. The conditions to the Exchange were not met and, on September 19, 1997, the Limited Waiver Agreement terminated in accordance with its terms and the Company paid the interest due with respect to the 12.5% Notes.

  On September 19, 1997 the Company and Merisel Americas entered into a definitive Stock and Note Purchase Agreement with Phoenix Acquisition Company II, L.L.C. ("Phoenix"), a Delaware limited liability company whose sole member is Stonington Capital Appreciation 1994 Fund, L.P. Pursuant to the Stock and Note Purchase Agreement, on September 19, 1997 Phoenix acquired a Convertible
Note in an original aggregate principal amount of $137,100,000 (the "Convertible Note") and 4,901,316 shares of Common Stock (the "Initial Shares") for $14,900,000. The Convertible Note is an unsecured obligation of the Company and Merisel Americas which upon issuance required an initial principal payment of $123,900,000 due January 31, 1998 and additional principal payments of $4,400,000 due on each of March 10, 1998, 1999, and 2000, assuming the Convertible Note is not earlier converted to equity. The Convertible Note provides that, upon the satisfaction of certain conditions, including obtaining stockholder approval, the Convertible Note will automatically convert into 45,098,684 shares of Common Stock (the "Conversion Shares"). The Conversion Shares and Initial Shares would together represent 50,000,000 shares of Common Stock, or approximately 62.4% of the Common Stock outstanding immediately following the issuance of the Conversion Shares (based on the number of shares of Common Stock outstanding as of November 10, 1997).

  The Company used the proceeds from the issuance of the Initial Shares and the Convertible Note to repay all of the Operating Company Debt.

  Recent Developments--On October 10, 1997, Phoenix exercised its option to convert, without any additional payment, $3,296,285.70 principal amount of the Convertible Note into 1,084,305 shares of Common Stock, representing the maximum amount that could be converted prior to obtaining stockholder approval. As of November 10, 1997, Phoenix owned 16.60% of the outstanding Common Stock.

2. NEW ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128, "Earnings per Share" (SFAS 128) which is effective for financial statements issued for periods ending after December 15, 1997. SFAS 128 simplifies the previous standards for computing earnings per share and requires the disclosure of basic and diluted earnings per share. For the year ended December 31, 1996 and for the subsequent interim period reported, the amount reported as net income per common and common equivalent share is not materially different than that which would have been reported for basic and diluted earnings per share in accordance with SFAS 128.

                      MERISEL, INC. AND SUBSIDIARIES

                               (UNAUDITED)

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting for Comprehensive Income" and No. 131, "Disclosures about Segments of an Enterprise and Related Information." These statements are effective for financial statements issued for periods beginning after December 15, 1997. The Company has not yet analyzed the impact of adopting these statements.

3. FISCAL YEAR

  The Company's fiscal year is the 52- or 53-week period ending on the Saturday nearest to December 31. The Company's third quarter is the 13-week period ending on the Saturday nearest to September 30. For simplicity of presentation, the Company has described the interim periods and year-end period as of September 30, and December 31, respectively.

4. EXTRAORDINARY ITEM

  On September 19, 1997, the Company received aggregate proceeds of $152,000,000 from the issuance of the Initial Shares and the Convertible Note. Pursuant to the terms of the Stock and Note Purchase Agreement with Phoenix, the Company used substantially all of such proceeds to repay the Operating Company Debt. In connection with these repayments, the Company recorded an extraordinary loss on the extinguishment of debt of $3,744,000. This amount consisted of a "make whole" premium of $960,000 required to be paid with respect to the Subordinated Notes of Merisel Americas, unamortized prepaid financing fees totaling approximately $2,546,000 and other costs totaling $238,000.

  Because of the losses that the Company sustained in fiscal 1995 and 1996, the Company has utilized all of its NOL carryback capacity in prior years and accordingly, no income tax benefit has been recorded on the loss.

5. DISPOSITIONS

  In March 1996, effective as of January 1, 1996, the Company sold its interest in its wholly owned Australian subsidiary, Merisel Pty Ltd. ("Australia"), to Tech Pacific Holdings Ltd. Under the terms of the agreement, the Company received consideration of $9,900,000 in the form of repayment of certain intercompany debt obligations. The Company recognized a $1,900,000 charge as an impairment loss for the write down of the Australian net assets to their net realizable value in the fourth quarter of 1995.

  On October 4, 1996, Merisel completed the sale of EML to CHS. The sale was effective as of September 27, 1996. A loss of $33,455,000, which includes approximately $7,400,000 of direct costs related to the sale, was recorded on such sale. The sale price, computed based on the combined closing balance sheet of EML, was $147,631,000, consisting of (i) $110,379,000 in cash, (ii) the assumption of Merisel's European asset securitization agreement against which $26,252,000 was outstanding at closing and (iii) a receivable for $11,000,000, which has been paid in full.

  As of March 28, 1997, the Company completed the sale of substantially all of the assets of Merisel FAB to a wholly owned subsidiary of Synnex. The sale price, computed based upon the February 21, 1997 balance sheet of Merisel FAB, was $31,992,000 consisting of the assumption by the buyer of $11,992,000 of trade payables and accrued liabilities and a $20,000,000 extended payable due to Vanstar Corporation. As part of the sale, the Company agreed to extend rebates to Synnex on future purchases at a defined rate per dollar of purchases, not to exceed $2,000,000 in aggregate rebates. In the quarter ended December 31, 1996, the Company recorded an impairment charge of $2,033,000 to adjust Merisel FAB's assets to their estimated fair market value.

                      MERISEL, INC. AND SUBSIDIARIES

                               (UNAUDITED)

  Following is summarized pro forma operating results assuming that the Company had sold the assets of Merisel FAB and EML as of January 1, 1996.

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                        ----------------------
                                                           1996        1997
                                                        ----------  ----------
                                                        (IN THOUSANDS EXCEPT
                                                           PER SHARE DATA)
   Net Sales........................................... $2,536,878  $2,771,915
   Gross Profit........................................    122,813     171,461
   Net Income (loss)...................................    (62,524)     (8,055)
                                                        ==========  ==========
   Net Income (loss) per share......................... $    (2.09) $    (0.27)
                                                        ==========  ==========
   Weighted Average Shares Outstanding.................     29,924      30,351

  EML is not an incorporated entity for which historical financial statements were prepared. The historical balances used in preparing the above pro forma balances represent combined balances obtained from the separate unaudited financial statements for the individual entities comprising EML. The pro forma results include adjustments for general and administrative expenses that would not have been eliminated due to the sale of EML. The pro forma adjustments also include adjustments for amortization of intangible assets and for interest expense on debt repaid with a portion of the proceeds from the sale, net of the effect of an interest rate increase resulting from the renegotiation of certain debt agreements as a result of the sale. Historical balances obtained from FAB's unaudited financial statements were also used in preparing the pro forma balances above.

6. DEBT

  On September 19, 1997, the Company and Merisel Americas issued to Phoenix the Convertible Note in an aggregate principal amount of $137,100,000. The Convertible Note is an unsecured obligation of the Company and Merisel Americas with an initial principal payment of $123,900,000 due January 31, 1998 and additional principal payments of $4,400,000 due on each of March 10, 1998, 1999 and 2000 if the Convertible Note is not earlier converted into Common Stock. The Convertible Note provides that, upon the satisfaction of certain conditions, including obtaining stockholder approval, the Convertible Note will automatically convert into 45,098,684 shares of Common Stock. The Convertible Note bears interest at a rate of 11.5% per annum, which rate increases by an additional 1% per annum each month commencing at the end of November 1997, up to a maximum of 18% per annum. As permitted under the terms of the Convertible Note, the Company and Merisel Americas have elected to defer payment of interest on the Convertible Note. Upon the conversion of the Convertible Note into Common Stock, the deferred and unpaid interest due thereon will be forgiven.

  On September 19, 1997, the Company used substantially all of the $152,000,000 in proceeds from the issuance of the Initial Shares and the Convertible Note to repay indebtedness of its operating subsidiaries consisting of $80,697,000 principal amount outstanding under a revolving credit agreement, $53,798,000 principal amount of 11.5% Notes, and $13,200,000 principal amount of Subordinated Notes. In connection with the repayment of such indebtedness in full, the Company recorded an extraordinary loss on the extinguishment of debt of $3,744,000. This amount consisted of a "make whole" premium of $960,000 required to be paid with respect to the Subordinated Notes, unamortized prepaid financing fees totaling approximately $2,546,000 and other costs totaling $238,000.

                      MERISEL, INC. AND SUBSIDIARIES

                               (UNAUDITED)

  At September 30, 1997, the Company had outstanding $125,000,000 principal amount of the 12.5% Notes which mature on December 31, 2004. Additionally, at September 30, 1997, the Company had promissory notes outstanding with an aggregate balance of $8,974,000. Such notes provide for interest at the rate of approximately 7.7% per annum and are repayable in 48 to 60 monthly installments commencing February 1, 1996, with balloon payments due at maturity. The notes are collateralized by certain of the Company's real property and equipment.

  On October 10, 1997, Phoenix exercised its option to convert, without any additional payment, $3,296,285.70 principal amount of the Convertible Note into 1,084,305 shares of Common Stock, representing the maximum amount that could be converted prior to obtaining stockholder approval. As of November 10, 1997, Phoenix owned 16.60% of the outstanding Common Stock.

  See Note 1--"Debt Restructuring Liquidity" for a discussion of the Company's proposed debt restructuring.

7. EARNINGS PER SHARE

  Earnings per share is computed by dividing earnings by the weighted average number of shares of Common Stock outstanding during the related period, including Common Stock options when dilutive.

8. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

  Cash paid (received) in the nine month periods ended September 30 for interest and income taxes was as follows:

                                                               1997      1996
                                                              -------  --------
                                                               (IN THOUSANDS)
       Interest.............................................. $18,412  $ 36,208
       Income taxes.......................................... $(6,687) $(30,370)

  Effective March 28, 1997, the Company sold substantially all of the assets of Merisel FAB. The recorded sale price was $31,992,000, consisting of the assumption of $11,992,000 of trade payables and accrued liabilities and a $20,000,000 extended payable due to a third party, in full consideration for the assets (See Note 5--"Dispositions").

                                                                        ANNEX I

                           CERTIFICATE OF AMENDMENT
                                    TO THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                                 MERISEL, INC.

                               ----------------

                    PURSUANT TO SECTION 242 OF THE GENERAL
                   CORPORATION LAW OF THE STATE OF DELAWARE

                               ----------------

  Merisel, Inc., a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

  FIRST: The first paragraph of Article IV of the Corporation's Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

    "The corporation is authorized to issue a total of 151,000,000 shares of stock which shall be divided into two classes of shares designated "Common Stock" and "Preferred Stock," respectively. The number of shares of Common Stock authorized to be issued is 150,000,000 shares with a par value of $.01 per share, and the number of shares of Preferred Stock authorized to be issued is 1,000,000 shares with a par value of $.01 per share."

  SECOND: The foregoing amendment was duly adopted in accordance with
Section 242 of the General Corporation Law of the State of Delaware.

  IN WITNESS WHEREOF, Merisel, Inc. has caused this Certificate of Amendment
to be duly executed in its corporate name this [  ] day of [      ], 1997.

                                          MERISEL, INC.

                                          By: _________________________________
                                             Name: Dwight A. Steffensen
                                             Title: Chief Executive Officer

                                                                        ANNEX II






                                 MERISEL, INC.

                      1997 STOCK AWARD AND INCENTIVE PLAN

                                 MERISEL, INC.

                      1997 STOCK AWARD AND INCENTIVE PLAN

     SECTION                                                                PAGE
     -------                                                                ----
      1. Purpose; Types of Awards; Construction...........................    1
      2. Definitions......................................................    1
      3. Administration...................................................    4
      4. Eligibility......................................................    5
      5. Stock Subject to the Plan........................................    5
      6. Specific Terms of Awards.........................................    5
      7. Change in Control Provisions.....................................    8
      8. Loan Provisions..................................................    9
      9. General Provisions...............................................    9

1. PURPOSE; TYPES OF AWARDS; CONSTRUCTION.

  The purposes of the 1997 Stock Award and Incentive Plan of Merisel, Inc. (the "Plan") is to afford an incentive to reinforce the long-term commitment to the Company's success of those directors, officers and other employees of the Company and its Subsidiaries who are or will be responsible for such success; to facilitate the ownership of the Company's stock by such individuals, thereby aligning their interests with those of the Company's stockholders; and to assist the Company in attracting and retaining directors, officers and other employees with experience and ability. Pursuant to Section 6 of the Plan, there may be granted Stock Options (including "incentive stock options" and "nonqualified stock options"), stock appreciation rights and limited stock appreciation rights (either in connection with options granted under the Plan or independently of options), restricted stock, restricted stock units, performance shares and other stock-or cash-based awards. The Plan also provides the authority to make loans to purchase shares of common stock of the Company. The Plan is designed to comply with the requirements of Regulation G (12 C.F.R. (S)207) regarding the purchase of shares on margin, the requirements for "performance-based compensation" under Section 162(m) of the Code and the conditions for exemption from short-swing profit recovery rules under Rule 16b-3 of the Exchange Act, and shall be interpreted in a manner consistent with the requirements thereof.

2. DEFINITIONS.

  For purposes of the Plan, the following terms shall be defined as set forth below:

  (a) "Award" means any Option, SAR (including a Limited SAR), Restricted Stock, Restricted Stock Unit, Performance Share or Other Stock-Based Award or Other Cash-Based Award granted under the Plan.

  (b) "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

  (c) "Beneficiary" means the person, persons, trust or trusts which have been designated by a Grantee in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under the Plan upon his or her death, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

  (d) "Board" means the Board of Directors of the Company.

  (e) "Change in Control" means a change in control of the Company which will be deemed to have occurred if:

    (i) any "person," as such term is used in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof except that such term shall not include (A) the Company or any of its subsidiaries, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities,
  (D) any corporation owned, directly or indirectly, by the stock holders of the Company in substantially the same proportions as their ownership of Stock, or (E) any person or group as used in Rule 13d-1(b) under the Exchange Act, is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 50% or more of the combined voting power of the Company's then outstanding securities;

    (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than (A) a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i),
  (iii), or (iv) of this Section 2(f) or (B) other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

    (iii) there is consummated a merger or consolidation of the Company or any or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 75% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as defined above) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 25% or more of the combined voting power of the Company's then outstanding securities; or

    (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect) other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

  (f) "Change in Control Price" means the higher of (i) the highest price per share paid in any transaction constituting a Change in Control or (ii) the highest Fair Market Value per share at any time during the 60-day period preceding or following a Change in Control.

  (g) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

  (h) "Committee" means the Board or the committee established by the Board to administer the Plan, the composition of which shall at all times satisfy the provisions of Rule 16b-3.

  (i) "Company" means Merisel, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

  (j) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

  (k) "Fair Market Value" means, with respect to Stock or other property, the fair market value of such Stock or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the per share Fair Market Value of Stock as of a particular date shall mean (i) the closing sales price per share of Stock on the national securities exchange on which the Stock is principally traded, for the last preceding date on which there was a sale of such Stock on such exchange, or (ii) if the shares of Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Stock in such over-the-counter market for the last preceding date on which there was a sale of such Stock in such market, or
(iii) if the shares of Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

  (l) "Grantee" means a person who, as an employee or independent contractor of the Company, a Subsidiary or an Affiliate, has been granted an Award or Loan under the Plan.

  (m) "ISO" means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

  (n) "Limited SAR" means a right granted pursuant to Section 6(c) which shall, in general, be automatically exercised for cash upon a Change in Control.

  (o) "Loan" means the proceeds from the Company borrowed by a Plan participant under Section 8 of the Plan.

  (p) "NQSO" means any Option that is designated as a nonqualified stock option.

  (q) "Option" means a right, granted to a Grantee under Section 6(b), to purchase shares of Stock. An Option may be either an ISO or an NQSO; provided that, ISO's may be granted only to employees of the Company or a Subsidiary.

  (r) "Other Cash-Based Award" means cash awarded under Section 6(h), including cash awarded as a bonus or upon the attainment of specified performance criteria or otherwise as permitted under the Plan.

  (s) "Other Stock-Based Award" means a right or other interest granted to a Grantee under Section 6(h) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, including, but not limited to (1) unrestricted Stock awarded as a bonus or upon the attainment of specified performance criteria or otherwise as permitted under the Plan, and (2) a right granted to a Grantee to acquire Stock from the Company for cash and/or a promissory note containing terms and conditions prescribed by the Committee.

  (t) "Performance Share" means an Award of shares of Stock to a Grantee under
Section 6(h) that is subject to restrictions based upon the attainment of specified performance criteria.

  (u) "Plan" means this Merisel, Inc. 1997 Stock Award and Incentive Plan, as amended from time to time.

  (v) "Restricted Stock" means an Award of shares of Stock to a Grantee under
Section 6(d) that may be subject to certain restrictions and to a risk of forfeiture.

  (w) "Restricted Stock Unit" means a right granted to a Grantee under Section 6(e) to receive Stock or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of specified performance or other criteria.

  (x) "Rule 16b-3" means Rule 16b-3, as from time to time in effect promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, including any successor to such Rule.

  (y) "Stock" means shares of the common stock, par value $.01 per share, of the Company.

  (z) "SAR" or "Stock Appreciation Right" means the right, granted to a Grantee under Section 6(c), to be paid an amount measured by the appreciation in the Fair Market Value of Stock from the date of grant to the date of exercise of the right, with payment to be made in cash, Stock, or property as specified in the Award or determined by the Committee.

  (aa) "Securities Act" means the Securities Act of 1933, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

  (ab) "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of granting of an Award, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

3. ADMINISTRATION.

  The Plan shall be administered by the Committee. The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards and make Loans; to determine the persons to whom and the time or times at which Awards shall be granted and Loans shall be made; to determine the type and number of Awards to be granted and the amount of any Loan, the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award or Loan; and to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered; to make adjustments in the terms and conditions of, and the criteria and performance objectives (if any) included in, Awards and Loans in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award or Loan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Award Agreements and any promissory note or agreement related to any Loan (which need not be identical for each Grantee); and to make all other determinations deemed necessary or advisable for the administration of the Plan.

  The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Commit tee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, and any Subsidiary or Grantee (or any person claiming any rights under the Plan from or through any Grantee) and any stockholder.

  No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted or Loan made hereunder.

4. ELIGIBILITY.

  Subject to the conditions set forth below, Awards and Loans may be granted to directors and selected employees of the Company and its present or future Subsidiaries, in the discretion of the Committee. In determining the persons to whom Awards and Loans shall be granted and the type of any Award or the amount of any Loan (including the number of shares to be covered by such Award), the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5. STOCK SUBJECT TO THE PLAN.

  The maximum number of shares of Stock reserved for the grant of Awards under the Plan shall be 8,000,000 shares of Stock, (subject to adjustment as provided herein); provided that, if the Stonington Conversion (as defined in
the Proxy Statement of the Company dated [      ], 1997) does not become
effective for any reason, then the maximum number of shares reserved for the grant of awards under the Plan shall be 3,000,000 shares of Stock (subject to adjustment as provided herein); and provided further that, such number of shares shall be decreased to the extent that shares of Stock remain subject to outstanding options or other stock-based awards under any other incentive or bonus plan of the Company. No more than 100% of the total shares available for grant may be awarded to a single individual in a single year. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the Grantee, the shares of stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan; provided that, in the case of forfeiture, cancellation, exchange or surrender of shares of Restricted Stock or Restricted Stock Units with respect to which dividends have been paid or accrued, the number of shares with respect to such Awards shall not be available for Awards hereunder unless, in the case of shares with respect to which dividends were accrued but unpaid, such dividends are also forfeited, cancelled, exchanged or surrendered. Upon the exercise of any Award granted in tandem with any other Awards or awards, such related Awards or awards shall be cancelled to the extent of the number of shares of Stock as to which the Award is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for Awards under the Plan.

  In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Stock which may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Stock issued or issuable in respect of outstanding Awards, and (iii) the exercise price, grant price, or purchase price relating to any Award; provided that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(h) of the Code.

6. SPECIFIC TERMS OF AWARDS.

  (a) General. The term of each Award shall be for such period as may be determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Stock, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments. In addition to the foregoing, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, such addition al terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

  (b) Options. The Committee is authorized to grant Options to Grantees on the following terms and conditions:

    (i) Type of Award. The Award Agreement evidencing the grant of an Option under the Plan shall designate the Option as an ISO or an NQSO.

    (ii) Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee; provided that, in the case of an ISO, such exercise price shall be not less than the Fair Market Value of a share on the date of grant of such Option, and in no event shall the exercise price for the purchase of shares be less than par value. The exercise price for Stock subject to an Option may be paid in cash or by an exchange of Stock previously owned by the Grantee, or a combination of both, in an amount having a combined value equal to such exercise price. A Grantee may also elect to pay all or a portion of the aggregate exercise price by having shares of Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price withheld by the Company or sold by a broker-dealer under circumstances meeting the requirements of 12 C.F.R. (S) 220 or any successor thereof.

    (iii) Term and Exercisability of Options. Unless otherwise provided in an Award Agreement, the date on which the Committee adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted. Options shall be exercisable over the exercise period (which shall not exceed ten years from the date of grant), at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement; provided that, the Committee shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. An Option may be exercised to the extent of any or all full shares of Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee or its designated agent.

    (iv) Termination of Employment, etc. An Option may not be exercised unless the Grantee is then in the employ of, or then maintains an independent contractor relationship with, the Company or a Subsidiary or an Affiliate (or a company or a parent or subsidiary company of such company issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies), and unless the Grantee has remained continuously so employed, or continuously maintained such relationship, since the date of grant of the Option; provided that, the Award Agreement may contain provisions extending the exercisability of Options, in the event of specified terminations, to a date not later than the expiration date of such Option.

    (v) Other Provisions. Options may be subject to such other conditions including, but not limited to, restrictions on transferability of the shares acquired upon exercise of such Options, as the Committee may prescribe in its discretion or as may be required by applicable law.

  (c) SARs and Limited SARs. The Committee is authorized to grant SARs and Limited SARs to Grantees on the following terms and conditions:

    (i) In General. Unless the Committee determines otherwise, an SAR or a Limited SAR (1) granted in tandem with an NQSO may be granted at the time of grant of the related NQSO or at any time thereafter or (2) granted in tandem with an ISO may only be granted at the time of grant of the related ISO. An SAR or Limited SAR granted in tandem with an Option shall be exercisable only to the extent the underlying Option is exercisable.

    (ii) SARs. An SAR shall confer on the Grantee a right to receive an amount with respect to each share subject thereto, upon exercise thereof, equal to the excess of (1) the Fair Market Value of one share of Stock on the date of exercise over (2) the grant price of the SAR (which in the case of an SAR granted in tandem with an Option shall be equal to the exercise price of the underlying Option, and which in the case of any other SAR shall be such price as the Committee may determine).

    (iii) Limited SARs. A Limited SAR shall confer on the Grantee a right to receive with respect to each share subject thereto, automatically upon the occurrence of a Change in Control, an amount equal in value to the excess of (1) the Change in Control Price (in the case of a LSAR granted in tandem with an ISO, the Fair Market Value), of one share of Stock on the date of such Change in Control over (2) the grant price of the Limited SAR (which in the case of a Limited SAR granted in tandem with an Option shall be equal to the exercise price of the underlying Option, and which in the case of any other Limited SAR shall be such price as the Committee determines); provided that, in the case of a Limited SAR granted to a Grantee who is subject to the reporting requirements of Section 16(a) of the Exchange Act (a "Section 16 Individual"), such Section 16 Individual shall only be entitled to receive such amount if such Limited SAR has been outstanding for at least six (6) months as of the date of the Change in Control.

  (d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Grantees on the following terms and conditions:

    (i) Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine. Such restrictions may include factors relating to the increase in the value of the Stock or to individual or Company performance such as the attainment of certain specified individual, divisional or Company-wide performance goals, sales volume increases or increases in earnings per share. Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Grantee granted Restricted Stock shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Stock and the right to receive dividends thereon.

    (ii) Forfeiture. Upon termination of employment with or service to the Company, or upon termination of the independent contractor relationship, as the case may be, during the applicable restriction period, Restricted Stock and any accrued but unpaid dividends that are at that time subject to restrictions shall be forfeited; provided that, the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

    (iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Grantee, such certificates shall bear an appropriate legend refer ring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company shall retain physical possession of the certificate.

    (iv) Dividends. Dividends paid on Restricted Stock shall be either paid at the dividend payment date, or deferred for payment to such date as determined by the Committee, in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends. Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

  (e) Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Grantees, subject to the following terms and conditions:

    (i) Award and Restrictions. Delivery of Stock or cash, as determined by the Committee, will occur upon expiration of the deferral period specified for Restricted Stock Units by the Committee. In addition, Restricted Stock Units shall be subject to such restrictions as the Committee may impose, at the date of grant or thereafter, which restrictions may lapse at the expiration of the deferral period or at earlier or later specified times, separately or in combination, in installments or otherwise, as the Committee may determine. Such restrictions may include factors relating to the increase in the value of the Stock or to individual or Company performance such as the attainment of certain specified individual, divisional or Company-wide performance goals, sales volume increases or increases in earnings per share.

    (ii) Forfeiture. Upon termination of employment or termination of the independent contractor relationship during the applicable deferral period or portion thereof to which forfeiture conditions apply, or upon failure to satisfy any other conditions precedent to the delivery of Stock or cash to which such Restricted Stock Units relate, all Restricted Stock Units that are then subject to deferral or restriction shall be forfeited; provided that, the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock Units.

  (f) Stock Awards in Lieu of Cash Awards. The Committee is authorized to grant Stock as a bonus, or to grant other Awards, in lieu of Company commitments to pay cash under other plans or compensatory arrangements. Stock or Awards granted hereunder shall have such other terms as shall be determined by the Committee.

  (g) Performance Shares and Other Stock- or Cash-Based Awards. The Committee is authorized to grant to Grantees Performance Shares and/or Other Stock-Based Awards or Other Cash-Based Awards as an element of or supplement to any other Award under the Plan, as deemed by the Committee to be consistent with the purposes of the Plan. Such Awards may be granted with value and payment contingent upon performance of the Company or any other factors designated by the Committee, or valued by reference to the performance of specified Subsidiaries. The Committee shall determine the terms and conditions of such Awards at the date of grant or, to the extent permitted by Section 162(m) of the Code, thereafter; provided, that performance objectives for each year shall be established by the Committee not later than the latest date permissible under Section 162(m) of the Code. Such performance objectives may be expressed in terms of one or more financial or other objective goals. Financial goals may be expressed, for example, in terms of sales, earnings per share, stock price, return on equity, net earnings growth, net earnings, related return ratios, cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), return on assets or total stockholder return. Other objective goals may include the attainment of various productivity and long-term growth objectives, including, without limitation reductions in the Corporation's overhead ratio and expense to sales ratios. Any criteria may be measured in absolute terms or as compared to another corporation or corporations. To the extent applicable, any such performance objective shall be determined (i) in accordance with the Corporation's audited financial statements and generally accepted accounting principles and reported upon by the Corporation's independent accountants or (ii) so that a third party having knowledge of the relevant facts could determine whether such performance objective is met. Performance objectives shall include a threshold level of performance below which no Award payment shall be made, levels of performance above which specified percentages of target Awards shall be paid, and a maximum level of performance above which no addition al Award shall be paid. Performance objectives established by the Committee may be (but need not be) different from year-to-year and different performance objectives may be applicable to different Grantees.

7. CHANGE IN CONTROL PROVISIONS.

  The Committee or the Board may provide, either at the time of the grant of an Award or at any time prior to the occurrence of a Change of Control, for any or all of the following provisions to apply to an Award:

  (a) any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested; and

  (b) the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to any other Award granted under the Plan shall lapse and such Awards shall be deemed fully vested, and any performance conditions imposed with respect to Awards shall be deemed to be fully achieved.

  (c) any indebtedness incurred pursuant to Section 8 of this Plan shall be forgiven and the collateral pledged in connection with any such Loan shall be released; and

  (d) the value of all outstanding Awards shall, to the extent determined by the Committee at or after grant, be cashed out on the basis of the Change of Control Price as of the date the Change of Control occurs or such other date as the Committee may determine prior to the Change of Control.

8. LOAN PROVISIONS.

  Subject to the provisions of the Plan and all applicable federal and state laws, rules and regulations (including the requirements of Regulation G (12 C.F.R. (S)207)), the Committee shall have the authority to make Loans to Grantees (on such terms and conditions as the Committee shall determine), to enable such Grantees to purchase shares in connection with the realization of Awards under the Plan. Loans shall be evidenced by a promissory note or other agreement, signed by the borrower, which shall contain provisions for repayment and such other terms and conditions as the Committee shall determine.

9. GENERAL PROVISIONS.

  (a) Approval of Shareholders. The Plan shall take effect upon its adoption by the Board but the Plan (and any grants of Awards made prior to the shareholder approval mentioned herein) shall be subject to ratification by the holder(s) of a majority of the issued and outstanding shares of voting securities of the Company entitled to vote, which ratification must occur within twelve (12) months of the date that the Plan is adopted by the Board. In the event that the shareholders of the Company do not ratify the Plan at a meeting of the shareholders at which such issue is considered and voted upon, then upon such event the Plan and all rights hereunder shall immediately terminate and no Grantee (or any permitted transferee thereof) shall have any remaining rights under the Plan or any Award Agreement entered into in connection herewith.

  (b) Nontransferability. Awards shall not be transfer able by a Grantee except by will or the laws of descent and distribution or, if then permitted under Rule 16b-3, pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall be exercisable during the lifetime of a Grantee only by such Grantee or his guardian or legal representative.

  (c) No Right to Continued Employment, etc. Nothing in the Plan or in any Award or Loan granted or any Award Agreement, promissory note or other agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ of or to continue as an independent contractor of the Company, any subsidiary or any Affiliate or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement, promissory note or other agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary or Affiliate to terminate such Grantee's employment or independent contractor relationship.

  (d) Taxes. The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any other payment to a Grantee, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Grantee's tax obligations.

  (e) Amendment and Termination of the Plan. The Board may at any time and from time-to-time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, no amendment which requires stockholder approval in order for the Plan to continue to comply with Rule 16b-3, shall be effective unless the same shall be approved by the requisite vote of the stockholders of the Company entitled to vote thereon.

Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Grantee, without such Grantee's consent, under any Award or Loan theretofore granted under the Plan.

  (f) No Rights to Awards or Loans; No Stockholder Rights. No Grantee shall have any claim to be granted any Award or Loan under the Plan, and there is no obligation for uniformity of treatment of Grantees. Except as provided specifically herein, a Grantee or a transferee of an Award shall have no rights as a stockholder with respect to any shares covered by the Award until the date of the issuance of a stock certificate to him for such shares.

  (g) Unfunded Status of Awards. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award shall give any such Grantee any rights that are greater than those of a general creditor of the Company.

  (h) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or other wise eliminated.

  (i) Regulations and Other Approvals.

    (I) The obligation of the Company to sell or deliver Common Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

    (II) Each Award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Common Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Stock, no such Award shall be granted or payment made or Common Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

    (III) In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Common Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Committee may require a Grantee receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to the Company in writing that the Common Stock acquired by such Grantee is acquired for investment only and not with a view to distribution.

  (j) Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

  (k) Effective Date; Plan Termination. The Plan shall take effect upon its adoption by the Board (the "Effective Date"), but the Plan (and any grants of Awards made prior to the stockholder approval mentioned herein), shall be subject to the approval of the holder(s) of a majority of the issued and outstanding shares of voting securities of the Company entitled to vote, which approval must occur within twelve months of the date the Plan is adopted by the Board. In the absence of such approval, such Awards shall be null and void.

                                                                      ANNEX III

                   [DONALDSON, LUFKIN & JENRETTE LETTERHEAD]

                              September 18, 1997

Board of Directors
Merisel, Inc.
200 Continental Boulevard
El Segundo, CA 90245

Ladies and Gentlemen:

  You have requested our opinion as to the fairness from a financial point of view of the consideration to be received by Merisel, Inc. (the "Company") for issuing 4,901,316 shares (the "Purchased Shares") of common stock, par value $.01 per share (the "Common Stock"), and $137.1 million principal amount of convertible promissory notes (the "Notes") to Phoenix Acquisition Company II, L.L.C. (the "Lender"), an affiliate of Stonington Partners, Inc. ("Stonington"), pursuant to the terms of a Stock and Note Purchase Agreement (the "Agreement"), to be dated September 19, 1997, by and among the Lender, the Company and Merisel Americas, Inc., a wholly owned subsidiary of the Company ("Merisel Americas"). The issuance of the Purchased Shares and Notes is herein referred to as the "Transaction."

  Pursuant to the Agreement, the Lender will purchase the Purchased Shares and the Notes for aggregate consideration in the amount of $152 million (the "Consideration"). In addition, the Agreement requires that the Company pay to the Lender a transaction fee of $3 million at closing. The Agreement also requires the Lender to use its best efforts to obtain, on behalf of the Company, an executed commitment letter for a revolving credit facility to provide working capital for the Company's subsidiaries and, if it is unable to do so, to provide a revolving credit facility of at least $50 million for such purpose.

  Upon the receipt of the approval of the stockholders of the Company and the satisfaction or waiver of certain other conditions contained in the Agreement, including the condition that there shall be no finding that the Company has breached or is in breach of any material obligation under either the Limited Waiver and Agreement to Amend dated as of April 14, 1997 (the "Limited Waiver and Agreement to Amend") or the Limited Waiver and Voting Agreement dated as of April 11, 1997 (the "Limited Waiver and Voting Agreement"), together providing for an alternative restructuring (the "Restructuring"), the full unpaid principal amount of the Notes and the right to receive all accrued and unpaid interest (including deferred interest and interest on deferred interest, if any) (the "Related Accrued Interest Rights") will be converted into Common Stock, which conversion will occur automatically upon the satisfaction or waiver of such conditions, without any further action on the part of the holders. In addition, any holder of the Notes may at any time, upon the satisfaction or waiver of certain conditions, convert a portion of the Notes and the Related Accrued Interest Rights into a maximum of 19.9% of the Common Stock issued and outstanding immediately prior to the proposed conversion, reduced by the number of shares of Common Stock previously purchased by any of the holders of Notes pursuant to the Agreement. The initial conversion rate is 328.9473684211 shares of Common Stock for each $1,000 principal amount of Notes, together with any and all Related Accrued Interest Rights. The Company has advised us that as of September 18, 1997, 30,078,495 shares of Common Stock were issued and outstanding. Assuming conversion of all of the Notes as of September 18, 1997, 50,000,000 shares of Common Stock (including the Purchased Shares) would have been issued to the Lender at a price of $3.04 per share, which shares would have represented approximately 62.4% of the outstanding shares of Common Stock following such conversion.

  The principal amount of the Notes matures on dates from January 31, 1998 to March 10, 2000 and bear interest at a rate per annum at all times equal to 11.5% per annum, increasing by an additional 1% at the end of each month commencing at the end of the second month after the date of the Notes for as long as any portion of the Notes remains outstanding; provided, however, that the maximum interest rate payable under the Notes will be 18.0% per annum. The Company and Merisel Americas may, at their option, elect to defer payment of any

                                     III-1
interest on the Notes due on any interest payment date. If such election is made, interest will accrue on the amount of such deferred interest.

  In arriving at our opinion, we have reviewed the Agreement, the Limited Waiver and Agreement to Amend, the Limited Waiver and Voting Agreement, the Company's Registration Statement on Form S-4 (Registration No. 333-27369) and financial and other information that was publicly available or furnished to us by the Company including information provided during discussions with its management. Included in the information provided during discussions with the Company's management were certain internal financial projections of the Company for the period beginning January 1, 1997 ending December 31, 2001 prepared by management of the Company. In addition, we have compared certain financial aspects of the Transaction and the Restructuring, compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Common Stock of the Company, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

  In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on the advice of counsel to the Company, including with respect to the termination of the Limited Waiver Agreement and the potential outcome of any litigation relating thereto.

  We have assumed that the Limited Waiver Agreement will terminate in accordance with its terms prior to consummation of the Transaction and that the Company will use the proceeds from the issuance of the Purchased Shares and the Notes to repay the outstanding indebtedness under certain agreements with the Company's subsidiaries and the transaction fee to the Lender, as provided in the Agreement. The Company has advised us that it also intends to pay unpaid interest of approximately $8 million on its 12 1/2% Senior Notes due 2004 and that, upon such payments, the Company will be in full compliance with all of its outstanding debt obligations. We understand that such indebtedness may be accelerated if such payments are not made following termination of the Limited Waiver Agreement.

  We have also assumed that the market price of the Common Stock is higher than it otherwise would be in the absence of the proposals made by Stonington, including the proposal for the Transaction. On July 14, 1997, the day prior to the announcement of the initial proposal made by Stonington, the market price of the Common Stock was $2.03125. On September 17, 1997, the market price of the Common Stock was $4.1875, We are expressing no opinion as to the price at which the Common Stock will actually trade at any time.

  Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the Board's decision to proceed with the Transaction. Our opinion does not constitute a recommendation as to any stockholder as to how such stockholder should vote on the proposed Transaction.

  Donaldson, Lufkin & Jenrette Securities Corporation, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

                                     III-2

  Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Consideration to be received by the Company pursuant to the Agreement is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          Donaldson, Lufkin & Jenrette
                                          Securities Corporation

                                             /s/ J. Halisey Kennedy
                                          By: _________________________________
                                             J. Halisey Kennedy
                                             Senior Vice President

                                     III-3

                                                                        ANNEX IV


PROXY
                                 MERISEL, INC.

IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS REFERRED
                             TO IN (1), (2) AND (3)

  The undersigned hereby appoints Dwight A. Steffensen and James E. Illson and each of them the undersigned's true and lawful attorneys and proxies (with full power of substitution in each) to vote all Common Stock of Merisel, Inc. (the "Company"), standing in the undersigned's name, at the Special Meeting of Stockholders of the Company to be held at 200 Continental Boulevard, El Segundo, California, on December 16, 1997 at 8:30 a.m., Los Angeles time (including any adjournments or postponements thereof, the "Stockholders' Meeting"), upon those matters as described in the Proxy Statement for the meeting and such other matters as may properly come before such meeting. The Stockholder votes with respect to the Stonington Conversion will not be effective unless and until the Charter Amendment is approved at the Stockholders' Meeting and filed with the Secretary of State of Delaware. The Board of Directors has reserved the right, pursuant to Delaware law, to abandon the Charter Amendment even if the Company's Stockholders authorize the Charter Amendment.

  A vote FOR the following proposals described in the Proxy Statement for the Stockholders' Meeting is recommended:

  1. Approve the Charter Amendment

                         [_] FOR[_] AGAINST[_] ABSTAIN

  2. Approve the Stonington Conversion

                         [_] FOR[_] AGAINST[_] ABSTAIN

  3. Approve the Stock Award and Incentive Plan

                         [_] FOR[_] AGAINST[_] ABSTAIN


  If any other business is transacted at the Stockholders' Meeting, the Proxy shall be voted in accordance with the best judgment of the above-named attorneys and proxies.
                           Continued on Reverse Side




                                 MERISEL, INC.
                             PROXY FOR COMMON STOCK

 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR SPECIAL MEETING OF STOCKHOLDERS
                             DECEMBER 16, 1997

                                                  Dated: ________________, 1997

                                                  -----------------------------
                                                   (Signature of Stockholder)

                                                  -----------------------------
                                                   (Signature of Stockholder)

                                                  Please sign your name
                                                  exactly as it appears
                                                  hereon. If acting as
                                                  attorney, executor, trustee,
                                                  or in other representative
                                                  capacity, please sign name
                                                  and title. If stock is held
                                                  jointly, each joint owner
                                                  should sign.

                                                  PLEASE SIGN, DATE AND RETURN
                                                  PROMPTLY IN THE ENCLOSED
                                                  ENVELOPE